ExxonMobil

# 2002 Financial & Operating Review

## Staying the course…

Yesterday, Today and Tomorrow

CORPORATE	1-17

SAFETY, HEALTH & ENVIRONMENT	18-19

TECHNOLOGY	20-23

UPSTREAM	24-61

DOWNSTREAM	62-75

CHEMICAL	76-83

COAL AND MINERALS	84

FREQUENTLY USED TERMS	85-88

Projections, targets, expectations, estimates, and business plans in this report are forward-looking statements. Actual future results, including demand growth and energy mix; capacity growth; project plans, dates, and capacities; production rates and resource recoveries; and efficiency gains and savings could differ materially due to, for example, changes in market conditions affecting the oil and gas industry; war and other political or security disturbances; changes in, and adherence by countries to, OPEC quotas; weather; the occurrence and duration of economic recessions; the outcome of commercial negotiations; and other factors discussed in this report and under the the heading “Factors Affecting Future Results” on our web site and in Item 1 of ExxonMobil’s most recent Form 10-K.

Definitions of certain financial and operating measures and other terms used in this report are contained in the section titled “Frequently Used Terms” on pages 85 through 88. In the case of financial measures that we believe constitute “non-GAAP financial measures” under SEC Regulation G, the definitions also include a reconciliation to the most comparable GAAP measure and other information required by that rule.

Certain prior-period amounts include reclassifications to reflect a previously announced change in segment reporting. Earnings of divested coal and copper mining businesses are reported as discontinued operations.

EXXONMOBIL’S COMPETITIVE STRENGTHS

ExxonMobil has a long history of leadership in the petroleum and petrochemical industries. The discipline and commitment we apply in the execution of our business strategies have led to sustainable competitive advantages.

Commitment to Technology.   ExxonMobil maintains a uniquely strong commitment to proprietary technology in all of our business functions — consistently investing more than competition.

Business Approach

Business Integrity.   ExxonMobil’s straightforward approach to ethics and business integrity is reflected in all of our activities. Our goal is to report results that are clear and readily understood by investors.

Capital Discipline.   ExxonMobil takes a disciplined, long-term approach to making investment decisions.

Operational Excellence.   ExxonMobil has consistently maintained an unwavering focus on the performance of our base business.

Global Functional Organization.   ExxonMobil implements our strategies through 10 global functional companies, providing a competitive advantage through global ranking of opportunities and effective deployment of people in ever-changing business conditions.

Long-Standing History

Employees.   The exceptional quality of ExxonMobil’s workforce has long been valued as a source of competitive advantage.

Worldwide Experience.   ExxonMobil’s global presence allows us to build upon existing business experience to capture opportunities in the world’s higher-growth regions, such as the deep waters offshore West Africa and in areas recently opened to private investment, such as the Caspian region and Russia.

Diversity of Operations.   The company’s size, geographic diversity, and the complementary nature of the Upstream, Downstream, and Chemical businesses mitigate the corporation’s sensitivity to fluctuations in individual business lines and markets.

Outstanding Portfolio of Opportunities.   ExxonMobil’s worldwide businesses are pursuing a broad portfolio of profitable projects.

Industry-Leading Results

Financial Strength.   A strong cash flow and financial position, combined with a long-standing triple-A credit rating, allow ExxonMobil to pursue all profitable opportunities.

Leadership in Return on Capital Employed.   ExxonMobil views return on capital employed as the most critical and best measure of capital productivity in our capital-intensive industry. In 2002, ExxonMobil remained the industry leader, with a 13.5 percent return on capital employed.

FINANCIAL HIGHLIGHTS

(millions of dollars)	2002	2001	2000	1999	1998

Total revenue	204,506	212,785	231,846	184,753	168,896
Net income	11,460	15,320	17,720	7,910	8,074
Cash flow from operations and asset sales	24,061	23,967	28,707	15,985	18,320
Capital and exploration expenditures	13,955	12,311	11,168	13,307	15,535
Cash dividends to ExxonMobil shareholders	6,217	6,254	6,123	5,872	5,843
Research and development costs	631	603	564	630	753
Cash and cash equivalents at year end	7,229	6,547	7,080	1,688	2,386
Total assets at year end	152,644	143,174	149,000	144,521	139,335
Total debt at year end	10,748	10,802	13,441	18,972	17,016
Shareholders’ equity at year end	74,597	73,161	70,757	63,466	62,120
Average capital employed(1)	88,342	88,000	87,463	83,836	80,079
Market valuation at year end	234,101	267,577	301,239	280,150	245,536

KEY FINANCIAL RATIOS

Net income per common share — assuming dilution (dollars)	1.68	2.21	2.52	1.12	1.14
Return on average capital employed(1) (percent)	13.5	17.8	20.6	10.3	10.7
Net income to average shareholders’ equity (percent)	15.5	21.3	26.4	12.6	12.9
Net income to total revenue (percent)	5.6	7.2	7.6	4.3	4.8
Debt to capital(2) (percent)	12.2	12.4	15.4	22.0	20.6
Net debt to capital (net of all cash — percent)	4.4	5.3	7 9	20.4	18.2
Current assets to current liabilities(3)	1.15	1.18	1.06	0.80	0.85
Fixed charge coverage (times)	13.8	17.7	15.6	6.6	6.9

(1)          Capital employed consists of shareholders’ equity and debt, including ExxonMobil’s share of amounts applicable to equity companies.

See Frequently Used Terms.

(2)          Debt includes short- and long-term debt. Capital includes short- and long-term debt, shareholders’ equity, and minority interests.

(3)          Current liabilities include short-term debt (notes and loans payable).

ExxonMobil is committed to our proven business approach and the long-standing fundamental strategies that capitalize on our core strengths. Our business approach is straightforward and focused on the long term, as the company achieves superior financial and operating results that enhance long-term returns to our shareholders.

2002 HIGHLIGHTS

➢               •  Record safety performance.

➢               •  Proved reserves additions replaced 117 percent of production.

➢               •  Oil-equivalent production capacity was up 1 percent.

➢               •  Upstream capital and exploration spending grew by $1.6 billion to $10.4 billion.

➢               •  Ten new major projects brought onstream with targeted gross daily peak production of more than 490 thousand barrels and 230 million cubic feet of gas.

➢               •  Key resource additions from Angola, Nigeria, Australia, Kazakhstan, and North America.

➢               •  Downstream continued to capture substantial pre-tax efficiencies of $1.4 billion during the year.

➢               •  Record Chemical sales volumes for the fourth consecutive year and 4 percent above last year’s level.

➢               •  Substantial earnings from divestments of our Chilean copper business and Colombian coal business.

➢               •  Annual dividend payments increased for the 20th consecutive year.

2002 INDUSTRY CONDITIONS

➢               •  World GDP grew about 2 percent in 2002 versus 1.4 percent in 2001, extending a period of relatively weak demand growth for oil and gas. World oil demand increased by about 250 thousand barrels per day in 2002.

➢               •  Brent oil prices averaged approximately $25 per barrel in 2002, about 50 cents per barrel higher versus 2001.

➢               •  Natural gas prices in the United States increased through the year, but on average were about 25 percent lower versus 2001. Natural gas prices were down about 15 percent in Europe.

➢               •  Industry refining margins in the U.S. and Europe fell significantly in 2002 due to weak product demand. In Asia-Pacific, excess refinery capacity also contributed to depressed margins.

➢               •  Chemical margins remained near bottom-of-cycle levels in 2002 for most high-volume petrochemicals, reflecting sufficient supply and moderate demand growth.

Leadership Position in Core Businesses

In the Upstream, ExxonMobil participates in every major producing area in the world. We have a substantial production base in the United States, Europe, and the Asia-Pacific region and are unique in having interests in the four major growth areas of West Africa, the Middle East, the Caspian, and Russia. ExxonMobil has the largest resource base of any nongovernment company in the world with 72 billion oil-equivalent barrels. Our proprietary technology, financial strength, worldwide experience, and disciplined approach make ExxonMobil the partner of choice for host governments and joint-venture partners.

In the Downstream, ExxonMobil is the largest fuels refiner and manufacturer of lubes basestocks in the world. We market retail petroleum products and finished lubricants under three strong brands. Our refineries are 50-percent larger than industry average, with more than 80 percent of capacity integrated with other ExxonMobil manufacturing operations, which results in world-class efficiency. ExxonMobil’s range of market-focused retail formats and customer-targeted lubricant products differentiates us from the competition and provides continued competitive advantage.

In Chemical, ExxonMobil is a leading producer and supplier of primary petrochemicals, including olefins, polyolefins, and aromatics, as well as a number of specialty petrochemicals. Our Chemical business is competitively advantaged by our leading-edge technology, integration of more than 90 percent of our assets with refineries, mix of cyclical and non-cyclical businesses, and superior cost structure.

INDUSTRY OUTLOOK

World Energy Demand Growing

There is a long-standing, proven link between economic growth and energy use. Growing economies will continue to require reliable and affordable energy supplies. We expect hydrocarbons, which currently account for about 80 percent of energy supply, to maintain a significant share of world energy demand.

Responsible Development

Today, roughly 85 percent of the world’s population lives in developing countries, where GDP per capita is only about 6 percent of that in the developed world. Some 1.6 billion people have no access to electricity, and more than 1 billion people lack access to safe drinking water. Such needs provide a tremendous opportunity and responsibility to help improve the quality of life for people around the world.

Efficiency and Conservation Important to Meeting Future Energy Needs

Economic growth will remain the primary driver of energy demand. The global economy has grown at an average rate of about 3 percent per year since 1970. We expect growth to continue at that pace, on average, for the next couple of decades as developing nations play a greater role in the global economy, and increases in productivity offset lower population growth.

We expect worldwide energy demand to grow at about 2 percent per year, reflecting significant but yet-to-be-achieved advances in energy efficiency. Contributing to these efficiency gains will be the development and deployment of new technologies such as natural gas combined-cycle turbines for power generation, and advanced internal combustion engine and hybrid vehicles. We expect world energy demand will be close to 290 million oil-equivalent barrels per day by 2020 — or about 40 percent more than today.

Oil and Gas Will Remain Predominant Energy Sources

We anticipate that hydrocarbon fuels will remain the dominant energy source, at least through the middle of the century. Wind and solar power will continue to grow rapidly, due to significant government policies and incentives, not market economics. To put this in perspective, solar power can cost somewhere between $100 and $250 per oil-equivalent barrel.

The intermittent nature of solar energy can result in additional costs for backup supplies. Starting from a low base today, wind and solar energy are unlikely to exceed a 1-percent share of the world’s energy needs by 2020, even with double-digit growth rates.

This view recognizes the role and scope of hydrocarbon supplies today, including their enduring competitive advantages in terms of cost and ease of use in multiple applications. The oil and gas share of the world’s energy supply — close to 60 percent today — is expected to remain at that level over the next two decades.

Some 50 years ago, natural gas represented about 10 percent of the world’s energy demand. Today it exceeds 20 percent of demand. Over the next couple of decades, we expect this trend to continue, with natural gas capturing about one-third of all incremental energy growth. Driving this growth is the fact that natural gas remains the fuel of choice to meet increasing electricity demand around the world. By 2020, gas is likely to supply about one-quarter of global energy requirements — second only to oil.

Growing Oil and Gas Demand Requires New Supplies

The ongoing task of our industry is to find, produce, and deliver energy products in an economic and environmentally sound manner. By 2015, the petroleum industry will likely need to add some 100 million oil-equivalent barrels per day to meet demand — an amount close to 80 percent of today’s production levels.

Meeting growing energy demand will require access to resources, technology advances, significant investments, timely development, and the cooperation of host governments. As indigenous supplies of oil and gas within mature market areas decline while demand grows, the dependency between importing and exporting countries is expected to increase. We expect growing supplies from West Africa, Russia, the Caspian region, and the Middle East to support higher imports into the United States, Europe, and Asia.

The prospect of higher import levels continues to raise concerns about security of supply. The key to security will be found in diversity of supply. Governments can do much to help this effort by promoting diversity through access to resource acreage in all regions.

Technology Gains Required to Help Meet Future Needs

New technologies will continue to help improve the recovery of hydrocarbon resources, as demonstrated in the past by improvements in 3-D seismic imaging and reservoir modeling, advanced drilling, and arctic and deepwater resource development. ExxonMobil’s commitment to new technology will help reduce the cost of producing difficult-to-reach resources and increase the potential for discovering resources that will contribute to future energy supplies.

ExxonMobil will continue to improve on the legacy of our technology successes. Our industry-leading resource base, technology advantages, project-management discipline and financial strength provide us with a sustainable competitive advantage to capitalize on the opportunities ahead.

COMPETITIVE ADVANTAGES BUILD SHAREHOLDER VALUE

Unparalleled Execution of Business Strategies

ExxonMobil’s fundamental approach to our business is disciplined, straightforward, and focused on the long term. Although other companies may take a similar approach, it is the execution of our strategies that distinguishes us from competition. It is this superior execution that delivers industry-leading results in all aspects of our business.

Unwavering Capital Discipline

In our industry, where large capital investments are required, it is important to demonstrate the prudent use of capital resources. ExxonMobil’s relentless drive to maximize the value of our assets begins with the investment decision. We apply a disciplined approach to selecting and pursuing the most-attractive opportunities, and this discipline continues through execution of all phases of the project from design through start-up and ongoing operations. We continuously work to control costs. Once investments are made, a rigorous re-appraisal process is completed to ensure relevant lessons are learned and improvements are incorporated into future projects. This rigorous approach ensures that we are achieving the maximum value for our assets and clearly distinguishes us from our competition.

Operational Excellence Delivers Superior Results

The same disciplined approach we take to making investment decisions is applied to managing our operations. We call this Operational Excellence. ExxonMobil believes that Operational Excellence starts with safety. When a company is committed to safety, as we are, the same discipline and commitment are applied in all aspects of business. In 2002, ExxonMobil set another record in safety performance, and led the industry again in this area.

Additionally, ExxonMobil management’s commitment to proven, structured management systems ensures consistent quality of work in the 200 countries and territories where the company operates. We have achieved strong results by focusing on continuous productivity improvements and cost efficiencies.

Global Functional Organization Creates Efficiencies

ExxonMobil is the only multinational integrated oil company organized to operate the functional business lines on a global basis. Through the functional organization, global opportunities are ranked and people are promptly deployed to ever-changing business conditions. The functional organization also helps to more promptly identify and prioritize high-impact technology needs, and it facilitates the rapid sharing of ideas and best practices across our global operations.

ExxonMobil’s functional approach is delivering savings to the bottom line through operating cost efficiencies and revenue enhancements. In 2002, ExxonMobil businesses delivered almost $1.9 billion before-tax in efficiencies, and we expect to deliver an additional $1 billion in 2003.

Ethics and Business Integrity Remain Core Values

At ExxonMobil, we have long recognized the importance and value of ethics and business integrity. We believe they are key to long-term, sustainable results. Our approach is straightforward and is reflected in all of our activities. We strive to ensure our results are clear and readily understood by our investors.

Geographic and Functional Diversity Provides Balance

The company’s size, geographic diversity, and the complementary nature of the Upstream, Downstream, and Chemical businesses mitigate the corporation’s sensitivity to fluctuations in individual business lines and markets. By taking advantage of synergies among these businesses, ExxonMobil is able to optimize total company performance.

Strong Cash Flow Results from Business Approach

In 2002, we generated $24 billion in cash flow from operations and asset sales. We invested $14 billion in capital and exploration expenditures, and distributed more than $10 billion to shareholders through dividend payments and share repurchases.

During the last three years, we have generated nearly $77 billion in cash flow from operations and asset sales, invested $37 billion in capital and exploration expenditures, and distributed $29 billion to shareholders in the form of dividends and share buybacks. The company also reduced debt outstanding and grew cash balances during this time period.

Financial Strength Enables Pursuit of all Profitable Opportunities

ExxonMobil is one of few U.S. industrial companies with a triple-A credit rating — a rating that has been sustained for 84 years. Our financial strength allows us to readily access capital markets and fund the capital needed to pursue any and all profitable opportunities. Strong business results and a prudent and well-tested approach to financial management ensure we maintain this financial strength at any stage of the industry cycle.

Net debt to capital (net of cash) ended the year at about 4 percent. Fixed charge coverage was almost 14 times for 2002, and cash flow to net debt was near 700 percent. This performance demonstrates the rigorous commitment to financial and capital investment discipline that has yielded a productive capital base throughout the business cycle.

The company’s financial position, size, and geographic and functional diversity provide a natural hedge to mitigate risk from changes in commodity prices, foreign exchange, and interest rates. As a result, the company seldom uses derivatives, and only does so to offset exposures from existing transactions.

Competitive Advantages (continued)

Industry Leader in Return on Capital Employed

ExxonMobil views return on capital employed as the most critical and best measure of historical capital productivity in our capital-intensive, long-term industry. ExxonMobil has a long history of leadership in return on capital employed. The combination of our disciplined investments and operational excellence leads to consistent industry-leading returns. In 2002, ExxonMobil remained the industry leader in return on capital employed, with a return of 13.5 percent.

ExxonMobil’s Approach Grows Shareholder Value

Long-term growth in shareholder value is our core, fundamental objective, and our track record demonstrates we continue to provide substantial benefits for our shareholders. ExxonMobil has paid a dividend every year for more than a century, and dividend payments have increased in each of the past 20 years, reaching $0.92 per share in 2002. During 2002, we distributed more than $10 billion to shareholders through dividend payments and share repurchases, representing a total yield of about 4 percent of the company’s equity market capitalization at the beginning of the year. During the last three years, $29 billion in dividends and share buybacks has been distributed to shareholders, representing more than 10 percent of ExxonMobil’s year-end 1999 market value.

Returns on ExxonMobil shares have consistently outpaced those of the S&P 500 index. ExxonMobil shareholders have earned annualized returns of 16.9 percent and 14.8 percent during the last 20 and 30 years, respectively, compared with returns from the S&P 500 index of 12.7 percent and 10.7 percent in the same time periods.

The volatility of ExxonMobil’s stock price, a measure of the fluctuation of monthly returns around its average and a key indication of risk, has equaled the volatility of the diversified S&P 500 index during the past five years, and has been well below that of peers in our industry during that same time period.

Disciplined Management of Annuity Plans

ExxonMobil and its affiliates manage more than 100 pension plans. The funding arrangement for each plan depends on the prevailing practices and regulations of the countries where the company operates.

•➢        In several countries, such as the United States, Canada, and the United Kingdom, the prevailing practice is to fund most pension obligations through separate assets or insurance arrangements. These plans are managed in compliance with the requirements of governmental authorities, and meet or exceed required funding levels as measured by relevant actuarial and government standards at the mandated measurement dates.

•➢        Book reserves are established for plans in other countries, as well as certain smaller plans in the U.S., because tax conventions and regulatory practices do not encourage funding. Book reserves are added as additional pension costs are incurred with company service, and benefit payments are made from corporate cash flow.

The approach to managing the financial assets associated with these plans is consistent with the core principles followed in all ExxonMobil businesses. Our fund management reflects careful assessment of the risks of various asset classes, diversification to minimize the portfolio’s risk, and a long-term orientation that minimizes transaction costs and takes advantage of more-predictable, long-term asset returns.

ExxonMobil is a capital-intensive, rather than a labor-intensive, business. Pension expense represented only 2 percent of total operating costs in 2002. Pension expense is calculated based on U.S. Generally Accepted Accounting Principles, which require certain assumptions, such as discount rate and long-term expected earnings. Assumptions are developed conservatively, are reviewed by outside actuaries and senior management, and are within the range of peer practice and actual experience. For example, our long-term earnings rate assumption has been, and will continue to be, consistent with historical returns. The 2003 assumption is 9 percent for the U.S. pension plan versus 9.5 percent in 2002. Returns over the past 10- and 20-year periods were 10 percent and 11 percent, respectively.

NUMBER OF REGULAR EMPLOYEES AT YEAR END

(thousands)	2002	2001	2000	1999	1998
United States	36	36	36	39	44
Outside United States	56	62	64	68	68
Total regular employees	92	98	100	107	112
CORS(1) employees not included above	17	20	19	16	13

(1)          CORS employees are employees of company-operated retail sites.

DIVIDEND AND OTHER SHAREHOLDER INFORMATION

	2002	2001	2000	1999	1998
Net income per common share (dollars)	1.69	2.23	2.55	1.14	1.15
Net income per common share — assuming dilution (dollars)	1.68	2.21	2.52	1.12	1.14
Dividends per common share(1) (dollars)
First quarter	0.23	0.22	0.22	0.208	0.208
Second quarter	0.23	0.23	0.22	0.208	0.208
Third quarter	0.23	0.23	0.22	0.208	0.208
Fourth quarter	0.23	0.23	0.22	0.220	0.209
Total	0.92	0.91	0.88	0.844	0.833
Annual dividend growth (percent)	1.1	3.4	4.3	1.3	2.8
Number of common shares outstanding (millions)
Average	6,753	6,868	6,953	6,906	6,937
Average — assuming dilution	6,803	6,941	7,033	7,036	7,067
Year end	6,700	6,809	6,930	6,955	6,916
Number of registered shareholders at year-end (thousands)	678	699	719	779	812
Annual total shareholder returns(2) (percent)	(8.9)	(7.6)	10.2	12.5	22.4
Market quotations for common stock(3) (dollars)
High	44.58	45.84	47.72	43.63	38.66
Low	29.75	35.01	34.94	32.16	28.31
Average daily close	37.70	41.29	41.42	38.40	34.60
Year-end close	34.94	39.30	43.47	40.28	36.57
Cash dividends paid on common stock (millions of dollars)	6,217	6,254	6,123	5,836	5,783
Cash dividends paid on preferred stock (millions of dollars)	—	—	—	36	60
Total cash dividends paid (millions of dollars)	6,217	6,254	6,123	5,872	5,843
Cash dividends paid to net income (percent)	54.2	40.8	34.6	74.2	72.4
Cash dividends paid to cash flow(4) (percent)	25.8	26.1	21.3	36.7	31.9

(1)          Dividends per common share for 1998 and 1999 reflect the sum of the dividends paid by Exxon and Mobil divided by the number of shares that would have been outstanding for the periods, after adjusting the Mobil shares for the exchange ratio of 1.32015 shares of ExxonMobil common stock.

(2)          Total shareholder returns are the appreciation of the stock price over a year plus the value of the dividends, with dividend reinvestment, and excluding trading commissions and taxes. See Frequently Used Terms.

(3)          Market quotations for common stock reflect Exxon share prices through November 30, 1999, the effective date of the merger, and ExxonMobil share prices thereafter.

(4)          Cash flow includes cash from operations and asset sales. See Frequently Used Terms.

FUNCTIONAL EARNINGS

	2002 Quarters
(millions of dollars)	First	Second	Third	Fourth	2002	2001	2000	1999	1998
Net Income (U.S. GAAP)
Upstream
United States	448	677	642	757	2,524	3,933	4,542	1,873	869
Non-U.S.	1,641	1,553	1,635	2,245	7,074	6,803	8,143	4,371	2,837
Total	2,089	2,230	2,277	3,002	9,598	10,736	12,685	6,244	3,706
Downstream
United States	14	234	42	403	693	1,924	1,561	577	1,199
Non-U.S.	(42)	148	83	418	607	2,303	1,857	650	2,275
Total	(28)	382	125	821	1,300	4,227	3,418	1,227	3,474
Chemical
United States	70	87	156	71	384	398	644	738	792
Non-U.S.	62	182	197	5	446	484	517	616	602
Total	132	269	353	76	830	882	1,161	1,354	1,394
Corporate and financing	(70)	(222)	(41)	(109)	(442)	(142)	(538)	(511)	(443)
Merger expenses	(60)	(30)	(85)	(100)	(275)	(525)	(920)	(469)	0
Gain from required asset divestitures	0	0	0	0	0	40	1,730	0	0
Discontinued operations	27	11	11	400	449	102	184	65	13
Accounting change	0	0	0	0	0	0	0	0	(70)
Net income (U.S. GAAP)	2,090	2,640	2,640	4,090	11,460	15,320	17,720	7,910	8,074
Net income per common share (dollars)	0.30	0.40	0.39	0.60	1.69	2.23	2.55	1.14	1.15
Net income per common share — assuming dilution (dollars)	0.30	0.39	0.39	0.60	1.68	2.21	2.52	1.12	1.14
Merger Effects, Discontinued Operations, and Other Special Items
Upstream
United States	0	0	0	0	0	0	0	0	(185)
Non-U.S.	0	0	(215)	0	(215)	0	0	119	(176)
Total	0	0	(215)	0	(215)	0	0	119	(361)
Downstream
United States	0	0	0	0	0	0	0	0	8
Non-U.S.	0	0	0	0	0	0	0	(120)	(412)
Total	0	0	0	0	0	0	0	(120)	(404)
Chemical
United States	0	0	0	0	0	100	0	0	(8)
Non-U.S.	0	0	0	0	0	75	0	0	(1)
Total	0	0	0	0	0	175	0	0	(9)
Corporate and financing	0	0	0	0	0	0	0	0	112
Merger expenses	(60)	(30)	(85)	(100)	(275)	(525)	(920)	(469)	0
Gain from required asset divestitures	0	0	0	0	0	40	1,730	0	0
Discontinued operations	27	11	11	400	449	102	184	65	13
Accounting change	0	0	0	0	0	0	0	0	(70)
Corporate total	(33)	(19)	(289)	300	(41)	(208)	994	(405)	(719)
Earnings Excluding Merger Effects, Discontinued Operations, and Other Special Items
Upstream
United States	448	677	642	757	2,524	3,933	4,542	1,873	1,054
Non-U.S.	1,641	1,553	1,850	2,245	7,289	6,803	8,143	4,252	3,013
Total	2,089	2,230	2,492	3,002	9,813	10,736	12,685	6,125	4,067
Downstream
United States	14	234	42	403	693	1,924	1,561	577	1,191
Non-U.S.	(42)	148	83	418	607	2,303	1,857	770	2,687
Total	(28)	382	125	821	1,300	4,227	3,418	1,347	3,878
Chemical
United States	70	87	156	71	384	298	644	738	800
Non-U.S.	62	182	197	5	446	409	517	616	603
Total	132	269	353	76	830	707	1,161	1,354	1,403
Corporate and financing	(70)	(222)	(41)	(109)	(442)	(142)	(538)	(511)	(555)
Corporate total	2,123	2,659	2,929	3,790	11,501	15,528	16,726	8,315	8,793
Earnings per common share (dollars)	0.30	0.40	0.44	0.56	1.70	2.27	2.40	1.20	1.25
Earnings per common share — assuming dilution (dollars)	0.30	0.39	0.44	0.56	1.69	2.25	2.37	1.18	1.24

RETURN ON AVERAGE CAPITAL EMPLOYED(1) BY BUSINESS

(percent)	2002	2001	2000	1999	1998
Upstream
United States	19.0	30.4	35.3	14.7	6.9
Non-U.S.	23.7	25.1	28.7	15.4	11.4
Total	22.3	26.8	30.8	15.2	9.9
Downstream
United States	8.6	25.0	19.6	6.9	14.1
Non-U.S.	3.4	12.4	9.4	3.3	12.0
Total	5.0	16.1	12.3	4.4	12.6
Chemical
United States	7.3	7.2	11.4	13.5	15.0
Non-U.S.	5.3	5.8	6.3	8.8	10.9
Total	6.1	6.4	8.4	10.9	12.9
Corporate and financing	—	—	—	—	—
Discontinued operations	63.2	7.2	12.3	4.0	0.8
Corporate total	13.5	17.8	20.6	10.3	10.7

(1)          Capital employed consists of shareholders’ equity and debt, including ExxonMobil’s share of amounts applicable to equity companies.  See Frequently Used Terms.

AVERAGE CAPITAL EMPLOYED(2) BY BUSINESS

(millions of dollars)	2002	2001	2000	1999	1998
Upstream
United States	13,264	12,952	12,864	12,728	12,522
Non-U.S.	29,800	27,077	28,354	28,383	24,900
Total	43,064	40,029	41,218	41,111	37,422
Downstream
United States	8,060	7,711	7,976	8,354	8,509
Non-U.S.	17,985	18,610	19,756	19,679	18,986
Total	26,045	26,321	27,732	28,033	27,495
Chemical
United States	5,235	5,506	5,644	5,471	5,293
Non-U.S.	8,410	8,333	8,170	6,991	5,523
Total	13,645	13,839	13,814	12,462	10,816
Corporate and financing	4,878	6,399	3,198	605	2,638
Discontinued operations	710	1,412	1,501	1,625	1,708
Corporate total	88,342	88,000	87,463	83,836	80,079
Average capital employed applicable to equity companies included above	14,001	13,902	15,330	14,694	11,461

(2)          Average capital employed is the average of beginning and end of year business segment capital employed.

See Frequently Used Terms.

NET INVESTMENT IN PROPERTY, PLANT, AND EQUIPMENT AT YEAR END

(millions of dollars)	2002	2001	2000	1999	1998
Upstream
United States	16,924	16,697	16,216	16,249	16,141
Non-U.S.	34,772	29,980	29,600	31,940	30,849
Total	51,696	46,677	45,816	48,189	46,990
Downstream
United States	9,238	9,012	9,048	9,443	9,284
Non-U.S.	17,682	16,548	17,682	19,531	20,128
Total	26,920	25,560	26,730	28,974	29,412
Chemical
United States	5,155	5,079	5,045	5,124	5,134
Non-U.S.	4,754	4,611	4,890	4,845	4,367
Total	9,909	9,690	9,935	9,969	9,501
Other/Discontinued operations	6,415	7,675	7,348	6,911	6,680
Corporate total	94,940	89,602	89,829	94,043	92,583

DEPRECIATION AND DEPLETION EXPENSES

(millions of dollars)	2002	2001	2000	1999	1998
Upstream
United States	1,597	1,447	1,426	1,342	1,694
Non-U.S.	3,551	3,221	3,469	3,497	3,330
Total	5,148	4,668	4,895	4,839	5,024
Downstream
United States	583	598	594	697	706
Non-U.S.	1,399	1,476	1,489	1,670	1,516
Total	1,982	2,074	2,083	2,367	2,222
Chemical
United States	414	408	397	402	402
Non-U.S.	348	289	281	274	338
Total	762	697	678	676	740
Other	418	409	345	293	241
Corporate total	8,310	7,848	8,001	8,175	8,227

OPERATING COSTS EXCLUDING MERGER EXPENSES AND DISCONTINUED OPERATIONS

(millions of dollars)	2002	2001	2000	1999	1998
Operating	17,831	17,743	17,600	16,264	17,120
Selling, general, and administrative	12,356	12,898	12,044	13,132	12,917
Depreciation and depletion	8,310	7,848	8,001	8,175	8,227
Exploration	920	1,175	936	1,246	1,506
Subtotal	39,417	39,664	38,581	38,817	39,770
ExxonMobil’s share of equity company expenses	3,800	3,832	4,355	4,835	4,276
Total operating costs	43,217	43,496	42,936	43,652	44,046

CONSOLIDATED BALANCE SHEET AT YEAR END

(millions of dollars)	2002	2001	2000	1999	1998
Assets
Current assets
Cash and cash equivalents	7,229	6,547	7,080	1,688	2,386
Notes and accounts receivable — net	21,163	19,549	22,996	19,155	15,829
Inventories
Crude oil	1,854	1,849	2,155	2,414	2,369
Products and merchandise	4,973	4,894	5,089	4,956	5,168
Materials and supplies	1,241	1,161	1,060	1,122	1,155
Prepaid taxes and expenses	1,831	1,681	2,019	1,806	1,687
Total current assets	38,291	35,681	40,399	31,141	28,594
Investments and advances	12,111	10,768	12,618	14,544	13,915
Property, plant, and equipment, at cost, less accumulated depreciation and depletion	94,940	89,602	89,829	94,043	92,583
Other assets, including intangibles — net	7,302	7,123	6,154	4,793	4,243
Total assets	152,644	143,174	149,000	144,521	139,335

Liabilities
Current liabilities
Notes and loans payable	4,093	3,703	6,161	10,570	8,484
Accounts payable	14,984	13,328	15,943	14,132	11,413
Accrued liabilities	10,202	9,534	10,812	11,360	11,741
Income taxes payable	3,896	3,549	5,275	2,671	2,143
Total current liabilities	33,175	30,114	38,191	38,733	33,781
Long-term debt	6,655	7,099	7,280	8,402	8,532
Annuity reserves and accrued liabilities	16,454	12,475	11,934	12,902	13,002
Deferred income tax liabilities	16,484	16,359	16,442	16,251	16,749
Deferred credits and other long-term obligations	2,511	1,141	1,166	1,079	1,524
Equity of minority and preferred shareholders in affiliated companies	2,768	2,825	3,230	3,688	3,627
Total liabilities	78,047	70,013	78,243	81,055	77,215

Shareholders’ Equity
Preferred stock	—	—	—	—	746
Benefit plan related balances	(450)	(159)	(235)	(298)	(793)
Common stock	4,217	3,789	3,661	3,403	4,870
Earnings reinvested	100,961	95,718	86,652	75,055	75,109
Accumulated other nonowner changes in equity
Cumulative foreign exchange translation adjustment	(3,015)	(5,947)	(4,862)	(2,300)	(1,573)
Minimum pension liability adjustment	(2,960)	(535)	(310)	(299)	(408)
Unrealized gains/(losses) on stock investments	(79)	(108)	(17)	31	—
Common stock held in treasury	(24,077)	(19,597)	(14,132)	(12,126)	(15,831)
Total shareholders’ equity	74,597	73,161	70,757	63,466	62,120
Total liabilities and shareholders’ equity	152,644	143,174	149,000	144,521	139,335

The consolidated financial statements shown on pages 13 through 15 should be read in the context of the notes thereto provided in Appendix A of the corporation’s 2003 Proxy Statement. The notes are an integral part of these statements.

CONSOLIDATED STATEMENT OF INCOME

(millions of dollars)	2002	2001	2000	1999	1998
Revenue
Sales and other operating revenue
Petroleum and natural gas
Petroleum products, including excise taxes	149,526	153,335	164,510	134,846	120,841
Crude oil	20,406	22,423	29,532	20,252	17,848
Natural gas	10,315	12,292	11,472	7,969	7,625
Other	4,269	4,702	4,558	4,843	4,886
Total petroleum and natural gas	184,516	192,752	210,072	167,910	151,200
Chemical products(1)	16,408	15,943	17,501	13,777	13,589
Other	25	20	23	72	94
Total sales and operating revenue	200,949	208,715	227,596	181,759	164,883
Earnings from equity interests and other revenue	3,557	4,070	4,250	2,994	4,013
Total revenue	204,506	212,785	231,846	184,753	168,896

Costs and Other Deductions
Crude oil and product purchases	90,950	92,257	108,913	76,991	62,099
Operating expenses	17,831	17,743	17,600	16,264	17,120
Selling, general, and administrative expenses	12,356	12,898	12,044	13,132	12,917
Depreciation and depletion	8,310	7,848	8,001	8,175	8,227
Exploration expenses
Dry holes	345	495	223	403	585
Other	575	680	713	843	921
Total exploration expenses	920	1,175	936	1,246	1,506
Merger related expenses	410	748	1,406	625	—
Interest expense	398	293	589	694	568
Excise taxes	22,040	21,907	22,356	21,646	20,926
Other taxes and duties	33,572	33,377	32,708	34,765	33,203
Income applicable to minority and preferred interests	209	569	412	145	265
Total costs and other deductions	186,996	188,815	204,965	173,683	156,831

Income Before Income Taxes	17,510	23,970	26,881	11,070	12,065
Income taxes
U.S. federal	1,048	2,532	3,132	608	1,040
Other	5,451	6,435	7,943	2,617	2,894
Total income taxes	6,499	8,967	11,075	3,225	3,934
Income from continuing operations	11,011	15,003	15,806	7,845	8,131
Discontinued operations, net of income tax	449	102	184	65	13
Extraordinary gain, net of income tax	—	215	1,730	—	—
Cumulative effect of accounting change, net of income tax	—	—	—	—	(70)

Net Income	11,460	15,320	17,720	7,910	8,074

(1)Chemical products supplied to petroleum subsidiaries not included above	3,902	3,369	4,002	2,136	2,045
Memo:effective income tax rate (percent)	39.8	39.3	42.6	31.9	35.2

The consolidated financial statements shown on pages 13 through 15 should be read in the context of the notes thereto provided in Appendix A of the corporation’s 2003 Proxy Statement. The notes are an integral part of these statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

	(millions of dollars)	2002	2001	2000	1999	1998
	Cash Flows from Operating Activities
	Net income
	Accruing to ExxonMobil shareholders	11,460	15,320	17,720	7,910	8,074
	Accruing to minority and preferred interests	209	569	412	145	265
	Adjustments for non-cash transactions
	Depreciation and depletion	8,310	7,848	8,001	8,175	8,227
	Deferred income tax charges/(credits)	297	650	10	(1,439)	318
	Annuity and accrued liability provisions	(590)	498	(662)	412	(251)
	Dividends received greater than/(less than) equity in current earnings of equity companies	(170)	78	(387)	146	328
	Extraordinary gain, before income tax	—	(194)	(2,038)	—	—
	Changes in operational working capital, excluding cash and debt
Reduction/(increase)	— Notes and accounts receivable	(305)	3,062	(4,832)	(3,478)	2,170
	— Inventories	353	154	(297)	50	438
	— Prepaid taxes and expenses	32	118	(204)	177	8
Increase/(reduction)	— Accounts and other payables	365	(5,103)	5,411	3,046	(3,010)
	All other items — net	1,307	(111)	(197)	(131)	(131)
	Net cash provided by operating activities	21,268	22,889	22,937	15,013	16,436

	Cash Flows from Investing Activities
	Additions to property, plant, and equipment	(11,437)	(9,989)	(8,446)	(10,849)	(12,730)
	Sales of subsidiaries, investments, and property, plant, and equipment	2,793	1,078	5,770	972	1,884
	Additional investments and advances	(2,012)	(1,035)	(1,648)	(1,476)	(1,469)
	Collection of advances	898	1,735	985	387	336
	Additions to other marketable securities	—	—	(41)	(61)	(61)
	Sales of other marketable securities	—	—	82	42	58
	Net cash used in investing activities	(9,758)	(8,211)	(3,298)	(10,985)	(11,982)
	Net cash generation before financing activities	11,510	14,678	19,639	4,028	4,454

	Cash Flows from Financing Activities
	Additions to long-term debt	396	547	238	454	1,384
	Reductions in long-term debt	(246)	(506)	(901)	(341)	(305)
	Additions to short-term debt	751	705	500	1,870	930
	Reductions in short-term debt	(927)	(1,212)	(2,413)	(2,359)	(2,175)
	Additions/(reductions) in debt with less than 90-day maturity	(281)	(2,306)	(3,129)	2,210	2,384
	Cash dividends to ExxonMobil shareholders	(6,217)	(6,254)	(6,123)	(5,872)	(5,843)
	Cash dividends to minority interests	(169)	(194)	(251)	(219)	(387)
	Changes in minority interests and sales/(purchases) of affiliate stock	(161)	(401)	(227)	(200)	(84)
	Common stock acquired	(4,798)	(5,721)	(2,352)	(670)	(3,547)
	Common stock sold	299	301	493	348	507
	Net cash used in financing activities	(11,353)	(15,041)	(14,165)	(4,779)	(7,136)
	Effects of exchange rate changes on cash	525	(170)	(82)	53	23
	Increase/(decrease) in cash and cash equivalents	682	(533)	5,392	(698)	(2,659)
	Cash and cash equivalents at beginning of year	6,547	7,080	1,688	2,386	5,045
	Cash and cash equivalents at end of year	7,229	6,547	7,080	1,688	2,386

The consolidated financial statements shown on pages 13 through 15 should be read in the context of the notes thereto provided in Appendix A of the corporation’s 2003 Proxy Statement. The notes are an integral part of these statements.

CAPITAL AND EXPLORATION EXPENDITURES(1)

(millions of dollars)	2002	2001	2000	1999	1998
Upstream
Exploration
United States	295	471	285	271	451
Non-U.S.	1,015	1,188	1,222	1,631	1,745
Total	1,310	1,659	1,507	1,902	2,196
Production(2)
United States	2,057	1,947	1,574	1,458	1,742
Non-U.S.	6,949	5,157	3,818	5,030	6,052
Total	9,006	7,104	5,392	6,488	7,794
Power and Coal
United States	5	5	6	12	4
Non-U.S.	73	48	28	26	88
Total	78	53	34	38	92
Total Upstream (Exploration, Production, Power and Coal)	10,394	8,816	6,933	8,428	10,082

Downstream
Refining
United States	670	524	632	475	547
Non-U.S.	685	514	703	550	534
Total	1,355	1,038	1,335	1,025	1,081
Marketing
United States	255	370	372	347	493
Non-U.S.	761	836	808	921	1,367
Total	1,016	1,206	1,180	1,268	1,860
Pipeline/Marine
United States	55	67	73	83	50
Non-U.S.	24	11	30	25	17
Total	79	78	103	108	67
Total Downstream (Refining, Marketing, and Pipeline/Marine)	2,450	2,322	2,618	2,401	3,008

Chemical
United States	575	432	351	663	689
Non-U.S.	379	440	1,117	1,580	1,421
Total Chemical	954	872	1,468	2,243	2,110

(1)          See Frequently Used Terms.

(2)          Including related transportation.

Capital and Exploration Expenditures(1) (continued)

(millions of dollars)	2002	2001	2000	1999	1998
Other Operations and Administrative
United States	45	126	45	93	219
Non-U.S.	32	32	7	72	58
Total Other Operations and Administrative	77	158	52	165	277

Discontinued Operations
Non-U.S.	80	143	97	70	58
Grand total	13,955	12,311	11,168	13,307	15,535

Total Capital and Exploration Expenditures
United States	3,957	3,942	3,338	3,402	4,195
Canada	1,513	1,262	1,004	1,204	1,115
Latin America	441	717	677	744	652
Europe	2,919	2,564	2,255	3,255	4,698
Asia-Pacific	1,470	1,496	2,250	2,498	2,736
Other Eastern Hemisphere	3,655	2,330	1,644	2,204	2,139
Grand total	13,955	12,311	11,168	13,307	15,535

(1)          See Frequently Used Terms.

DISTRIBUTION OF CAPITAL AND EXPLORATION EXPENDITURES

(millions of dollars)	2002	2001	2000	1999	1998
Consolidated Companies’ Expenditures
Capital expenditures	11,499	9,943	9,017	10,666	12,414
Exploration costs charged to expense
United States	220	213	133	232	316
Non-U.S.	679	941	780	993	1,172
Depreciation on support equipment(2)	21	21	23	21	18
Total exploration expenses	920	1,175	936	1,246	1,506
Total consolidated companies’ capital and exploration expenditures (excluding depreciation on support equipment)	12,398	11,097	9,930	11,891	13,902

ExxonMobil’s Share of Non-Consolidated Companies’ Expenditures
Capital expenditures	1,518	1,203	1,216	1,384	1,563
Exploration costs charged to expense	39	11	22	32	70
Total non-consolidated companies’ capital and exploration expenditures	1,557	1,214	1,238	1,416	1,633
Grand total	13,955	12,311	11,168	13,307	15,535

(2)          Not included as part of total Capital and Exploration Expenditures, but included as part of exploration expenses in the Consolidated Statement of Income, page 14.

Safety, Health & Environment

Guiding Principle

ExxonMobil is committed to maintaining high standards of safety, health, and environmental care. We comply with all applicable environmental laws and regulations, and apply responsible standards where laws and regulations do not exist.

Energy and chemicals are essential to economic growth. ExxonMobil has shown that we can produce these valuable products while protecting the health and safety of people, and safeguarding the environment. Our goal is to drive injuries, illnesses, and operational incidents as close to zero as possible.

Corporate Citizenship Report (CCR)

The ExxonMobil CCR, which further demonstrates our results in safety, health, environmental, and civic performance, is available on our web site and is updated periodically.

Employees from ExxonMobil’s Antwerp Polymers plant in Belgium regularly practice at the Fire Brigade Training Center of the Province of Antwerp.

Goal of “Nobody Gets Hurt”

ExxonMobil leads the industry in safety performance, and 2002 was another record safety year — the safest in ExxonMobil history. Our leadership in safety results demonstrates the commitment and discipline we apply to all aspects of our business.

We believe that a safe work environment is a commitment we make to our employees. We also believe that a business unit with outstanding safety performance will also deliver superior results in the other areas of its operations. Good safety performance provides the foundation for the sound and efficient operation of our businesses around the world.

Disciplined Management of Safety, Health, and Environmental Activities

Risks are inherent in the energy and petrochemical business, but these risks can be successfully mitigated if managed properly. The Operations Integrity Management System (OIMS) is ExxonMobil’s framework for the disciplined management of safety, health, and environmental activities throughout the company. It is designed to drive all operational incidents as close to zero as possible.

For existing operations and new projects, we conduct risk assessments to understand how we can achieve the highest levels of operating standards and prevent potentially adverse conditions. Management systems are in place to address the identified risks and must include documentation of the following five characteristics:

➢     •  Clear scope and objectives that fully define the purpose and expected results.

➢     •  Well-qualified people who are accountable to execute the system.

➢     •  Documented procedures to ensure the system functions properly.

➢     •  Measurable results to verify that the intent of the system is fulfilled.

➢     •  Performance feedback that drives continuous improvement of the system.

OIMS complies with the International Standard for Environmental Management systems (ISO 14001).

Our Environmental Business Planning ensures environmental issues are incorporated into local business decisions at our operations around the world.

Energy Efficiency Management

ExxonMobil has focused on becoming more energy efficient in our operations for decades. We have successfully improved our energy efficiency in our refineries and chemical plants by saving 1.8 billion oil-equivalent barrels, which is equal to all the gasoline consumed by European drivers for two years. These improvements have also reduced carbon dioxide emissions.

We have extended our energy-efficiency efforts by applying our Global Energy Management System (G-EMS) to ExxonMobil refineries and chemical plants and our most energy-intensive production facilities. G-EMS is a comprehensive energy-management system developed by ExxonMobil that identifies opportunities to improve energy efficiency by reducing energy use, emissions, and operating costs. Opportunities have been identified to further improve energy efficiency by 15 percent in the next several years.

Across all of our operations, we devote significant investments to energy conservation. Cogeneration, a power and steam producing facility, requires substantially less energy than making steam and power separately by conventional processes. ExxonMobil has installed cogeneration facilities at more than 30 locations worldwide. These units have capacity to generate nearly 2,900 megawatts of electricity, reducing carbon dioxide emissions by almost 7 million tons a year from what they otherwise would have been. In 2002, a 170-megawatt cogeneration plant began operating at our Cold Lake facility in Canada. In addition, we began construction of a 115-megawatt cogeneration facility at our LaBarge, Wyoming, gas-treatment facility and major new projects are under development at several refinery sites. In 2004, a 90-megawatt cogeneration facility is scheduled to start up at our Sarnia complex in Canada.

Technology

STRENGTH THROUGH TECHNOLOGY

ExxonMobil’s unparalleled commitment to the development and application of industry-leading technologies provides the business with opportunities to discover, access, develop, refine, and market oil and gas resources not available to competitors. Our technology-development efforts are matched to our business needs through a rigorous prioritization and stewardship process that ensures decisions are based on sound technical and economic evaluation. Our emphasis is on proprietary research. We balance our investment between technology extensions, which can be rapidly deployed to our existing operations, and breakthrough research that could have a significant and lasting impact on the corporation and the industry.

Patents Leverage Technology Investment.
ExxonMobil’s leadership in technology is evident in the number of patents awarded to the company. During the past four years, ExxonMobil has received almost 4,000 patents in the United States and Europe, and we continue to be the industry-leading developer of a broad range of world-class technologies.

A new 100,000-square-foot, state-of-the-art Upstream Training Center in Houston, Texas, is scheduled for completion in mid-2004. This center will feature multi-use classrooms, equipped with the latest audio-visual and other presentation equipment, that are capable of accommodating nearly 300 students per day. This investment reaffirms ExxonMobil’s commitment to deploy leading-edge technologies through its highly-trained and competent workforce.

Upstream Technology

Finding New Resources and Reducing Exploration Risk. Technologies developed and deployed with the objectives of knowing where to focus exploration resources, where to target exploratory wells, and how to interpret the results with greater precision, at lower cost, and in less time are critical elements of our technology. ExxonMobil proprietary technology addresses each of these objectives with appropriate deployment ensured through our global exploration company.

Understanding the three-dimensional evolution of a basin, including the sources, fluids, migration, traps, and reservoirs, provides focus and efficiency to exploration efforts. ExxonMobil’s proprietary Stellar basin-modeling software delivers industry-leading analysis of a basin’s hydrocarbon potential. Stellar is used from the earliest acreage acquisition efforts through our mature exploration-drilling campaigns to identify the highest-potential areas and prospects.

Sharper and more-accurate seismic images are often a critical competitive advantage in the acquisition of exploration acreage. Improved data quality translates into additional opportunities and reduced risk. A proprietary suite of seismic-imaging capabilities has been developed by ExxonMobil to provide a competitive advantage in areas where seismic data quality limits exploration or development effectiveness.

ExxonMobil technology provides unique exploration capabilities leading to improved drilling results.

Data integration and analysis, the rapid, accurate, and precise synthesis of the vast amount of information collected, is an area where ExxonMobil’s technology has consistently led the industry. Our proprietary volume-interpretation and visualization capabilities are now deployed worldwide. These tools have reduced interpretation time for specific activities up to 90 percent, with as much as a 50-percent reduction in the overall interpretation cycle time.

Efficient Development of Resources. ExxonMobil is uniquely positioned to maximize the value of proprietary technology through its broad portfolio of projects under development as well as through the focus provided by our global development business. Planning the optimum number and placement of development wells, the best development concept, and the most-efficient drilling designs are supported by ExxonMobil’s technologies. These technologies enable the most cost-effective development of resources in the widest spectrum of environments and geologic conditions.

ExxonMobil developed and is now applying the industry’s only next-generation reservoir simulator, EMpower. Its unique features more accurately predict the production characteristics of even the most-complex reservoirs. EMpower has proven to provide greater precision due to its more robust algorithms, and to save substantial time due to its unique unstructured gridding capability.

We have broad experience with the diverse suite of deepwater-development technologies employed today worldwide. Our efforts were recognized in 2002, when we were awarded the Offshore Technology Conference Distinguished Achievement Award for a number of industry firsts associated with the development of the deepwater Hoover-Diana fields. Our Early Production System concept is being deployed in three of our West Africa developments — Yoho, Xikomba, and Zafiro — to reduce the time to first production.

More than 25 years of arctic experience supports the profitable development of resources in remote areas such as Sakhalin, offshore Russia. ExxonMobil technology contributed to the design of the ice-resistant offshore platform, while proprietary tools enabled the design of the extended-reach drilling program that will develop a large part of the accumulation from land.

New Technology Enables Commercialization of Remote Gas Resources. ExxonMobil has equity positions in many of the largest remote gas accumulations in the world and is uniquely positioned to benefit from new liquefied natural gas (LNG) and other gas commercialization technology. New technologies developed by our research labs are effectively deployed to gas projects worldwide.

Technology designed to improve the efficiency of liquefaction, transportation, and regassification has enabled us to improve the competitiveness of gas from the giant North Field in Qatar. The development of larger LNG trains to liquefy the gas, as well as larger and more-efficient ship designs, has resulted in a dramatic reduction in unit costs and has opened markets to us. Through ongoing research efforts dedicated to reducing costs, ExxonMobil expects to help satisfy an increasing percentage of the world’s growing gas needs.

Direct Hydrocarbon Detection Research

ExxonMobil is developing proprietary technologies that have the potential to deliver breakthrough capabilities in direct hydrocarbon detection. This technology is expected to significantly improve the chance of success in finding new resources, plays, and prospects before drilling. It would also aid in better delineating the precise location and extent of discovered hydrocarbons.

ExxonMobil is investing in proprietary research on two approaches to direct detection of hydrocarbons. One of ExxonMobil’s methods results in two- or three-dimensional images of hydrocarbons in the earth through a combination of surface-surveying techniques, including seismic and electromagnetic sources. This technique is applicable in deepwater environments, and our two-dimensional capability has been successfully field tested. While others may be developing similar two-dimensional capabilities, the three-dimensional imaging capability would be, to our knowledge, unique to ExxonMobil. One U.S. patent has been granted, with others pending.

The second approach for this technology does not rely on integration with conventional two- or three-dimensional seismic data. Research to date has shown that a signal in direct response to reservoired hydrocarbons can be generated and measured at the surface. ExxonMobil has seven patents issued for this technology and has developed the required instruments, algorithms, and work processes to acquire, process, and interpret these data. To date, this technology has been demonstrated for land applications and has undergone preliminary field testing, with encouraging results.

Strength Through Technology (continued)

Downstream Technology

Industry-Leading Molecular Management Tools Provide a Competitive Edge. ExxonMobil is developing and implementing molecular fingerprinting and modeling technologies designed to enhance our business both now and in the future. Competitive advantage is achieved in optimization of current operations and in meeting future product quality and environmental requirements. When we merge this molecular modeling technology with proprietary analysis methods for optimization of raw material inputs to our refineries, and with dynamic real-time optimization of plant operations, we achieve an industry-leading technology combination.

Development of the molecular fingerprinting technology has involved collaboration with the National Institute of Science and Technology. Their neutron-scattering facility has helped to differentiate the types of molecules in crude oil. This type of collaborative work between ExxonMobil scientists and those in university and national laboratories continues to be a key enabler for delivery of innovative technology solutions to our business.

New Materials Technologies Improve Established Refining Processes. ExxonMobil’s research laboratories are developing new refractory materials to significantly enhance fluid catalytic cracker (FCC) operations. FCC’s are used in the refinery to convert high-boiling-point feedstock to motor fuel and high-value chemical feedstock. The combination of our metallurgical expertise and refinery operating experience has allowed us to make significant improvements in refractory materials for FCC hardware. These units, which operate at high temperatures and in highly erosive environments, require special materials that have the temperature stability of metals, but the erosion resistance of ceramics. Improving durability increases FCC reliability, reduces maintenance expenses, and improves performance.

Advanced Modeling Enhances Innovation and Improves Refining Profitability. ExxonMobil fluidization experts have developed new computer tools to improve catalyst circulation that can be used in existing refinery FCC units. In an FCC, a powdered catalyst, similar in consistency to beach sand, is used to facilitate the conversion of feed and must be circulated rapidly between a reactor and regenerator to restore catalyst activity and supply heat to the reactor. The new model allows us to increase the rate of catalyst circulation and run the unit at higher severity and productivity levels. Initial applications of the model in affiliate refineries have improved catalyst circulation by as much as 10 percent. Widespread use across the ExxonMobil refining circuit is expected in 2003.

Advanced Lubricant Formulation Expertise Critical to Meeting Stringent Emissions Standards. By 2007 to 2008, up to 90 percent reductions in today’s automotive emissions will be required. ExxonMobil’s competitive leadership in lubricant technologies continues to provide advanced formulations that meet or exceed industry and government specifications for diesel emission reductions. ExxonMobil introduced a line of diesel lubricants that meets or exceeds new U.S. diesel emission specifications. The new formulations offer superior protection to existing and new engines, and deliver the performance-enhancing qualities already found in our lubricants, while also meeting emissions standards.

ExxonMobil’s Process Technology Portfolio Continues to Perform and Grow. ExxonMobil has a long history of development and commercialization of breakthrough refining technology for the production of fuels and lubricants. This industry leadership continues with the SCANfining process for gasoline sulfur reduction which has been successfully demonstrated around the world in both ExxonMobil and licensee refineries. The SCANfining process can help achieve gasoline pool sulfur specifications as low as 10 parts per million, while maintaining octane levels.

ExxonMobil continues to lead the industry with the development and application of new, premier catalysts. These include Advanta, which enhances the profitability of fluid catalytic cracking units; MAXSAT and MSDW, which provide superior aromatics saturation and isomerization dewaxing capability for the manufacture of today’s stringent high-quality Group II and Group III automotive lube oils; and NEBULA, which provides increased capability to remove sulfur and nitrogen in the production of ultra-low-sulfur diesel fuel. ExxonMobil’s commitment to research continues to ensure innovation in process technology and catalysis, sustaining a leading-edge technology portfolio.

We estimate that 25 percent of North American low-sulfur gasoline will contain products from ExxonMobil’s proprietary SCANfining process.

Chemical Technology

ExxonMobil Chemical is a leader in the development and use of proprietary, leading-edge technologies for the production of olefins, aromatics, and polymers.

ExxonMobil Chemical commercialized steam cracking in the early 1940’s, and today is the only major olefins producer with proprietary pyrolysis-reactor technology. This technology delivers the highest olefin yields in the industry and enables a broad slate of advantaged feedstocks to be processed.

Our XyMax and PxMax technologies for the production of aromatics use ExxonMobil’s proprietary zeolite shape-selective catalyst technology to increase conversion and reduce losses versus other technologies. Zeolite catalyst technology is also employed for the production of higher olefins.

ExxonMobil pioneered metallocene single-site polyolefin catalyst technology in the 1980’s and remains a leader in this technology field. Metallocene catalysts allow polymer structure to be precisely tailored to improve performance. These catalysts also reduce operating costs and by-product production versus traditional polyolefin catalysts.

ExxonMobil Chemical is a leader in the development and commercialization of metallocene single-site catalysts for polymer production.

Creating Better Products for Consumers. ExxonMobil has developed a new polypropylene product for automotive bumpers that provides excellent appearance, is scratch resistant, and can be used in both mold-in color and partial paint applications.

New grades and densities of Exceed metallocene-based polyethylene offer exceptional toughness and strength for high-performance films.

Our new Label-Lyte oriented polypropylene film replaces metallized paper in water-based, glue-labeling applications. The film is the first of its kind to run on most existing paper-labeling equipment without machinery or adhesive modifications.

Value of Technology Leveraged Through Licensing. In some cases, the value of our technology is enhanced through joint ventures and industry licensing.

Univation Technologies LLC, the polyethylene technology and licensing joint venture owned by ExxonMobil Chemical and Dow Chemical Company, successfully demonstrated production of bimodal high-density polyethylene (HDPE) in a single gas-phase polyethylene reactor. The new Prodigy catalyst technology allows the production of HDPE resins at substantially lower costs than traditional staged processes. Bimodal polyethylenes combine superior processing characteristics with unique physical properties, and are used in a broad range of applications such as pipe, films, and blow molding. The Prodigy technology is expected to be available for licensing in 2003.

Work continued on a project to increase production capacity for Exxpol metallocene catalysts at the Univation Mont Belvieu, Texas, manufacturing site. The project, scheduled for completion in 2003, will increase catalyst manufacturing capacity to the equivalent of more than 2. 5 million-tons-per-year of metallocene polyethylene.

Several additional licenses were signed for use of ExxonMobil’s tubular high-pressure, low-density polyethylene, steam cracking, and aromatics technologies.

Sales of ExxonMobil’s metallocene polymers have grown at more than 40% per year since introduction.

Global Climate and Energy Project

In 2002, ExxonMobil committed to invest $100 million in a groundbreaking research effort at Stanford University, the Global Climate and Energy Project (G-CEP). We believe that the only viable solution to addressing the potential long-term risk of climate change is through the development of practical, commercially viable technologies.

Stanford University will lead the project. Scientists and engineers from universities and companies, including ExxonMobil, General Electric, and Schlumberger, will work on a wide range of issues associated with energy needs. We believe this project holds great promise for yielding new technology to support continued production of reliable and affordable energy while reducing greenhouse gas emissions in a cost-effective way.

Upstream

Exploration, Development, Production, and Gas and Power Marketing

ExxonMobil has upstream activities in more than 40 countries and is a leading producer both onshore and offshore.

The Kizomba A Floating Production, Storage, and Offloading vessel will be deployed offshore Angola.

The development is expected to recover 1 billion barrels of oil (gross).

UPSTREAM STRATEGIES

➢     •  Maximize profitability of existing oil and gas production.

➢     •  Identify and pursue all attractive exploration opportunities.

➢     •  Invest in projects that deliver superior returns.

➢     •  Capitalize on growing natural gas and power markets.

Although business conditions and opportunities change from year to year, ExxonMobil employs a set of long-term fundamental strategies in our worldwide exploration, development, production, and gas and power marketing businesses. These strategies are supported by an unparalleled commitment to technology. Superior execution of these strategies through our global functional organization, across what we believe is the best upstream asset portfolio in the industry, distinguishes ExxonMobil from competition.

INDUSTRY CONDITIONS

➢               •  World oil demand increased by about 250 thousand barrels per day in 2002 as a sluggish global economy extended a relatively weak demand environment for oil and gas.

➢               •  Brent oil prices averaged about $25 per barrel in 2002, up about 50 cents per barrel versus 2001.

➢               •  World natural gas consumption increased about 1 percent in 2002.

➢               •  United States natural gas prices increased throughout the year, but were still about 25 percent lower versus 2001. In Europe, natural gas prices averaged about 15 percent lower than 2001.

Water is treated, then converted to steam for injection into the reservoir at the Cold Lake Mahkeses plant.

2002 HIGHLIGHTS

Earnings were $9.6 billion, down from last year’s results primarily due to lower natural gas prices throughout much of the year.

Return on average capital employed was 22.3 percent in 2002, averaging 21 percent over the past five years.

Profit per oil-equivalent barrel was $6.00, excluding income from power and coal activities.

Liquids and gas production available for sale totaled 4.2 million oil-equivalent barrels per day, exceeding all competitors.

Proved oil and gas reserve additions totaled 1.9 billion oil-equivalent barrels, replacing 117 percent of reserves produced, including asset sales (118 percent with sales excluded). This is the ninth year in a row that ExxonMobil has more than replaced reserves produced.

At 21.9 billion oil-equivalent barrels, ExxonMobil’s proved reserves are the largest of any nongovernment company.

Resource base additions totaled 2.2 billion oil-equivalent barrels in 2002, bringing the total to an industry-leading 72 billion barrels. Key contributions were made from Angola, Australia, Kazakhstan, Nigeria, and North America.

Finding costs were $0.61 per oil-equivalent barrel, down from an already low three-year average of $0.64.

Major projects expected to develop more than 8 billion net oil-equivalent barrels of resources are under way, providing a solid basis for future profitable production growth.

Statistical Recap	2002	2001	2000	1999	1998
Earnings (millions of dollars)	9,598	10,736	12,685	6,244	3,706
Liquids production (thousands of barrels per day)	2,496	2,542	2,553	2,517	2,502
Natural gas production available for sale (millions of cubic feet per day)	10,452	10,279	10,343	10,308	10,617
Proved reserves replacement, excluding sales (percent)	118	111	112	106	132
New field resource additions (millions of oil-equivalent barrels)	2,150	2,490	2,120	1,530	1,690
Average capital employed (millions of dollars)	43,064	40,029	41,218	41,111	37,422
Return on average capital employed (percent)	22.3	26.8	30.8	15.2	9.9
Capital and exploration expenditures (millions of dollars)	10,394	8,816	6,933	8,428	10,082

UPSTREAM COMPETITIVE ADVANTAGES

ExxonMobil’s industry-leading, world-class, and geographically diverse upstream portfolio spans more than 40 countries. It includes a resource base totaling 72 billion oil-equivalent barrels, 4.2 million oil-equivalent barrels per day of production in 25 countries, more than 100 major new development projects, and global gas and power marketing.

Strong Diverse Portfolio

Large, highly profitable, established oil and gas operations in North America, Europe, Asia-Pacific, and West Africa form the strong foundation of this portfolio. These areas include long-life producing fields and have significant near-term potential as new opportunities are developed using existing infrastructure. Our asset base includes more than 60,000 productive wells from 8,300 reservoirs and almost 600 offshore platforms, and we invest in active work programs to maintain this profitable base. ExxonMobil also holds a strong position and is investing in high-quality opportunities that will provide the basis for profitable future growth in West Africa, the Caspian region, Eastern Canada, the Middle East, Russia, and the Gulf of Mexico.

Leading Deepwater Position

ExxonMobil has an industry-leading position in deepwater areas, with participation in 62 significant deepwater discoveries, and interests in more than 690 deepwater blocks totaling more than 49 million gross acres. The company is a leading holder of acreage in the world’s most active deepwater regions: West Africa, the Caspian Sea, and the Gulf of Mexico; and has active exploration programs, development, and production in deepwater areas around the world. This prominent position is contributing to current production and will add significantly to future profitable production growth.

In the next five years, ExxonMobil plans to participate in 20 deepwater project start-ups, which are expected to add 2.7 million gross oil-equivalent barrels per day. We estimate that 20 to 25 percent of our liquids production in 2010 will be from deepwater areas. Application of state-of-the-art technology and superior project execution provide ExxonMobil with a competitive advantage in development of these high-quality resources.

Financial Strength and Disciplined Approach

ExxonMobil’s financial strength and access to capital are competitive advantages that allow us to pursue all attractive projects and maximize returns. We continually invest in our existing asset base to increase resource recovery, maximize profitability, and extend the economic life of our oil and gas fields. Potential projects are tested over a wide range of economic scenarios to ensure resiliency in expected returns. They are evaluated for strategic fit and long-term advantage versus competition. They undergo a rigorous reappraisal process to ensure relevant lessons are learned and improvements are incorporated into future decisions. This disciplined and rigorous approach to making investments and managing assets clearly distinguishes us from competition.

We apply the same discipline to managing our operations around the world every day, and maintain a relentless focus on operational excellence. We understand and apply the fundamentals, and diligently pursue efficiencies and productivity gains.

The Early Production System (EPS) on location at the Yoho development in Nigeria, which started up in late 2002. The EPS brought production on stream two years ahead of full-field production.

Experienced and Dedicated Workforce

ExxonMobil has an experienced, dedicated, and diverse workforce of exceptional quality. The upstream organization, structured around the life cycle of an asset, from exploration to development to production to gas and power marketing, provides a significant competitive advantage. The organization is centralized and run on a worldwide basis, but managed in each country. This allows us to establish priorities on a global basis, effectively leveraging the transfer of technology and best practices across our vast worldwide portfolio. We maintain a strong focus on operational excellence in all aspects of our business while efficiently deploying experienced people with the right skills. This approach has yielded significant advantages in both cost efficiencies and our ability to recognize and respond to changes in the business environment.

Commitment to Technology

Production from the Angsi development contributed to record gas sales in Malaysia.

ExxonMobil’s long-standing commitment to the development and application of leading-edge upstream technology is unmatched in the industry and provides a sustainable competitive advantage. Technology is the lifeblood of our business. It allows us to maximize value by increasing recoverable resources, reducing costs, and creating new markets for our products. Over the life of a field, new technology helps produce greater volumes and extend field life. We manage upstream technology development and application with the same disciplined approach we use in making all our business decisions. Our approach to technology and our track record of developing industry-leading new technology serve us well in countries where we have an established business presence, and in emerging areas where we are positioned to be the partner of choice. Technology has been, and will remain, fundamental to our business success.

RESOURCES AND PROVED RESERVES

Resource Base

The size, quality, and breadth of ExxonMobil’s total inventory of discovered oil and gas resources are major strengths of the company. ExxonMobil’s discovered resource base now stands at 72 billion oil-equivalent barrels (30 percent proved), 57 percent of which is liquids. It has grown by almost 30 percent, or more than 16 billion oil-equivalent barrels, during the last 10 years.

The resource base is updated annually to add new discoveries and resource acquisitions and to reflect any changes in estimates of existing resources. ExxonMobil refers to new discoveries and acquisitions of discovered, but undeveloped, resources as new field resource additions. The company includes only those resources it believes are likely to be produced in the future. Adjustments to existing field resources reflect changed recovery expectations resulting from new technologies and any other revisions resulting from continued field drilling and evaluation. During the update process, volumes produced or sold during the year are removed from the resource base.

Resources are classified as either proved or non-proved. Non-proved resources are typically converted to proved reserves once technical and commercial confidence support a development decision.

Proved Reserves

At year-end 2002, the resource base included nearly 22 billion oil-equivalent barrels of proved oil and gas reserves. Liquids comprise 58 percent of this proved reserve base. ExxonMobil added 1.9 billion oil-equivalent barrels to proved reserves in 2002, while producing 1.6 billion oil-equivalent barrels, replacing 117 percent of reserves produced, including asset sales. Excluding sales, we replaced 118 percent of reserves produced. This is the ninth consecutive year that the company’s reserves replacement has exceeded 100 percent.

Excluding sales, the company has added 19 billion oil-equivalent barrels to proved reserves over the last 10 years (18 billion oil-equivalent barrels including sales), more than replacing production. Over the last five years, reserves have been added at an average replacement cost of $4.39 per oil-equivalent barrel.

ExxonMobil has consistently made net upward revisions to estimates of proved reserves in existing fields. These revisions have averaged 682 million oil-equivalent barrels per year over the last five years and have resulted from enhanced reservoir management and the application of new technology. In 2002, upward revisions were made at fields such as Zafiro in Equatorial Guinea, Tengiz in Kazakhstan, and Hibernia in Canada.

Development wells drilled in 2002 within existing fields are expected to ultimately recover more than 770 million oil-equivalent barrels of reserves at a cost of less than $3.25 per oil-equivalent barrel.

The development of new fields discovered through exploration and extensions of existing fields have added more than 1 billion oil-equivalent barrels per year to proved reserves over the past five years. These include proved additions in 2002 in Kazakhstan, Qatar, Russia, Angola, and Azerbaijan.

ExxonMobil’s proved reserve base of 21.9 billion oil-equivalent barrels equates to a reserve life at current production rates of more than 13 years.

Resource base, resources, recoverable oil, recoverable hydrocarbons, recoverable resources: include quantities of oil and gas that may not yet be classified as proved reserves, but are likely to be moved to proved reserves and produced in the future.

Proved oil and gas reserves: estimated quantities of crude oil, natural gas, and NGLs that geologic and engineering data show will be recoverable with reasonable certainty given existing economic and operating conditions (i.e., prices and costs at the date of the estimate). In general, ExxonMobil records proved reserves in conjunction with significant funding commitments made toward the development of the reserves.

➢  •  Includes 100 percent of majority-owned affiliates’ proved reserves.

➢  •  Includes ExxonMobil’s percentage ownership of equity company proved reserves.

➢  •  Condensate is included in crude oil reserves.

➢  •  Can only consider price changes provided for by existing contracts.

➢  •  Can assume substantial new investment will be required.

In this report, we include proven reserves from Syncrude tar sands operations in Canada as part of our total proved reserves. Syncrude reserves are reported separately as a mining operation in SEC filings.

Reserve bookings for certain deepwater fields may be made prior to conducting flow tests due to safety and cost implications of such tests. In those situations, other industry-accepted analyses are used.

Proved developed reserves: volumes recoverable through existing wells with existing equipment and operating methods.

Proved undeveloped reserves: volumes expected to be recovered as a result of future investments.

PRODUCTION, DEVELOPMENT, AND EXPLORATION OVERVIEW

Profitable Global Production Base

ExxonMobil has a profitable base including 1,800 producing fields in 25 countries. ExxonMobil is focused on maximizing profitability of this base through implementation of ongoing work programs, continuous focus on cost management and efficiency improvements, effective asset management, and application of best practices and industry-leading proprietary technologies. More than one-third of total upstream capital is spent on improvements to this profitable production base. These are key drivers behind the company’s strong return on capital employed.

Development for Production Capacity Growth

At year-end 2002, ExxonMobil had 52 major projects under way that are expected to develop more than 8 billion oil-equivalent barrels (net). Another 67 projects with the potential to develop up to an additional 12 billion oil-equivalent barrels (net) are in the early planning stage. ExxonMobil’s expanding resource base and high-quality inventory of large development projects provide the basis for profitable future production growth. ExxonMobil’s oil and gas production capacity is expected to grow by 3 percent per year on average through 2008.

Adding Resources for the Future

ExxonMobil continued its strong exploration results by adding 2.2 billion oil-equivalent barrels of new resources from 15 countries at a finding cost of $0.61 per oil-equivalent barrel. The company’s exploration program in new venture areas continues to provide substantial resource additions through drilling and acquisition of discovered, undeveloped resources. This is complemented by selective exploration drilling in established areas that provides highly profitable resources with the potential for early production start-up through existing infrastructure.

Resource Base Changes
(billions of oil-equivalent barrels)	2002	5-Year Average
New field resource additions/acquisitions	2.2	2.0
Existing fields	(0.2)	1.1
Production	(1.6)	(1.6)
Sales	(0.2)	(0.1)
Net change	0.2	1.4

Proved Reserves Additions
(millions of oil-equivalent barrels)	2002	5-Year Average
Revisions	597	682
Discoveries/extensions	1,210	1,046
Improved recovery	95	134
Purchases	—	1
Total	1,902	1,863
Production	1,608	1,609
Reserve replacement (percent)	118	116

MAJOR DEVELOPMENT PROJECTS

Project Start-Ups

	Target Peak Production (Gross)		ExxonMobil Working			Target Peak Production (Gross)		ExxonMobil Working
	Liquids	Gas	Interest			Liquids	Gas	Interest
2002	(kBD)	(MCFD)	(%)		2005 (Projected)	(kBD)	(MCFD)	(%)
Canada – Cold Lake 11-13	45	–	100	■	Azerbaijan – Megastructure (full field)	1000	–	8	●
Canada – Terra Nova	150	–	22	●	Indonesia – Banyu Urip	165	–	*	■
Malaysia – Larut A	30	35	50	■	Italy – Tempa Rossa	50	10	25	●
Malaysia – Lawang A	20	–	80	■	Netherlands – Groningen Clusters	–	635	30	●
Netherlands – s-Gravenzande	–	95	50	●	Nigeria – Erha	150	–	56	■
Nigeria – Yoho	150	–	40	■	Norway – Kristin	100	480	12	●
Norway – Sigyn	25	95	40	■	Norway – Volve	40	25	30	●
Papua New Guinea – Moran	25	–	33	●	Qatar – Al Khaleej Gas (formerly EGU)	180	1750	100	◆
U.K. – Otter	30	10	13	●	Qatar – RasGas Train 4	30	800	29	◆
U.S. – Prudhoe Bay Gas Cap Water Injection	20	–	37	●	Russia – Sakhalin-1 (full field)	250	1000	30	■
					U.S. – Thunder Horse	250	200	25	●
2003 (Projected)
Angola – Xikomba	80	–	40	■	2006+ (Projected)
Canada – Sable Offshore Energy Tier 2	15	365	60	■	Angola – Dalia	225	–	20	●
Chad – Doba	225	–	40	■	Angola – Kizomba B	250	–	40	■
Equatorial Guinea –					Angola – Kizomba C	250	–	40	■
Zafiro Southern Expansion EPS	85	–	71	■	Angola – LNG	50	600	12	●
Malaysia – Bintang	5	355	50	■	Angola – Marimba	80	–	40	■
Nigeria – Amenam Kpono	145	–	10	●	Angola – Mavacola	80	–	40	■
Norway – Fram West	60	70	25	●	Angola – Rosa Area	100	–	20	●
Norway – Grane	200	–	26	●	Australia – Kipper/Tuna	25	165	32	■
Norway – Ringhorne Platform	85	30	100	■	Canada – Cold Lake 14-16	45	–	100	■
Norway – Mikkel	25	175	33	●	Canada – Kearl Lake	200	–	*	■
U.K. – Penguins	40	70	50	●	Canada – Mackenzie Gas Project	10	800	57	■
					Equatorial Guinea – Northern Area	15	–	71	■
2004 (Projected)					Kazakhstan – Kashagan	1000	1500	17	●
Angola – Jasmim	50	–	20	●	Kazakhstan – Tengiz Expansion	440	100	25	●
Angola – Kizomba A	250	–	40	■	Malaysia – Guntong Hub	35	745	50	■
Canada – Aurora Phase 2	110	–	25	●	Netherlands – Groningen Clusters	–	1900	30	●
Malaysia – Angsi Phase 3	30	15	50	●	Nigeria – Bonga SW	145	110	20	●
Nigeria – Bonga	200	150	20	●	Nigeria – Bosi Oil	50	–	56	■
Nigeria – Etim/Asasa B	25	–	40	■	Nigeria – East Area Additional Recovery	145	–	40	■
Norway – Sleipner West Alpha North	15	195	32	●	Nigeria – East Area NGL	40	–	40	■
Norway – Sleipner West Compression	15	110	32	●	Nigeria – Satellite Projects	95	–	40	■
Qatar – RasGas Train 3	30	800	29	◆	Nigeria – Usan	55	15	30	●
U.K. – Carrack	5	160	49	●	Norway – Ormen Lange	25	1500	7	●
U.K. – Goldeneye	30	260	39	●	Qatar – Qatargas II	150	2900	30	◆
U.K. – Scoter	5	100	44	●	U.S. – Alaska Gas Pipeline	–	4500	36	**
U.S. – Ursa Pressure Maintenance	55	55	16	●	U.S. – Point Thomson	75	–	36	■

Operatorship:        ■ = ExxonMobil Operated ◆= Joint Operation               ● = Operated by Others

  * Under negotiation

** Not yet determined

ExxonMobil participates in five LNG trains in Qatar, one of which is shown here, with two more under construction. The North Field, a world-class resource, is well-positioned to be competitive in any market.

GAS AND POWER MARKETING OVERVIEW

ExxonMobil Gas & Power Marketing Company has a global focus on adding value from the gas source through to the customer by capitalizing on growing gas markets.

The objectives are to:

➢ •  Identify and develop markets to support growth of equity natural gas volumes.

➢ •  Maximize the value of natural gas, NGL, helium, CO2, and power sales.

➢ •  Minimize delivered costs of purchased natural gas, NGL, and power.

➢ •  Maximize the value of natural gas, NGL, and power assets.

Growing Demand for Natural Gas

Natural gas is forecast to be the world’s fastest-growing source of energy by volume through the end of the decade. Gas currently meets more than 20 percent of world energy demand and is expected to reach about 25 percent by 2020. The power sector will be the largest driver of new demand, as gas is expected to supply the majority of fuel for new power generation. The economies of North America, Europe, and the former Soviet Union are the largest consumers of gas, and are expected to grow about 1.0 to 3.5 percent annually over the next 10 years. Emerging markets in both Asia-Pacific and Latin America are forecast to drive gas demand growth in each of these regions at 4 to 5 percent annually over the next decade.

Leveraging Global Expertise to Maximize Value

ExxonMobil is the world’s largest nongovernment marketer of equity (own production) gas, with 2002 sales exceeding 10 billion cubic feet per day. Total gas sales were almost 19 billion cubic feet per day. Sales were made in more than 25 countries, across five continents, and in almost every major gas market in the world. The company participated in LNG joint ventures with a combined gross capacity of 20 million metric tons per year, nearly 20 percent of global industry capacity.

ExxonMobil has access to a broad portfolio of both established gas resources, which are close to existing gas markets, and new gas-field developments that will be commercialized to meet growing demand in both mature and emerging markets. The total resource base includes nearly 185 trillion cubic feet of net discovered resources (including 56 trillion cubic feet of proved reserves), which provides a solid foundation for profitable growth.

The company has leading-edge proprietary LNG, gas-to-liquids, power generation, and gas pipeline technologies and is pursuing industry-first technology aimed at expanding opportunities for commercializing natural gas. Our expertise in integrating these advanced technologies with global market requirements, strong financial position, and our understanding of transportation networks, project economics, and regulatory structures provide a substantial competitive advantage. The ability to participate effectively in all sectors of the gas business worldwide is essential to optimizing a substantial base business and commercializing our large remote resources in growing and changing markets.

In 2002, the power segment of our business was combined with gas marketing to take further advantage of synergies in the businesses. The company has significant holdings in the electric power business, with interests in nearly 13,000 megawatts of generation capacity, including our interest in Hong Kong power generation, and power and cogeneration facilities at ExxonMobil’s refining, chemical, and production operations. A power and gas services organization was created to take advantage of opportunities in the increasingly linked gas and power markets.

NORTH AMERICA

ExxonMobil has the industry’s largest portfolio of proved reserves and production in North America. North American operations contributed about 38 percent of ExxonMobil’s 2002 worldwide production on an oil-equivalent basis and 37 percent of upstream earnings, fueling growth in other areas.

North America Highlights
Earnings (billions of dollars)	3.5
Proved Reserves (BOEB)	8.0
Acreage (gross acres, million)	44.6
Net Liquids Production (MBD)	1.0
Net Gas Production (BCFD)	3.4

United States

ExxonMobil is one of the largest oil and gas producers and reserve holders in the United States. The company’s well-established portfolio is geographically diverse, with significant positions in all major producing regions including Alaska, onshore Gulf Coast, Gulf of Mexico shelf and deepwater areas, onshore and offshore California, and the Mid-Continent region. U.S. properties contributed 25 percent of the company’s net oil and gas production in 2002 and accounted for 25 percent of proved reserves at year end.

The U.S. upstream continues to provide a significant contribution to ExxonMobil profitability through a sizable yet selective drilling program, investments in the existing base as well as in attractive new projects, and continued operational efficiency improvements. Technology and quality reservoir management enhance the long-term performance of each field. Base production decline is mitigated through development drilling and an active workover program. In 2002, more than 720 development wells were completed.

In Alaska, ExxonMobil is the largest resource owner in the Prudhoe Bay field. The permitting process has begun on the ExxonMobil-operated Point Thomson gas-cycling project (ExxonMobil interest, 36 percent) on Alaska’s North Slope. This project is designed to yield 75 thousand barrels of condensate per day (gross) from gas injection of 1.4 billion cubic feet per day, and is expected to recover 400 million barrels of liquids over the life of the project.

Exploration drilling added more than 200 million oil-equivalent barrels to ExxonMobil’s resource base, with significant additions from Alaska’s North Slope and offshore California. Onshore in the U.S., gas exploration efforts contributed 11 (gross) successful wildcat wells.

Drilling wells in the Waha field in West Texas to maintain a profitable production base.

Thunder Horse

Expected Production Rate (gross)
Liquids	250 kBD
Natural Gas	200 MCFD

ExxonMobil Working Interest	25%
Scheduled Start-Up	2005

The Thunder Horse development will include a semi-submersible floating production, drilling, and quarters (PDQ) unit with direct access and remote subsea wells. Topsides fabrication is progressing and the hull/rig fabrication was initiated in September 2002. This unit could recover in excess of a billion oil-equivalent barrels (gross), making Thunder Horse the largest discovery to date in the Gulf of Mexico.

Point Thomson

Expected Production Rate (gross)
Liquids	75 kBD

Total Project Investment	$1.2 billion
ExxonMobil Working Interest	36%

The ExxonMobil-operated Point Thomson gas-cycling project on the North Slope of Alaska is targeted to recover 400 million barrels of condensate (gross) through gas recycling. The project will include development and injection wells, high-pressure gas compression, condensate separation and stabilization, gathering pipelines, and infrastructure. A Memorandum of Understanding was signed with the State of Alaska in September 2002, establishing a State Permit Manager to facilitate the permitting process with state and federal agencies.

Deepwater Gulf of Mexico

ExxonMobil’s technological leadership and deepwater expertise provide a competitive advantage in the deepwater Gulf of Mexico. ExxonMobil has one of the leading deep-water acreage positions with high-quality interests in 566 deepwater blocks (about 3.4 million gross acres). With producing fields contributing 378 thousand oil-equivalent barrels per day of gross production, development projects under way, participation in high-potential discoveries and a strong inventory of prospects, ExxonMobil is well positioned for future growth in this challenging frontier area.

In 2002, production began from the second phase of the ExxonMobil-operated Mica development (ExxonMobil interest, 50 percent). Subsea wells in Mica are located 29 miles from the production facilities, making this the longest subsea oil tieback in North America. At year-end 2002, Mica was producing 6 thousand barrels of oil per day and about 150 million cubic feet of gas per day (gross).

Construction of the world’s largest semi-submersible production and drilling vessel is under way for the Thunder Horse development (ExxonMobil interest, 25 percent). The Thunder Horse discovery will be developed in phases.

The first phase of development, planned for start-up in 2005, will have a projected gross production capacity of 250 thousand barrels of oil and 200 million cubic feet of gas per day.

ExxonMobil acquired interests in 24 deepwater and 10 shallow-water leases in 2002, further strengthening our position in the high-potential areas of the Gulf of Mexico.

Canada

ExxonMobil is the largest crude oil producer in Canada, a significant natural gas producer, and holds the leading proved reserve position through its wholly owned affiliate, ExxonMobil Canada Ltd. and its majority-owned affiliate, Imperial Oil Limited (IOL) (ExxonMobil interest, 69.6 percent). The company has a significant presence in the major development projects offshore Eastern Canada and a well-established production base with expansion opportunities in Western Canada. Production volumes on an oil-equivalent basis increased by about 4 percent in 2002 as a result of these opportunities.

Conventional Oil and Gas

ExxonMobil assumed operatorship of the Sable Offshore Energy Project (SOEP) on February 1, 2002. SOEP (ExxonMobil interest, 51 percent offshore, 56 percent onshore; IOL interest, 9 percent offshore, 10 percent onshore) consists of six fields that are estimated to contain gross recoverable hydrocarbons of approximately 3.5 trillion cubic feet of natural gas and more than 100 million barrels of natural gas liquids. Production in 2002 was more than 500 million cubic feet per day of natural gas and 17 thousand barrels per day of liquids (gross) from the initial three-field development. Construction is under way for the development of the Alma field, which will be the fourth field to be developed in the Sable project. Alma is expected to start up in 2003, and is designed to produce 120 million cubic feet of gas and 3 thousand barrels of associated liquids daily (gross). Construction will begin this year on the South Venture field development, which is the fifth field to be developed in the Sable project, with start of production planned for 2004. A major compression facility is planned to maintain sales volumes longer term.

North America (continued)

Natural gas from the Sable project is transported to markets in the Canadian maritime provinces and the Northeastern United States via the Maritimes and Northeast Pipeline (ExxonMobil interest, 12.5 percent).

Offshore Newfoundland, the Terra Nova development (ExxonMobil interest, 22 percent) located 200 miles east-southeast of St. John’s, Newfoundland, started up in January 2002 and is producing 150 thousand barrels per day (gross). Located in 300 feet of water, Terra Nova consists of a unique, harsh-environment-equipped Floating Production, Storage, and Offloading (FPSO) vessel and 24 subsea wells that are expected to recover 380 million oil-equivalent barrels (gross).

The company also holds a 33.1-percent interest in the Hibernia oil field. Hibernia, located 195 miles southeast of St. John’s, Newfoundland, holds estimated gross remaining recoverable oil of 670 million barrels. Optimization and debottlenecking efforts increased gross oil production to 180 thousand barrels per day.

Sable Offshore Energy Project Tier 2

Expected Production Rate (gross)
Liquids	15 kBD
Natural Gas	365 MCFD

Total Project Investment	$900 million
ExxonMobil Working Interest	60%
Scheduled Start-Up	2003-2006

The Sable Offshore Energy Project, located 125 miles offshore Nova Scotia in 70-250 feet of water, began production in late 1999. The Sable Tier 2 project will add as many as three satellite platforms, interconnecting pipelines, and offshore compression to the existing development in staged increments. Alma, the first of the Tier 2 fields, is designed to produce 120 million cubic feet of gas (gross) and 3 thousand barrels of associated liquids per day (gross). Engineering and design work is essentially complete, topsides and jacket fabrications are in progress, and pipeline installation is complete. Start-up is scheduled for 2003. Development of the South Venture field is under way.

Syncrude Aurora 2 and Upgrader Expansion

Expected Production Rate (gross)
Liquids	110 kBD

Total Project Investmen	$3.2 billion
ExxonMobil Working Interest	25%
Scheduled Start-Up	2004

The Aurora projects will develop additional bitumen supply to expand production capacity. The developments include two remote mining trains and an expansion of the central processing and upgrading plant. Extraction plant facilities for Aurora 1 and 2 are shown to the right. The first remote mine development, Aurora 1, began production in 2000. The Aurora 2 mine is planned to develop more than 1 billion barrels of gross reserves. Initial production from this second mining train is scheduled for 2004, with the expansion of the upgrading capacity on stream in early 2005.

Cold Lake 14-16 Expansion

Expected Production Rate (gross)
Liquids	45 kBD

Total Project Investment	$650 million
ExxonMobil Working Interest	100%
Scheduled Start-Up	2007

In 2002, the company applied for regulatory approval of further expansion of its operations at Cold Lake. The expansion would include three more production stages (stages 14-16), developing 250 million barrels of recoverable oil (gross) through 1,400 wells. With timely regulatory approval and favorable market conditions, production is expected to begin as early as 2007.

Mackenzie Gas Project

Expected Production Rate (gross)
Liquids	10 kBD
Natural Gas	800 MCFD

Total Project Investment	$3 billion
ExxonMobil Working Interest	57%
Scheduled Start-Up	2006+

The Mackenzie Gas Project will develop approximately 6 trillion cubic feet of onshore natural gas from three anchor fields — Taglu (Imperial Oil Limited (IOL) interest, 100 percent), Parsons Lake (ExxonMobil interest, 25 percent), and Niglintgak — and construct the 800-mile Mackenzie Valley pipeline to transport gas from these fields to the Alberta pipeline grid. The proposed project is in the project definition stage and start-up is anticipated post 2006.

Heavy Oil and Tar Sands Development

The Cold Lake field (Imperial Oil Limited (IOL) interest, 100 percent) and the Syncrude tar sands operation (IOL interest, 25 percent) in Alberta account for the majority of IOL’s oil production in Western Canada.

The Cold Lake operation is significantly different from conventional oil production. Steam is injected into the reservoir, which increases mobility of the heavy oil, permitting it to be produced. The injection-production cycle is repeated multiple times to maximize economic recovery. Application of leading-edge technologies providing enhanced resource description, identification of reservoir segments not yet contacted by steam, and improved recovery prediction have increased reserves recovery potential and improved economics at Cold Lake. Cold Lake 11-13, also known as the Mahkeses project, started up in 2002 and is expected to add approximately 45 thousand barrels per day (gross) of heavy oil production. This project also includes a power cogeneration facility. Generated power will be used throughout the existing Cold Lake development and sold onto the local power grid.

The Syncrude operation involves three main processes: open-pit mining, extraction of crude bitumen, and upgrading to produce high-quality crude oil. Syncrude Sweet Blend, the final product of the operation, is a 32-degree API gravity crude that has market value approximately equal to West Texas Intermediate crude. Since its start-up more than 20 years ago, the Syncrude tar sand facility has become the largest in the world, producing 229 thousand barrels of crude oil per day (gross) in 2002. Net interest proven reserves total 800 million barrels, providing a reserve life of more than 38 years at current production rates.

The Cold Lake Mahkeses facility, which started up in 2002, includes a cogeneration facility. Heat recovery steam generators make steam to inject in the reservoir for improved oil recovery.

Staged expansion is under way to further develop reserves in the area, expand the upgrading facilities, and increase production to more than 355 thousand barrels of upgraded crude oil per day (gross). The next phase of expansion is scheduled to start up in 2004.

ExxonMobil holds interests in Kearl Lake oil sands mining leases through its interest in IOL as well as through its wholly owned affiliate (ExxonMobil interest in Lease 36, 100 percent; IOL interest in mining deposits on leases 6 and 87, 100 percent). Planning is under way for the development of Kearl Lake. In 2003, activity will begin on environmental and regulatory work to support a development plan application.

North American Gas Market

In North America, ExxonMobil is a leading producer and marketer of equity gas, with net production volumes of 3.4 billion cubic feet per day. Gas sales totaled nearly 9 billion cubic feet per day from a diversified portfolio of existing fields, new developments, and joint operations. Gas marketing and transportation contracting activities are focused on optimizing both existing gas and new gas supplies.

ExxonMobil is well positioned to meet demand growth, with supplies in major producing basins, and exploration and development activities near key markets. This includes a leading position in the gas resources in the Mackenzie Delta region of Northern Canada and on the North Slope of Alaska. The Mackenzie Delta Producers Group, led by IOL and the Mackenzie Valley Aboriginal Pipeline Corporation, is working to pursue economic and timely development of a Mackenzie Valley pipeline. The intent to begin preparation of regulatory applications was announced in early 2002. While studies indicate an Alaska North Slope gas pipeline is not currently economic, ExxonMobil and other major North Slope gas producers are working with the United States and Alaskan governments on the necessary legislative and regulatory frameworks.

ExxonMobil is also a leading player in North American natural gas liquids, managing more than 670 thousand barrels per day (gross). The company holds interests in all aspects of the business from gas production through processing, transportation, storage, fractionation, refining, chemical feedstocks, and propane marketing. ExxonMobil holds interests in more than 90 gas plants, with net processing capability of 4.4 billion cubic feet of gas per day.

Additionally, ExxonMobil is the largest wholesale marketer of helium in the world. The company’s U.S. operations produce nearly 4 million cubic feet per day of helium, one-quarter of the world’s supply.

EUROPE

ExxonMobil is the largest net producer of oil and gas in Europe, with daily net production of about 590 thousand barrels of liquids and 4.5 billion cubic feet of gas. The company has exploration and/or production operations in France, Germany, Italy, the Netherlands, Norway, and the United Kingdom. Extensive North Sea oil and natural gas production operations and significant onshore natural gas production are among the company’s key assets. ExxonMobil’s operations in Europe represent about one-third of the company’s 2002 net oil and gas production and 31 percent of upstream earnings.

Europe Highlights
Earnings (billions of dollars)	3.0
Proved Reserves (BOEB)	5.4
Acreage (gross acres, million)	21.1
Net Liquids Production (MBD)	0.6
Net Gas Production (BCFD)	4.5

United Kingdom and Norway Developments

ExxonMobil has interests in more than 100 producing fields in the U.K. and Norwegian sectors of the North Sea, which accounted for 21 percent of ExxonMobil’s 2002 net oil and gas volumes.

In the Norwegian sector of the North Sea, the ExxonMobil-operated Sigyn subsea development project (ExxonMobil interest, 40 percent) began production in December, three months ahead of schedule, and is currently producing more than 25 thousand barrels of liquids and more than 90 million cubic feet of gas per day (gross). The ExxonMobil-operated Ringhorne platform (ExxonMobil interest, 100 percent) started production in February 2003. The 11.4-thousand-ton topsides lift set an ExxonMobil and Norwegian Continental Shelf record for heaviest lift.

The Ringhorne platform in the Norwegian North Sea started production in early 2003. The topsides lift set an ExxonMobil record.

The Grane project (ExxonMobil interest, 26 percent) is expected to develop 780 million oil-equivalent barrels (gross) through an integrated production, drilling, and quarters platform. The project will include natural gas injection for improved recovery. Initial drilling has been completed on the project and start-up is anticipated in late 2003.

The Fram West project (ExxonMobil interest, 25 percent) is expected to develop an estimated 120 million oil-equivalent barrels (gross) using subsea wells tied back to an existing platform. First production is planned for late 2003.

In the U.K. North Sea, the Penguins project (ExxonMobil interest, 50 percent) started production in January 2003 and is expected to recover 79 million oil-equivalent barrels (gross).

The Goldeneye project (ExxonMobil interest, 39 percent) is planned to develop 135 million oil-equivalent barrels (gross) using an unmanned wellhead platform. Production will be processed at the existing St. Fergus gas plant. Start-up is anticipated in 2004.

Also in the U.K., ExxonMobil participated in the Nessie gas discovery on Block 49/20b (ExxonMobil interest, 29 percent).

Grane Œ

Expected Production Rate (gross)
Liquids	200 kBD

Total Project Investment	$2.1 billion
ExxonMobil Working Interest	26%
Scheduled Start-Up	2003

The Grane project is expected to develop 780 million oil-equivalent barrels (gross) through an integrated production, drilling, and quarters platform, and associated export pipelines. The platform will be located in 420 feet of water. The project will include more than 30 wells with natural gas injection for improved recovery. All major project components are under fabrication. Initial drilling is complete and start-up is anticipated in late 2003.

Gas Field
Gas Pipeline
Oil Field
Oil Pipeline
Natural Gas Liquids
Projects Described in Text and on Following Page
ExxonMobil Interest Acreage
Offshore
Onshore
ExxonMobil Interest Discoveries
North Sea
Faeroe Islands
Shetland Islands
Orkney Islands
SCOTLAND
NORTHERN IRELAND
IRELAND
WALES
ENGLAND
NORWAY
DENMARK
NETHERLANDS
GERMANY
BELGIUM
Aasgard
Tyrihans
Mikkel
Kristin
Njord
Trondheim
Merlin
Osprey
Snorre B
Dunlin
Vigdis/Tordis
Eider
Hudson
Tern
Statfjord
Cormorant
Brent
Fram West
Pelican
Strathspey
Sullom Voe
Oseberg
Brage
Bergen
Beryl
Jotun
Skene
Grane
Kaarst
Stavanger
Kingfisher
Balder/Ringhorne
Flotta
Goldeneye
Sleipner
Nigg
Forties
Sigyn
Nelson
Mallard/Kittiwake
St. Fergus
Cruden Bay
Aberdeen
Gannet
Shearwater
Elgin
Guillemot/Teal
Franklin
Curlew
Fulmar
Auk
Mossmorran
Edinburgh
A6/B4
Europipe I
Europipe II
Median Lines
Teesside
Schooner
Ketch
Easington
Galleon
Indefatigable
Emden
Uithuizen
Theddlethorpe
Sean
Den Helder
Bacton
Leman
NESSIE
Corvette
Frajpipe
Interconnector
London
Zeebrugge
Dunkirk
N
(Not to Scale)
Acreage and field boundaries are approximate.

Europe (continued)

Fram West 

Expected Production Rate (gross)
Liquids	60 kBD
Natural Gas	70 MCFD

Total Project Investment	$530 million
ExxonMobil Working Interest	25%
Scheduled Start-Up	2003

The Fram West project includes subsea wells to develop an estimated 120 million oil-equivalent barrels (gross). The project consists of five wells in 1,200 feet of water tied to the Troll C platform. First production is anticipated in late 2003.

Goldeneye Ž

Expected Production Rate (gross)
Liquids	30 kBD
Natural Gas	260 MCFD

Total Project Investment	$560 million
ExxonMobil Working Interest	39%
Scheduled Start-Up	2004

The Goldeneye project is expected to develop 135 million oil-equivalent barrels (gross) using an unmanned wellhead platform with the full wellstream moved to shore via a 20-inch flowline. The project consists of five wells in 400 feet of water and production will be sent to the existing St. Fergus gas plant for separation.

Kristin 

Expected Production Rate (gross)
Liquids	100 kBD
Natural Gas	480 MCFD

Total Project Investment	$2 billion
ExxonMobil Working Interest	12%
Scheduled Start-Up	2005

The Kristin project will develop high-pressure, high-temperature reserves of 450 million oil-equivalent barrels (gross). The project includes multiple subsea templates tied back to a semi-submersible floating production platform in approximately 1,200 feet of water. Natural gas will flow to the Aasgard 42-inch gas export line, and condensate will export via a 15-mile pipeline to Aasgard C. Start-up is scheduled for late 2005.

Other European Activities

ExxonMobil has significant gas holdings in the Netherlands and Germany, and is the largest gas producer in both countries. Capacity is being optimized to meet market demand and peak-day needs. In the Netherlands, a multi-year upgrade of the Groningen facilities and additional compression is progressing.

Offshore the Netherlands, one of the largest natural gas discoveries in the last 10 years will be produced from the K/15-FK (ExxonMobil interest, 23 percent) platform. The platform was set in October 2002, only 19 months after the gas discovery. Start-up is expected in 2003 with the project anticipated to recover 32 million oil-equivalent barrels (gross).

The Groningen gas field in the Netherlands. ExxonMobil is the largest gas producer in the Netherlands.

In Germany, ExxonMobil’s wholly owned affiliate, ExxonMobil Production Deutschland GmbH, assumed operatorship of the combined production operations of Mobil Erdgas-Erdöl GmbH (ExxonMobil interest, 100 percent) and BEB Erdgas und Erdöl GmbH (ExxonMobil interest, 50 percent). The new company is expected to realize significant cost savings.

EUROPEAN NATURAL GAS

ExxonMobil is the largest nongovernment marketer of equity gas in Europe and holds a substantial asset base in direct operations, through joint ventures, and in ownership of several gas-marketing companies. ExxonMobil once again achieved record 2002 gas sales in the sizable United Kingdom market.

ExxonMobil’s substantial gas sales position in Europe is supported by an experienced marketing organization; extensive marketing infrastructure; and ownership interests in more than 30,000 miles of onshore gas pipelines, 400 billion cubic feet of gas storage capacity, and 12 gas processing plants. In addition, ExxonMobil manages more than 260 thousand barrels per day (net) of natural gas liquids.

ExxonMobil’s broad portfolio of gas production, treating, transmission, storage, and marketing assets, as well as our commercial expertise in the region, support our leadership position in the changing European market.

Several significant activities are progressing to ensure continuing alignment of ExxonMobil’s gas marketing holdings in Europe with the evolving business environment.

Discussions are ongoing on the proposed restructuring of Gasunie and related gas transmission and marketing business. Gasunie is owned 25 percent by ExxonMobil. The planned restructuring is still under negotiation and will be subject to government approvals.

In July, ExxonMobil agreed to permit the transfer of shares in the large German gas merchant, Ruhrgas AG, to E.ON AG. This transaction closed in early 2003.

Effective January 2003, the unitization of the offshore Norwegian gas pipelines was implemented. ExxonMobil’s ownership share in the unitized grid is 9.8 percent, and our ownership rights were extended to 2028. Following a change in the Norwegian regulatory regime, ExxonMobil now independently markets all of its Norway equity gas production.

North Sea
NORWAY
DENMARK
IRELAND
UNITED KINGDOM
NETHERLANDS
BELGIUM
GERMANY
LUXEMBOURG
CZECH REP.
FRANCE
AUSTRIA
SWITZERLAND
HUNGARY
LIECHTENSTEIN
(Not to Scale)

Ownership Interests (Direct and Indirect)

Pipeline *Underground Storage* *Processing Plant* *ExxonMobil Gas Activities*

ASIA-PACIFIC

ExxonMobil has an established, large, and profitable production base throughout the Asia-Pacific region. Daily net production of 260 thousand barrels of liquids and 2 billion cubic feet of gas represented 14 percent of ExxonMobil’s worldwide production in 2002.

Asia-Pacific Highlights
Earnings (billions of dollars)	1.6
Proved Reserves (BOEB)	2.0
Acreage (gross acres, million)	29.5
Net Liquids Production (MBD)	0.3
Net Gas Production (BCFD)	2.0

Australia

Net production in Australia totaled 122 thousand barrels of liquids and 453 million cubic feet of natural gas per day. The company operates 23 offshore producing facilities in the Bass Strait and the Northwest Shelf along with one crude stabilization plant, three gas processing plants, and one fractionation plant. The Bass Strait contains significant gas resources and supplies virtually all of Victoria’s natural gas requirements.

Gas sales from ExxonMobil-operated Bass Strait fields to Tasmania commenced in 2002. These are the first-ever natural gas sales to the island state. The offshore Bream Gas Cap development project (ExxonMobil interest, 50 percent) came on-line six months early and is expected to produce 200 million cubic feet per day of gas as well as 10 thousand barrels per day of liquids (gross).

A 3,900-square-kilometer 3-D seismic survey, the largest to date in the Bass Strait, was completed. It covers the entire northern margin of the Gippsland Basin and will help define potential new plays, as well as support additional infill and near-field exploration drilling programs.

The Jansz-2 discovery well was drilled on Australia’s Northwest Shelf, significantly increasing the size of gas accumulations discovered in the area by the Jansz and “Io” wells drilled in 2000 and 2001, respectively. The Jansz field area represents the largest gas accumulation in Australian exploration history with about 20 trillion cubic feet of gas.

Papua New Guinea

ExxonMobil holds interests in approximately 2.1 million gross acres in Papua New Guinea containing several oil and gas discoveries. Production is from the Kutubu, Gobe, and Moran oil fields. The Moran oil field development project (ExxonMobil interest, 33 percent) was completed and gas injection initiated in 2002. This project will add 23 thousand barrels per day of liquids (gross) and is expected to recover 84 million oil-equivalent barrels (gross).

Agreement was reached with the government of Papua New Guinea on the terms and conditions of a project to commercialize gas in the onshore Hides area. Several conditional gas-sales agreements were signed with potential customers in Australia. A pipeline will be required to transport the gas from Papua New Guinea to the markets in Australia. Additional gas-sales agreements are required for economic development.

Hong Kong

ExxonMobil has a 60-percent interest in three power stations in Hong Kong, totaling almost 6,300 megawatts of electricity generation capacity, and a 51-percent interest in a company that has offtake rights to 600 megawatts from a pumped storage station in neighboring Guangdong Province. Power demand in Hong Kong and the Guangdong Province in China is growing. At the Black Point Power Station, generation capacity expansion projects are under way, including installation of two additional high-efficiency gas turbine generating units, each with more than 300 megawatts of capacity.

Malaysia

ExxonMobil is the largest oil producer in Malaysia and the largest supplier of natural gas to Peninsular Malaysia. The company participates in six production-sharing contracts (PSCs) offshore Peninsular Malaysia, operates 36 platforms in 16 fields, and has an interest in five new field developments. In total, the company holds an interest in 1.3 million gross acres offshore.

Net liquids production increased by almost 20 percent in 2002, to 115 thousand barrels per day, driven by record-high drilling in new projects and existing fields. First production was achieved from the Larut

(ExxonMobil interest, 50 percent) and Lawang (ExxonMobil interest, 80 percent) developments.

ExxonMobil’s net gas sales in Malaysia reached record levels at 690 million cubic feet per day in 2002, in part due to ramp-up of production from the Angsi development, which started up in late 2001. Net gas sales are expected to continue to increase in 2003, with the start-up of the Bintang development (ExxonMobil interest, 50 percent). Additionally, two new satellite platforms, Angsi C and Angsi E (ExxonMobil interest, 50 percent), are planned for start up in 2004.

The Larut development offshore Malaysia contributed to a significant increase in ExxonMobil production.

Guntong Hub

Expected Production Rate (gross)
Liquids	35 kBD
Natural Gas	745 MCFD

Total Project Investment	$1.3 billion
ExxonMobil Working Interest	50%
Scheduled Start-Up (1st platform)	2006

The Guntong Hub gas development will develop 760 million oil-equivalent barrels (gross). The development consists of the installation of the Guntong E compression platform, which is the first new platform for the hub, together with satellite platforms, workovers, and drilling at existing Guntong, Tabu, Palas, and Irong Barat platforms. The Guntong E platform will consist of an 8-leg jacket and five production modules, and will be bridge-connected to the existing Guntong D platform.

Indonesia

ExxonMobil operates Indonesia’s largest producing natural gas field, Arun, which supplies gas to the P.T. Arun LNG plant. In 2002, production from the ExxonMobil-operated Arun and satellite fields (ExxonMobil interest, 100 percent) in South Lhok Sukon and the North Sumatra Offshore field totaled 825 million cubic feet per day of gas (net).

ExxonMobil completed acquisition of a 1,215-square-kilometer 3-D seismic survey in the onshore Cepu block (ExxonMobil interest, 90 percent) in East-Central Java. Negotiations with the Government of Indonesia are under way to extend the concession contract in order for development to begin.

Banyu Urip

Expected Production Rate (gross)
Liquids	165 kBD

Total Project Investment	$1.2 billion
Scheduled Start-Up	2005

The Banyu Urip field is located in the Cepu block onshore East-Central Java. The development is planned to produce 165 thousand barrels per day, routed via an oil export pipeline to a Floating Storage and Offloading vessel off the nearby Tuban coast. The development is expected to recover more than 250 million barrels of oil (gross).

AFRICA

ExxonMobil has a substantial and profitable production base as well as significant growth potential in West Africa, with upstream activities in Angola, Cameroon, Chad, Equatorial Guinea, Niger, Nigeria, and the Republic of Congo. These activities include production in Nigeria, Equatorial Guinea, Angola and Cameroon; major new developments under way in Angola, Chad, Equatorial Guinea, and Nigeria; and a world-class acreage position in the high-potential deepwater province of West Africa.

In deepwater areas offshore West Africa, ExxonMobil holds interests in 16 blocks totaling more than 13 million gross acres. Ten exploration discoveries were made during 2002, and additions to ExxonMobil’s resource base totaled more than 550 million net oil-equivalent barrels.

Africa Highlights
Earnings (billions of dollars)	0.8
Proved Reserves (BOEB)	2.7
Acreage (gross acres, million)	31.7
Net Liquids Production (MBD)	0.3
Net Gas Production (BCFD)	0.0

Angola

ExxonMobil has interests in seven deepwater blocks that cover almost 9 million gross acres. The company and its co-venturers have announced 26 discoveries in Angola on Blocks 15 and 17, which represent world-class development opportunities with gross recoverable resource potential in excess of 7.5 billion oil-equivalent barrels.

On ExxonMobil-operated Block 15 (ExxonMobil interest, 40 percent), four major development projects are being progressed. Kizomba A and B are each designed to recover about 1 billion barrels of oil (gross). Construction and drilling activities are well advanced on the Kizomba A project, with first production anticipated in 2004. Two fields, Hungo and Chocalho, will be developed using more than 30 subsea producing wells. This project will consist of a Floating Production, Storage, and Offloading vessel and Tension Leg Platform, both of which will be installed in about 4,000 feet of water.

Kizomba B, the second hub development, is expected to start up in early 2006. This project will develop the Kissanje and the Dikanza fields. Engineering activities are in progress for this development, which, due to similarity of development concept, will benefit from substantial synergies with Kizomba A. Planning for the third development, Kizomba C, is under way to develop the Mondo, Saxi, and Batuque fields.

The Xikomba project will use an Early Production System to develop approximately 100 million barrels of oil (gross). This development approach will reduce time to first production, which is anticipated in late 2003.

Xikomba

Expected Production Rate (gross)
Liquids	80 kBD

Total Project Investment	$350 million
ExxonMobil Working Interest	40%
Scheduled Start-Up	2003

The ExxonMobil-operated Xikomba project in Block 15 includes subsea wells tied back to an Early Production System (EPS). Drilling and construction are under way. The development is expected to recover 100 million barrels of oil (gross) with start-up anticipated late 2003.

Kizomba A

Expected Production Rate (gross)
Liquids	250 kBD

Total Project Investment	$3.4 billion
ExxonMobil Working Interest	40%
Scheduled Start-Up	2004

The ExxonMobil-operated Kizomba A project will develop the Hungo and Chocalho fields, two of the 13 discoveries made on Angola Block 15, in water depths of 3,300 to 4,200 feet. The development includes a Tension Leg Platform (TLP) and subsea completions tied back to a Floating Production, Storage, and Offloading (FPSO) vessel. Drilling and construction are under way. This development is expected to recover 1 billion barrels of oil (gross), with first oil projected in 2004.

Kizomba B

Expected Production Rate (gross)
Liquids	250 kBD

Total Project Investment	$3.4 billion
ExxonMobil Working Interest	40%
Scheduled Start-Up	2006

The ExxonMobil-operated Kizomba B project will develop about 1 billion barrels of oil (gross) from two additional Block 15 fields (Kissanje and Dikanza). Kizomba B will follow Kizomba A utilizing a similar design including a TLP and subsea completions tied back to an FPSO. Start-up is expected in 2006.

Kizomba C

Expected Production Rate (gross)
Liquids	250 kBD

Total Project Investment	$3.8 billion
ExxonMobil Working Interest	40%
Scheduled Start-Up	2006+

The ExxonMobil-operated Kizomba C project will develop the Mondo, Saxi, and Batuque fields. Development planning is under way and first oil is expected post 2006.

Dalia

Expected Production Rate (gross)
Liquids	225 kBD

Total Project Investment	$3.9 billion
ExxonMobil Working Interest	20%
Scheduled Start-Up	2006

The Dalia development will consist of an FPSO and subsea templates located in 4,400 feet of water in Angola Block 17. Project planning activities are proceeding and major contracts are expected to be awarded in 2003. The project is expected to develop 940 million barrels of oil (gross). Start-up is anticipated in 2006.

Africa (continued)

The Reco Reco discovery was announced in 2002 and three additional successful exploration wells were completed at the previously announced Marimba, Mavacola, and Mondo discoveries. Thirteen discoveries have been announced on this block to date, with an exploration drilling success rate of 87 percent.

On Block 17 (ExxonMobil interest, 20 percent), production from the Girassol field increased to more than 200 thousand barrels of oil per day (gross). Girassol produces to a Floating Production, Storage, and Offloading (FPSO) vessel, which is designed to handle 220 thousand barrels per day (gross) from 20 subsea wells in 4,500 feet of water. Jasmim, a subsea development expected to produce 50 thousand barrels per day (gross) to the Girassol FPSO, is projected to begin production in 2004. Engineering and design progressed for the Dalia project, which will be the next development on Block 17. Design work on the Rosa development began in 2002.

Exploration drilling was initiated on three deepwater blocks (31, 32, and 33) acquired in 1999. Oil was discovered at the Plutao prospect on Block 31 (ExxonMobil interest, 25 percent). The first well on Block 32 (ExxonMobil interest, 18.7 percent) was drilling at year end.

Towing the hull of the Tension Leg Platform to its location on the Kizomba A development in Angola. It will be set in a water depth of 3,850 feet.

Nigeria

ExxonMobil participates in a joint venture (ExxonMobil interest, 40 percent) with the Nigerian National Petroleum Corporation, for which it operates more than 800 thousand acres in shallow water offshore Southeastern Nigeria. ExxonMobil’s production costs remain among the lowest in Nigeria. In 2002, our operations offshore Nigeria produced an average of 520 thousand barrels of liquids per day (gross). Production growth in the shallow-water region of Nigeria will result from satellite field developments, enhanced recovery projects, and a series of platform upgrades, to enhance facilities integrity and production capacity.

The ExxonMobil-operated Yoho project (ExxonMobil interest, 40 percent) began producing in late 2002, two years ahead of full field start-up. The development includes an Early Production System (EPS), which uses the Falcon FPSO vessel to bring production on stream ahead of full-field start-up. Current production on the EPS is more than 100 thousand barrels per day (gross) from six wells. Full-field start-up is targeted for late 2004 and will include additional wellhead platforms, a central production platform, and a full-field Floating Storage and Offloading (FSO) vessel, which will replace the EPS. Peak production is expected to be 150 thousand barrels per day (gross).

The Falcon FPSO vessel, during construction in Singapore, marks the first deployment of an Early Production System.

Full-scale construction and drilling activities are under way on the Bonga development on Oil Mining License 118 (ExxonMobil interest, 20 percent). Bonga is the first deepwater development offshore Nigeria. The first phase of development is anticipated to recover 560 million oil-equivalent barrels (gross) from this greater-than-1-billion-barrel field.

Engineering and design activities progressed on the ExxonMobil-operated Erha project on Oil Prospecting License 209 (ExxonMobil interest, 56 percent). The Erha project will be a subsea development tied back to an FPSO vessel in 3,400 feet of water and is designed to produce 150 thousand barrels of oil per day (gross) from 16 wells. The project is expected to recover about 500 million barrels of oil (gross), with first production in 2005.

Yoho

Expected Production Rate (gross)
Liquids	150 kBD

Total Project Investment	$1.2 billion
ExxonMobil Working Interest	40%
Scheduled Start-Up	2002/2004

Yoho is an ExxonMobil-operated development offshore Nigeria. An Early Production System (EPS), consisting of a Floating Production, Storage, and Offloading (FPSO) vessel began production in late 2002, two years ahead of full-field development start-up. Full-field development will include several wellhead platforms, processing and gas injection facilities and an export system. This development is expected to recover 350 million barrels of oil (gross).

Bonga

Expected Production Rate (gross)
Liquids	200 kBD
Natural Gas	150 MCFD

Total Project Investment	$2.7 billion
ExxonMobil Working Interest	20%
Scheduled Start-Up	2004

Bonga is an FPSO/subsea development in 3,300 feet of water and is the industry’s first deepwater development offshore Nigeria. The facility is designed to produce 200 thousand barrels of oil per day (gross) from 26 subsea wells. Full-scale construction and drilling activities are under way. This development is expected to recover 560 million oil-equivalent barrels (gross) and start-up is anticipated in 2004.

Erha

Expected Production Rate (gross)
Liquids	150 kBD

Total Project Investment	$2.4 billion
ExxonMobil Working Interest	56%
Scheduled Start-Up	2005

Erha is an ExxonMobil-operated development in Oil Prospecting License 209. The project will consist of subsea wells tied back to an FPSO in 3,400 feet of water. Produced gas will be reinjected to enhance recovery. Contracts have been executed and work is under way on the FPSO, flow lines, and subsea equipment. This development is expected to recover 500 million barrels (gross), with first oil projected in 2005.

East Area Additional Oil Recovery

Expected Production Rate (gross)
Liquids	145 kBD

Total Project Investment	$1.5 billion
ExxonMobil Working Interest	40%
Scheduled Start-Up	2006

The ExxonMobil-operated East Area Additional Oil Recovery project will consist of gas gathering pipelines, gas compression, gas reinjection pipelines, and associated facilities to minimize flare volumes and to enhance oil recovery from multiple reservoirs in Nigeria. This development is expected to recover more than 500 million oil-equivalent barrels (gross). Major project components are currently being contracted. Start-up is anticipated in 2006.

East Area Natural Gas Liquids (NGL)

Expected Production Rate (gross)
Liquids	40 kBD

Total Project Investment	$940 million
ExxonMobil Working Interest	40%
Scheduled Start-Up	2006+

The ExxonMobil-operated East Area NGL project will consist of gas-processing platforms to extract NGLs from gas gathered from East Area oil fields and expansion of the Bonny River terminal facilities to handle incremental NGL volumes. This development is expected to recover 300 million oil-equivalent barrels (gross). Start-up is anticipated post 2006.

Africa (continued)

The ExxonMobil-operated East Area Additional Oil Recovery project (ExxonMobil interest, 40 percent) will provide facilities to gather, compress, and inject gas at several existing East Area oil fields. This will eliminate gas flaring in the joint-venture acreage and improve overall recovery via gas injection and gas lift. The project is targeted to recover more than 500 million oil-equivalent barrels (gross) over its lifetime. Start-up is anticipated in 2006.

Exploration success continued in deepwater Nigeria with five discoveries in 2002: Bosi-2 in OPL 209 (ExxonMobil interest, 56 percent); Bolia 1-X and 2-X in OPL 219 (ExxonMobil interest, 20 percent); Chota-1 in OPL 220 (ExxonMobil interest, 47.5 percent); and Usan-1X in OPL 222 (ExxonMobil interest, 30 percent). Additionally, ExxonMobil executed a Production Sharing Agreement for operatorship of OPL 214 (ExxonMobil interest, 55 percent).

Idoho field in the shallow waters offshore Nigeria. Nigeria is expected to be an area of significant growth for ExxonMobil.

The company continues to progress development of its significant share of Nigeria’s extensive gas resources in cooperation with the government and the Nigerian National Petroleum Corporation. Commercial discussions continue with the government of Nigeria for a deepwater liquefied natural gas (LNG) project. In addition, commercialization of the shallow-water joint-venture gas is under consideration.

Chad

ExxonMobil operates the 1-billion-barrel Doba development project (ExxonMobil interest, 40 percent) as well as more than 10 million gross acres in the Doba, Doseo, and Lake Chad basins. The Doba project consists of a 265-well development and a 650-mile pipeline from the fields in Southern Chad through Cameroon to the Atlantic coast at Kribi. Early oil production from the Miandoum field is anticipated in 2003. Full production from the Kome field is projected beginning in 2004, and from the Bolobo field in 2006. The Chad-Cameroon pipeline, which will transport the oil to a tanker-mooring terminal in Cameroon, is expected to be complete in mid-2003, one year ahead of schedule. The project is anticipated to produce 225 thousand barrels per day (gross).

Exploration drilling resumed on Chad Permit H, with two discoveries at the Moundouli and Nya fields.

Drilling one of the 265 wells needed for the 1-billion-barrel (gross) Doba development in Chad. Early production is expected in 2003.

Chad-Doba

Expected Production Rate (gross)
Liquids	225 kBD

Total Project Investment	$3.7 billion
ExxonMobil Working Interest	40%
Scheduled Start-Up	2003

The ExxonMobil-operated Doba project will initially develop 1 billion barrels of oil (gross) from three fields in Southern Chad. The development consists of 265 development wells, a 650-mile pipeline through Chad and Cameroon, and a Floating Storage and Offloading tanker seven miles offshore Kribi, Cameroon. Early oil from the Miandoum field will begin production in 2003 followed by full production, including the Kome field, in 2004.

Equatorial Guinea

ExxonMobil is the largest producer in Equatorial Guinea, and operates two blocks, which cover about 1 million gross acres. Building on early exploration achievements, a successful development program, and optimization of existing infrastructure, production in the Zafiro field (ExxonMobil interest, 71 percent) increased to more than 170 thousand barrels per day (gross).

Drilling and construction are under way on the Southern Expansion Area project, which will increase total ExxonMobil production in the Zafiro field by approximately 25 percent in 2003. This project will use an Early Production System (EPS) to recover more than 150 million barrels.

Successful development in the Zafiro field of Equatorial Guinea increased production to more than 170 thousand barrels per day (gross).

Zafiro Southern Expansion

Expected Production Rate (gross)
Liquids	85 kBD

Total Project Investment	$695 million
ExxonMobil Working Interest	71%
Scheduled Start-Up	2003

The ExxonMobil-operated Zafiro Southern Expansion project will utilize subsea wells tied to an EPS in 1,640 feet of water. The EPS will also be used for storing and offloading existing Zafiro production. Drilling and construction are under way to support start-up in 2003. This development is expected to recover more than 150 million barrels of oil (gross).

Other African Interests

Cameroon — ExxonMobil holds interests in three blocks offshore Cameroon: Moudi, Ebome, and Ebodje. Production in 2002 was 4 thousand barrels of oil per day (net). Production from the D1b project began in early 2002.

Niger — ExxonMobil participates in the 7-million-acre Agadem permit (ExxonMobil interest, 50 percent) in Eastern Niger. Nearly 350 million recoverable oil-equivalent barrels (gross) have been discovered to date on this acreage.

Republic of Congo — ExxonMobil holds an interest in the Mer Tres Profonde Sud deepwater block (ExxonMobil interest, 30 percent), which covers more than 1 million gross acres. The company participated in the evaluation of an encouraging exploration well at the Andromede prospect drilled in 6,200 feet of water on this block. Commercialization studies are ongoing.

THE MIDDLE EAST

ExxonMobil has a substantial production base and significant growth potential in the resource-rich Middle East region.

Middle East Highlights
Earnings (billions of dollars)	0.3
Proved Reserves (BOEB)	1.8
Acreage (gross acres, million)	7.5
Net Liquids Production (MBD)	0.1
Net Gas Production (BCFD)	0.4

Q a t a r

ExxonMobil continues to work with our joint-venture partners to further develop the giant North Field, the largest non-associated gas field in the world. Gas resources from the North Field are well positioned and competitive for supplying liquefied natural gas (LNG) to the established markets of Japan, South Korea, Taiwan, and Europe, as well as growing LNG markets including the United States, China, and India. In 2002, three existing LNG trains at Qatargas (ExxonMobil interest, 10 percent) produced 7.8 million metric tons, sold mainly to customers in Japan and Spain. RasGas LNG facilities (ExxonMobil interest, 25 percent) produced 6.1 million metric tons, sold mainly to Korea Gas, with the bulk of the remainder going into markets in the U.S. and Spain.

Construction is under way on two additional RasGas LNG trains (ExxonMobil interest, 28.5 percent). With planned capacity of 4.7 million metric tons per year each, Trains 3 and 4 will be the largest and most cost-effective LNG trains built to date in the world. Train 3 will supply the first LNG to India, under long-term contracts with Petronet, with deliveries expected to begin in 2004 at Dahej, India. In addition, the supply agreement provides for a further 2.5 million metric tons per year sales agreement with Petronet, for delivery to Cochin, India. RasGas LNG Train 4 is being constructed to supply Europe and other markets. Trains 3 and 4 are expected to develop 2.5 billion oil-equivalent barrels (gross).

Debottlenecking of the three existing LNG trains at Qatargas is under way and will support already-contracted sales to Gas Natural of Spain.

ExxonMobil signed a Heads of Agreement with Qatar Petroleum for LNG sales to the United

Kingdom and Continental Europe. This is planned through the Qatargas II project (ExxonMobil interest, 30 percent), with the addition of two new LNG trains that will have a combined capacity of at least 15 million metric tons per year. These trains will be the largest ever built. Initial deliveries of LNG are targeted for 2007.

The Al Khaleej (formerly Enhanced Gas Utilization) Gas Development Production Sharing Agreement (DPSA) (ExxonMobil interest, 100 percent) will further develop gas resources from the giant North Field for domestic and regional pipeline sales. Agreements to supply gas to domestic buyers were completed in early 2003.

ExxonMobil has completed a commercial and technical feasibility study for a gas-to-liquids project in Qatar and discussions are ongoing with Qatar Petroleum.

Al Khaleej Gas

Expected Production Rate (gross)
Liquids	180 kBD
Natural Gas	1,750 MCFD

Total Project Investment	$2 billion
ExxonMobil Working Interest	100%
Scheduled Start-Up	2005

The Al Khaleej Gas (AKG) project (formerly Enhanced Gas Utilization or EGU project) is being developed to supply natural gas to domestic and export markets while recovering associated condensate and natural gas liquids. The related DPSA established rights to produce North Field reserves in support of gas sales of up to 1,750 MCFD along with condensate and natural gas liquids produced with the gas. The AKG project will be developed in phases, as needed, to meet evolving gas supply commitments. Phase 1 will supply gas to domestic customers beginning in 2005. A subsequent phase (or phases as appropriate) will supply gas to Kuwait and potentially additional regional and domestic customers, as well as ethane to a planned ethylene plant.

RasGas LNG Trains 3 and 4

Expected Production Rate (gross)
Liquids	60 kBD
Natural Gas	1,600 MCFD

Total Project Investment	$2.4 billion
ExxonMobil Working Interest	28.5%
Scheduled Start-Up	2004/2005

RasGas LNG Trains 3 and 4 will expand on the successful RasGas LNG Trains 1 and 2 project, which is currently selling about 6 million gross metric tons per year (MTA) of LNG. Trains 3 and 4 will develop 2.5 billion barrels of oil-equivalent resources (gross) through an expansion of North Field production and the installation of two new world-scale onshore LNG trains, with a combined capacity of over 9 MTA. Construction on both trains is under way. The first LNG deliveries are scheduled for 2004 and 2005 from Trains 3 and 4, respectively.

United Arab Emirates

ExxonMobil had net production of 86 thousand barrels of oil per day in the Emirate of Abu Dhabi during 2002. The company has a 9.5-percent interest in a concession operated by the Abu Dhabi Company for Onshore Oil Operations (ADCO).

Yemen

ExxonMobil has an interest in two onshore areas in Yemen — Marib (ExxonMobil interest, 37 percent) and Jannah (ExxonMobil interest, 15 percent) — with combined net oil production of 25 thousand barrels per day in 2002.

Kuwait

ExxonMobil continues to prepare for the anticipated opening of the Kuwait northern fields and for possible participation in associated redevelopment opportunities.

Saudi Arabia

In Saudi Arabia, ExxonMobil is the lead company and operator for two core ventures designed to implement the Kingdom’s strategic gas initiatives. Core Venture 1 (ExxonMobil interest, 35 percent) consists of gas exploration and development in the northern Rub Al-Khali region. Core Venture 2 (ExxonMobil interest, 60 percent) involves development of discovered gas resources and exploration in the Red Sea and Northwestern Saudi Arabia. Negotiations continue on these projects.

C A S P I A N

In the Caspian, ExxonMobil holds the unique position of participating in the development of three of the largest fields in the world.

Caspian Highlights
Earnings (billions of dollars)	0.2
Proved Reserves (BOEB)	1.4
Acreage (gross acres, million)	3.1
Net Liquids Production (MBD)	0.1
Net Gas Production (BCFD)	0.1

K a z a k h s t a n

During 2002, ExxonMobil increased its equity share of the North Caspian Production Sharing Agreement (PSA) to 16.7 percent from 14.3 percent. This agreement includes the giant Kashagan field, discovered in 2000, and additional exploration acreage.

Appraisal and development planning activities are progressing towards first production, with one well completed in 2002, and two additional wells under way. A 3-D seismic survey was completed to aid in development planning. Following the early oil development, subsequent expansions will be required to fully develop this world-class resource.

Also in the North Caspian PSA, exploration drilling encountered hydrocarbons at the Kalamkas prospect. Studies are ongoing to evaluate the commercial potential of this resource.

ExxonMobil participates in the Tengizchevroil (TCO) joint venture (ExxonMobil interest, 25 percent), which includes a 380-thousand-gross-acre production-license area encompassing the Tengiz field, an associated processing plant complex, and the adjacent Korolev field. TCO also holds a prospective exploration license that covers more than 600 thousand gross acres surrounding the production license.

Located on the eastern shore of the Caspian Sea, Tengiz is one of the world’s largest oil fields, with recoverable resources estimated to be in excess of 7 billion barrels of oil (gross). Gross production at Tengiz increased to 300 thousand barrels per day in 2002. Additional projects are planned that will increase total field production capacity to more than 700 thousand barrels per day (gross) by the end of the decade. Engineering and design are complete for the first of these projects, which is scheduled to start up in 2006.

ExxonMobil is an equity owner in the Caspian Pipeline Consortium (CPC) pipeline project (ExxonMobil interest, 7.5 percent). The pipeline transports Tengiz oil to the Russian port of Novorossiysk on the Black Sea. The CPC pipeline reduces crude oil transportation costs and facilitates future expansions of Tengiz production.

Tengiz Expansion

Expected Production Rate (gross)
(incremental from future projects)
Liquids	440 kBD
Natural Gas	100 MCFD

Total Project Investment	$12 billion
ExxonMobil Working Interest	25%
Scheduled Start-Up	2006

Recent projects have increased Tengiz production capacity to 300 thousand barrels per day (gross) and increased proved oil reserves to more than 3 billion barrels (gross). Additional projects are planned that are expected to increase the total field production capacity to more than 700 thousand barrels per day (gross) by the end of the decade and develop an additional 3.3 billion barrels of oil (gross). Front-end engineering and design work are complete for the first of these projects, which is scheduled to start up in 2006.

Kashagan

Expected Production Rate (gross)
Liquids	1,000 kBD
Natural Gas	1,500 MCFD

Total Project Investment	$40+ billion
ExxonMobil Working Interest	17%
Scheduled Start-Up	2006+

Development planning activities are under way to initiate first production from the giant Kashagan field. The first phase of development will include facilities that are expected to initially produce 300 thousand barrels per day (gross) and develop more than 3 billion barrels of oil (gross). Several expansions will follow to fully develop this world-class resource.

A z e r b a i j a n

Production from the Megastructure development (ExxonMobil interest, 8 percent) in the South Caspian Sea increased to 130 thousand barrels of oil per day (gross) in 2002. With estimated recoverable resources of more than 6 billion barrels of oil (gross), multiple phases of expansion are planned. The Phase 1 and Phase 2 expansion projects are under way in the Azeri field. The combined projects include the addition of three combination drilling, quarters, and production platforms, with a central compression and injection platform. The expansions are designed to add more than 900 thousand gross barrels per day of oil capacity. First oil from this expansion is anticipated in 2005 at the Central Azeri production platform, with the West and East Azeri facilities starting up in 2006 and 2007, respectively.

ExxonMobil participates in four other Production Sharing Agreements (PSA) that cover 630 thousand gross acres in the Azeri sector of the Caspian Sea: Nakhchivan (ExxonMobil-operated, 50-percent interest), Oguz (ExxonMobil-operated, 50-percent interest), Zafar Mashal (ExxonMobil-operated, 30-percent interest), and Araz-Alov-Sharg (ExxonMobil interest, 15 percent). The first exploration well on the Nakhchivan PSA acreage was drilled in early 2002, and evaluation of the large Nakhchivan feature is continuing.

Megastructure

Expected Production Rate (gross)
Liquids	1,000 kBD

Total Project Investment	$12 billion
ExxonMobil Working Interest	8%
Scheduled Start-Up	2005-2007

The existing 145-thousand-barrel-per-day gross production capacity from the Chirag platform will be expanded by the Megastructure Phase 1 and Phase 2 projects under way in the Azeri field. The Phase 1 and 2 combined project scope of three 48-slot drilling, quarters and production platforms with a central compression and injection platform is targeted to add more than 900 thousand barrels per day (gross) of oil capacity, 920 million cubic feet per day (gross) of gas compression and re-injection, 1 million barrels per day of water injection and develop nearly 3 billion barrels of oil (gross). First oil from this expansion is anticipated in 2005 at the Central Azeri production platform, with the West and East Azeri facilities starting up in 2006 and 2007, respectively. Phase 3 of the Megastructure development, currently being studied, is targeted to develop the remaining reserves in deepwater Guneshli and Chirag.

R U S S I A

Sakhalin Island

ExxonMobil operates and holds a 30-percent interest in the Sakhalin-1 blocks in Russia. The initial phase of the Sakhalin-1 Project is a $4.6 billion, 250-thousand-barrel-per-day project that is planned to develop 1.5 billion oil-equivalent barrels (gross). A total of more than 5 billion oil-equivalent barrels (gross) is expected to be developed in Phase 1 and future phases. Construction and drilling activities for Phase 1 are under way, with the first oil production targeted for year-end 2005. Marketing of gas from the Sakhalin-1 blocks continues with potential purchasers in the region.

Exploration on Sakhalin-3 blocks (ExxonMobil interests, 33 to 67 percent) awaits PSA legislation.

Sakhalin-1 Project

Expected Production Rate (gross)
Liquids	250 kBD
Natural Gas	1,000 MCFD

Total Project Investment	$12+ billion
ExxonMobil Working Interest	30%
Scheduled Start-Up	2005

The Phase 1 project will include an offshore drilling and production platform in the Chayvo field; additional shore-based, extended-reach drilling to develop the Odoptu field and the northern portion of the Chayvo field; and an oil-export pipeline and terminal infrastructure. Construction and drilling activities are under way and first oil is anticipated by year-end 2005. A total of 5.2 billion oil-equivalent barrels (gross) is expected ultimately to be developed.

SOUTH AMERICA

ExxonMobil has producing interests in Venezuela and Argentina. In addition, the company holds exploration rights onshore in Bolivia and Venezuela, and has an exploration portfolio along the deepwater margins of South America in Brazil and Guyana.

Venezuela

ExxonMobil operates the Cerro Negro project (ExxonMobil interest, 41.7 percent) in Venezuela. In 2002, more than 100 thousand barrels per day of heavy oil were produced at the Cerro Negro field situated in the Orinoco Oil Belt. The heavy oil is pumped 180 miles northwest to the upgrader plant in Jose, where it is refined into a higher-quality product. This product is then shipped to the 50-percent-ExxonMobil-owned Chalmette refinery on the United States Gulf Coast for further processing to end products.

ExxonMobil also has a 25-percent interest in the Quiamare La Ceiba block in Eastern Venezuela, which produces 17 thousand barrels of oil per day (gross); and a 50-percent interest in the 136-thousand-acre La Ceiba block on the southeastern shore of Lake Maracaibo. Preparations for an extended production test of a recent discovery are under way on the La Ceiba block, and commerciality options are being evaluated.

South America Highlights
Earnings (billions of dollars)	0.2
Proved Reserves (BOEB)	0.6
Acreage (gross acres, million)	25.2
Net Liquids Production (MBD)	0.1
Net Gas Production (BCFD)	0.1

Argentina

ExxonMobil holds a 51-percent interest in the Chihuidos block, which contains the Sierra Chata gas field, located in the Neuquen Basin in Central Argentina. The company also holds a 23-percent interest in the Aguarague concession in Northwestern Argentina. Net daily gas production of 84 million cubic feet is sold under long-term agreements into markets in Argentina and Central and Northern Chile.

Brazil

ExxonMobil holds interests in four blocks offshore Brazil located in the prolific Campos Basin deepwater play, in the Espirito Santo Basin, and in the frontier Amazon Mouth Basin. Three wells were drilled in Campos Basin Block BC-10, and resulted in two discoveries. Studies are under way to evaluate commerciality. An interest was acquired in the Campos Basin Block BM-C-25, adjacent to BC-10. If future exploration activities prove successful, resources on this block may enhance the potential commerciality of the BC-10 accumulations. One well was drilled in Espirito Santos Block BMES-1, with a subsequent decision to relinquish that block, as well as Blocks BES-2 and BMFZA-1.

POWER AND COAL

The Black Point gas-fired power station provides electrical power to Hong Kong and Guangdong, China. Expansion of this plant is currently under way.

Power Overview

➢    •  Power generation increased 9 percent due to record-high sales in Hong Kong and Guangdong, China.

➢    •  Investments to lengthen the life of existing coal-fired generating assets under way.

➢    •  Continued improvement in operating performance.

Power Statistical Recap(1)	2002	2001	2000	1999	1998
Earnings (millions of dollars)	299	306	319	327	335
Electricity sales(2) (gigawatt hours)	29,888	28,529	27,485	25,778	25,764
Average capital employed (millions of dollars)	1,978	2,040	2,119	2,180	2,209
Capital expenditures (millions of dollars)	73	48	28	26	88

(1) ExxonMobil share of power affiliate results, except electricity sales, which are stated at 100 percent.

(2) CLP power sales to consumers in China.

Coal Overview

•                  Sold 50 percent interest in Cerrejón mine in Colombia — exiting all non-U.S. coal activities.

•                  Increased production from the ExxonMobil-operated Monterey Coal Mine to a record 3.0 million metric tons — 2 percent over the 2001 record level.

U.S. Coal Statistical Recap	2002	2001	2000	1999	1998
Earnings (millions of dollars)	7	1	(3)	31	19
Coal production (millions of metric tons)	3.0	2.9	2.4	2.8	2.6
Coal reserves(1) (millions of metric tons)	79	82	67	106	108
Average capital employed (millions of dollars)	44	52	60	68	74
Capital expenditures (millions of dollars)	5	5	6	12	4

(1)  Reserves are the estimated tonnage of ore materials and coal that geologic and engineering data demonstrate with reasonable certainty to be extractable in future years using specified mining techniques. Coal reserves also take into account any expected loss due to cleaning and processing.

NET LIQUIDS PRODUCTION(1)

Including Tar Sands and Non-Consolidated Operations

(thousands of barrels per day)	2002	2001	2000	1999	1998
United States
Alaska	197	210	232	215	246
Lower 48	484	502	501	514	499
Total United States	681	712	733	729	745
Canada	349	331	304	315	322
Total North America	1,030	1,043	1,037	1,044	1,067
Europe
United Kingdom	305	320	355	392	390
Norway	263	307	320	227	211
Other	24	26	29	31	34
Total Europe	592	653	704	650	635
Asia-Pacific
Australia	122	131	140	162	155
Malaysia	115	98	90	109	119
Other	23	18	23	36	48
Total Asia-Pacific	260	247	253	307	322
Africa
Nigeria	213	249	253	265	248
Equatorial Guinea	98	89	67	58	50
Other	38	4	3	3	3
Total Africa	349	342	323	326	301
Middle East	127	135	137	114	118
Other Areas	138	122	99	76	59
Total worldwide	2,496	2,542	2,553	2,517	2,502

Gas Plant Liquids Included Above
United States	111	120	120	127	100
Non-U.S.	178	185	180	183	162
Total worldwide	289	305	300	310	262

Tar Sands and Non-Consolidated Volumes Included Above
United States	106	109	115	120	104
Canada	57	52	42	55	52
Europe	9	10	13	13	14
Middle East	102	108	107	88	91
Other	74	70	57	53	44
Total worldwide	348	349	334	329	305

(1)          Net liquids production quantities are the volumes of crude oil and natural gas liquids withdrawn from ExxonMobil’s oil and gas reserves, excluding royalties and quantities due to others when produced, and are based on the volumes delivered from the lease or at the point measured for royalty and/or severance tax purposes. Volumes include 100 percent of the production of majority-owned affiliates, including liquids production from tar sands operations in Canada, and ExxonMobil’s ownership of the production by companies owned 50 percent or less.

NET NATURAL GAS PRODUCTION AVAILABLE FOR SALE(1)

Including Non-Consolidated Operations

(millions of cubic feet per day)	2002	2001	2000	1999	1998
United States	2,375	2,598	2,856	2,871	3,140
Canada	1,024	1,006	844	683	667
Total North America	3,399	3,604	3,700	3,554	3,807
Europe
Netherlands	1,601	1,637	1,519	1,591	1,714
United Kingdom	1,417	1,547	1,506	1,386	1,292
Norway	503	445	451	420	321
Germany	942	966	987	1,041	909
Other	—	—	—	—	9
Total Europe	4,463	4,595	4,463	4,438	4,245
Asia-Pacific
Australia	453	449	346	325	327
Malaysia	690	645	649	609	602
Indonesia	825	401	701	1,020	1,354
Other	51	52	59	73	69
Total Asia-Pacific	2,019	1,547	1,755	2,027	2,352
Middle East	408	354	278	138	66
Other Areas	163	179	147	151	147
Total worldwide	10,452	10,279	10,343	10,308	10,617

Non-Consolidated Natural Gas Volumes Included Above
United States	2	13	15	12	33
Europe	1,539	1,556	1,433	1,496	1,609
Middle East	408	354	278	138	66
Other	77	65	38	31	33
Total worldwide	2,026	1,988	1,764	1,677	1,741

(1)          Net natural gas available for sale quantities are the volumes withdrawn from ExxonMobil’s natural gas reserves, excluding royalties and volumes due to others when produced, and excluding gas purchased from others, gas consumed in producing operations, field processing plant losses, volumes used for gas lift, gas injection and cycling operations, quantities flared, and volume shrinkage due to the removal of condensate or natural gas liquids fractions.

NATURAL GAS SALES(2)

(millions of cubic feet per day)	2002	2001	2000	1999	1998
United States	6,939	5,925	5,829	5,533	5,062
Canada	2,051	2,305	2,324	1,942	1,470
Europe	7,544	7,570	7,213	7,430	6,985
Asia-Pacific	1,907	1,472	1,683	1,903	2,245
Middle East	334	308	235	103	48
Other	188	205	160	152	161
Total worldwide	18,963	17,785	17,444	17,063	15,971

(2)          Natural gas sales include 100 percent of the sales of ExxonMobil and majority-owned affiliates and ExxonMobil’s ownership of sales by companies owned 50 percent or less. Numbers include sales of gas purchased from third parties.

NUMBER OF NET WELLS DRILLED ANNUALLY(1)

	Productive					Dry					Total
(net wells drilled)	2002	2001	2000	1999	1998	2002	2001	2000	1999	1998	2002	2001	2000	1999	1998
Exploratory(2)	46	51	62	40	82	23	41	26	31	64	69	92	88	71	146
Development	1,287	1,313	934	867	933	29	24	13	31	38	1,316	1,337	947	898	971
Total	1,333	1,364	996	907	1,015	52	65	39	62	102	1,385	1,429	1,035	969	1,117

NET ACREAGE AT YEAR END(3)

	Undeveloped					Developed
(thousands of net acres)	2002	2001	2000	1999	1998	2002	2001	2000	1999	1998
United States	7,309	7,669	7,399	7,780	7,524	5,695	5,714	5,993	5,894	6,178
Canada(4)	8,851	9,708	9,775	11,488	9,396	2,382	2,426	2,402	2,470	2,018
Europe	2,687	4,624	6,244	8,268	10,862	4,874	4,819	4,816	5,190	3,889
Asia-Pacific	12,163	14,161	19,641	33,955	47,651	1,692	1,640	1,528	1,487	1,318
Africa	12,205	15,736	20,111	29,089	36,226	685	630	387	354	433
Latin America	17,459	19,205	25,122	30,761	7,140	387	388	363	356	296
Other	553	1,251	1,241	1,297	3,346	1,458	1,458	1,458	1,488	1,125
Total worldwide	61,227	72,354	89,533	122,638	122,145	17,173	17,075	16,947	17,239	15,257

NET CAPITALIZED COSTS AT YEAR END(3)

(millions of dollars)	2002	2001	2000	1999	1998
United States	15,739	15,408	14,887	14,767	15,115
Canada(4)	6,114	5,772	5,827	6,266	5,527
Europe	12,872	10,704	11,361	13,271	14,542
Asia-Pacific	5,702	5,207	5,274	5,793	5,890
Africa	5,755	4,355	3,711	3,701	3,097
Other	4,577	4,016	3,862	3,649	3,319
Total worldwide	50,759	45,462	44,922	47,447	47,490

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION, AND DEVELOPMENT ACTIVITIES(3)

(millions of dollars)	United States	Canada(4)	Europe	Asia-Pacific	Africa	Other	Worldwide
During 2002
Property acquisition costs	32	20	—	—	10	125	187
Exploration costs	281	109	160	95	301	217	1,163
Development costs	1,843	949	1,975	936	1,708	690	8,101
Total	2,156	1,078	2,135	1,031	2,019	1,032	9,451
During 2001
Property acquisition costs	95	17	1	(1)	2	10	124
Exploration costs	356	141	165	148	281	469	1,560
Development costs	1,816	798	1,619	666	995	359	6,253
Total	2,267	956	1,785	813	1,278	838	7,937
During 2000
Property acquisition costs	73	16	4	97	2	49	241
Exploration costs	219	145	203	145	272	304	1,288
Development costs	1,390	610	1,343	502	402	372	4,619
Total	1,682	771	1,550	744	676	725	6,148
During 1999
Property acquisition costs	8	5	9	18	459	70	569
Exploration costs	263	106	284	152	304	269	1,378
Development costs	1,338	911	1,945	576	547	619	5,936
Total	1,609	1,022	2,238	746	1,310	958	7,883

(1)          A regional breakout of this data is included on page 10 of ExxonMobil’s 2002 Form 10-K.

(2)          These include near-field and appraisal wells classified as exploratory for SEC reporting.

(3)          Includes non-consolidated interests and Syncrude tar sands operations and, therefore, is not directly comparable to data on page A41 of ExxonMobil’s 2003 Proxy Statement, and page 4 of ExxonMobil’s 2002 Form 10-K, which due to SEC reporting requirements, treat Syncrude as a mining operation.

(4)          Syncrude data included above: net acreage of 26 thousand developed acres and 150 thousand undeveloped acres at year-end 2002, net capitalized cost of about $1 billion at year-end 2002, and development costs of $296 million incurred during 2002.

PROVED OIL AND GAS RESERVES

	2002	2001	2000	1999	1998
Liquids, Including Tar Sands and Non-Consolidated Reserves (millions of barrels at year end)
Net proved developed and undeveloped reserves
United States	3,352	3,494	3,480	3,285	3,381
Canada(1)	2,085	2,098	1,940	1,932	1,751
Europe	1,359	1,503	1,591	1,797	1,747
Asia-Pacific	691	622	690	715	786
Africa	2,626	2,461	2,384	2,024	1,821
Other	2,510	2,134	2,086	2,084	2,064
Total worldwide	12,623	12,312	12,171	11,837	11,550
Proportional interest in tar sands and non-consolidated reserves included above
United States	444	466	494	536	577
Canada (tar sands)(1)	800	821	610	577	597
Europe	26	27	33	36	39
Other	1,728	1,446	1,384	1,384	1,354

Net proved developed reserves included above
United States	2,835	2,957	3,042	2,745	2,886
Canada(1)	1,255	1,184	1,240	995	1,001
Europe	817	900	999	1,110	907
Asia-Pacific	487	477	504	615	673
Africa	1,057	1,022	989	1,048	1,032
Other	1,320	1,263	1,174	1,133	1,001
Total worldwide	7,771	7,803	7,948	7,646	7,500

Natural Gas, Including Non-Consolidated Reserves (billions of cubic feet at year end)
Net proved developed and undeveloped reserves
United States	12,239	12,924	13,296	13,227	13,224
Canada	2,882	3,183	3,516	3,387	3,489
Europe	24,336	25,252	26,017	26,454	27,071
Asia-Pacific	7,958	8,301	8,546	9,358	9,998
Africa	436	379	375	171	113
Other	7,867	5,907	4,116	4,199	4,111
Total worldwide	55,718	55,946	55,866	56,796	58,006
Proportional interest in non-consolidated reserves included above
United States	177	192	251	226	167
Europe	13,828	14,321	14,847	15,226	15,670
Other	7,132	5,179	3,449	3,591	3,496
Net proved developed reserves included above
United States	10,128	10,511	11,118	10,926	10,805
Canada	2,294	2,517	2,850	2,475	2,254
Europe	12,928	13,641	14,325	14,221	14,679
Asia-Pacific	5,887	6,005	6,300	6,471	6,871
Africa	112	122	125	2	2
Other	3,394	3,226	3,299	2,506	1,501
Total worldwide	34,743	36,022	38,017	36,601	36,112

(1)          Includes proven reserves from Syncrude tar sands operations in Canada and, therefore, is not directly comparable to data shown on pages A42 and A43 of ExxonMobil’s 2003 Proxy Statement, which due to SEC reporting requirements, treat Syncrude as a mining operation. A description of the Syncrude operation is provided on page 35 of this report.

PROVED OIL AND GAS RESERVES REPLACEMENT

The data shown below and on the facing page include reserves, production, and costs from Syncrude tar sands operations in Canada. This is a more complete summary of ExxonMobil’s exploration and production operations than the data on pages A42 and A43 of ExxonMobil’s 2003 Proxy Statement, which due to SEC reporting requirements, treat Syncrude as a mining operation.

						5-Year
						Average
	2002	2001	2000	1999	1998	1998-2002
Liquids (millions of barrels)
Revisions	355	264	628	393	462	421
Improved recovery	94	121	123	98	133	114
Extensions/discoveries	777	683	517	720	986	736
Purchases	—	—	—	—	—	—
Sales	(13)	(9)	(6)	(12)	(13)	(11)
Total additions	1,213	1,059	1,262	1,199	1,568	1,260
Production	902	918	928	912	913	915

Replacement ratio (percent)	134	115	136	131	172	138
Replacement ratio, excluding sales (percent)	136	116	137	133	173	139

Natural Gas (billions of cubic feet)
Revisions	1,447	836	2,207	1,807	1,540	1,567
Improved recovery	4	39	166	282	114	121
Extensions/discoveries	2,597	3,431	873	873	1,521	1,859
Purchases	2	1	10	—	10	5
Sales	(43)	(69)	(8)	(19)	(147)	(57)
Total additions	4,007	4,238	3,248	2,943	3,038	3,495
Production	4,235	4,158	4,178	4,153	4,117	4,168

Replacement ratio (percent)	95	102	78	71	74	84
Replacement ratio, excluding sales (percent)	96	104	78	71	77	85

Oil-Equivalent (millions of barrels)
Revisions	597	403	996	694	719	682
Improved recovery	95	127	151	145	152	134
Extensions/discoveries	1,210	1,255	662	866	1,239	1,046
Purchases	—	—	2	—	1	1
Sales	(21)	(20)	(8)	(15)	(38)	(21)
Total additions	1,881	1,765	1,803	1,690	2,073	1,842
Production	1,608	1,611	1,624	1,604	1,599	1,609

Replacement ratio (percent)	117	110	111	105	130	114
Replacement ratio, excluding sales (percent)	118	111	112	106	132	116

2002 Reserves Changes by Region

	Crude Oil and Natural Gas Liquids (millions of barrels)							Natural Gas (billions of cubic feet)
	United			Asia-				United			Asia-
	States	Canada	Europe	Pacific	Africa	Other	Total	States	Canada	Europe	Pacific	Africa	Other	Total
Revisions	31	74	62	40	73	75	355	205	30	668	258	17	269	1,447
Improved recovery	19	—	—	—	75	—	94	1	3	—	—	—	—	4
Extensions/discoveries	60	40	11	124	145	397	777	209	83	120	212	52	1,921	2,597
Purchases	—	—	—	—	—	—	—	—	2	—	—	—	—	2
Sales	(13)	—	—	—	—	—	(13)	(43)	—	—	—	—	—	(43)
Total additions	97	114	73	164	293	472	1,213	372	118	788	470	69	2,190	4,007
Production	239	127	216	95	128	97	902	1,058	419	1,703	813	12	230	4,235
Net change	(142)	(13)	(143)	69	165	375	311	(686)	(301)	(915)	(343)	57	1,960	(228)

Replacement ratio (percent)	41	90	34	173	229	487	134	35	28	46	58	575	952	95
Replacement ratio, excluding sales (percent)	46	90	34	173	229	487	136	39	28	46	58	575	952	96

PROVED OIL AND GAS RESERVES REPLACEMENT

Units are million barrels of oil or billion cubic feet of gas unless specified otherwise

						5-Year
						Average
	2002	2001	2000	1999	1998	1998-2002
Non-U.S.
E&P costs (millions of dollars)	7,295	5,670	4,466	6,274	7,343	6,210
Oil reserves additions	1,116	795	805	1,036	1,227	996
Oil production	663	668	666	653	641	658
Gas reserves additions	3,635	3,477	2,004	1,797	2,210	2,625
Gas production	3,177	3,026	3,003	3,011	2,893	3,022
Oil-equivalent reserves additions	1,722	1,374	1,139	1,336	1,594	1,433
Oil-equivalent reserves additions, excluding sales	1,722	1,375	1,145	1,336	1,618	1,439
Oil-equivalent production	1,193	1,172	1,166	1,155	1,123	1,162

Reserves replacement ratio (percent)	144	117	98	116	142	123
Reserves replacement ratio, excluding sales (percent)	144	117	98	116	144	124
Reserves replacement costs(1) (dollars per barrel)	4.24	4.12	3.90	4.70	4.54	4.32

United States
E&P costs (millions of dollars)	2,156	2,267	1,682	1,609	2,109	1,964
Oil reserves additions	97	264	457	163	341	264
Oil production	239	250	262	259	272	257
Gas reserves additions	372	761	1,244	1,146	828	870
Gas production	1,058	1,132	1,175	1,142	1,224	1,146
Oil-equivalent reserves additions	159	391	664	354	479	409
Oil-equivalent reserves additions, excluding sales	180	410	666	369	493	424
Oil-equivalent production	415	439	458	449	476	447

Reserves replacement ratio (percent)	38	89	145	79	101	92
Reserves replacement ratio, excluding sales (percent)	43	93	145	82	104	95
Reserves replacement costs(1) (dollars per barrel)	11.98	5.53	2.53	4.36	4.28	4.63

Worldwide
E&P costs (millions of dollars)	9,451	7,937	6,148	7,883	9,452	8,174
Oil reserves additions	1,213	1,059	1,262	1,199	1,568	1,260
Oil production	902	918	928	912	913	915
Gas reserves additions	4,007	4,238	3,248	2,943	3,038	3,495
Gas production	4,235	4,158	4,178	4,153	4,117	4,168
Oil-equivalent reserves additions	1,881	1,765	1,803	1,690	2,073	1,842
Oil-equivalent reserves additions, excluding sales	1,902	1,785	1,811	1,705	2,111	1,863
Oil-equivalent production	1,608	1,611	1,624	1,604	1,599	1,609

Reserves replacement ratio (percent)	117	110	111	105	130	114
Reserves replacement ratio, excluding sales (percent)	118	111	112	106	132	116
Reserves replacement costs(1) (dollars per barrel)	4.97	4.45	3.39	4.62	4.48	4.39

(1)          Calculation based on exploration and production costs divided by oil-equivalent reserves additions. All values exclude the impact of asset sales; i.e., reserves sold and proceeds received.

OIL AND GAS EXPLORATION AND PRODUCTION EARNINGS

The revenue, cost, and earnings data are shown both on a total dollar and unit basis, and are inclusive of non-consolidated and Syncrude tar sands operations. They are not directly comparable to the data on page A40 of ExxonMobil’s 2003 Proxy Statement, which due to SEC reporting requirements, treat Syncrude as a mining operation. The data displayed here provide a more complete summary of ExxonMobil’s exploration and production operations.

	Total Revenues/Costs, Including Non-Consolidated Interests and Tar Sands							Revenues and Costs per Unit of Sales or Production(1)
										Outside
	United			Asia-				United		North
	States	Canada	Europe	Pacific	Africa	Other	Total	States	Canada	America	Worldwide
2002	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	5,203	2,715	4,979	2,352	3,064	2,012	20,325	20.95	21.56	23.15	22.33
Natural gas	2,320	876	5,304	1,664	—	385	10,549	2.68	2.34	2.86	2.77
								(dollars per barrel of net oil-equivalent production)
Total revenue	7,523	3,591	10,283	4,016	3,064	2,397	30,874	19.14	18.94	20.49	19.96
Less costs:
Production costs excluding taxes	1,675	1,010	1,674	592	455	302	5,708	4.26	5.33	3.13	3.69
Depreciation and depletion	1,644	716	1,869	651	354	235	5,469	4.19	3.77	3.22	3.54
Exploration expenses	222	66	133	101	177	258	957	0.56	0.35	0.69	0.62
Taxes other than income	477	33	1,007	403	345	518	2,783	1.21	0.17	2.36	1.80
Related income tax	1,153	566	2,828	939	972	367	6,825	2.93	2.99	5.30	4.41
Results of producing activities	2,352	1,200	2,772	1,330	761	717	9,132	5.99	6.33	5.79	5.90
Other earnings(2)	165	(202)	228	(32)	76	(75)	160	0.41	(1.07)	0.37	0.10
Total earnings, excluding power and coal	2,517	998	3,000	1,298	837	642	9,292	6.40	5.26	6.16	6.00
Power and coal(4)	7	—	—	307	—	(8)	306
Total earnings	2,524	998	3,000	1,605	837	634	9,598

2001	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	5,124	2,095	5,372	2,167	2,911	1,812	19,481	19.70	17.43	22.74	21.19
Natural gas	4,126	1,364	5,790	1,019	—	421	12,720	4.35	3.71	2.97	3.39
Other(3)	90	7	23	—	—	2	122
								(dollars per barrel of net oil-equivalent production)
Total revenue	9,340	3,466	11,185	3,186	2,911	2,235	32,323	22.35	19.05	20.47	20.81
Less costs:
Production costs excluding taxes	1,650	884	1,613	549	414	341	5,451	3.95	4.86	3.06	3.51
Depreciation and depletion	1,522	602	1,781	557	318	235	5,015	3.64	3.31	3.03	3.22
Exploration expenses	216	109	128	103	217	418	1,191	0.52	0.60	0.91	0.77
Taxes other than income	567	56	1,178	410	375	449	3,035	1.36	0.31	2.53	1.96
Related income tax	1,957	603	3,079	622	1,023	427	7,711	4.68	3.31	5.40	4.96
Results of producing activities	3,428	1,212	3,406	945	564	365	9,920	8.20	6.66	5.54	6.39
Other earnings(2)	504	(151)	224	(27)	32	(73)	509	1.21	(0.83)	0.16	0.32
Total earnings, excluding power and coal	3,932	1,061	3,630	918	596	292	10,429	9.41	5.83	5.70	6.71
Power and coal(4)	1	—	—	314	—	(8)	307
Total earnings	3,933	1,061	3,630	1,232	596	284	10,736

(1)          The per unit data is divided into two separate sections: (a) revenue per unit of sales from ExxonMobil’s own production; and (b) operating costs and earnings per unit of net oil-equivalent production. Units for crude oil and NGL are barrels, while units for natural gas are thousands of cubic feet. The volumes of crude oil and natural gas liquids production and net natural gas production available for sale used in this calculation are shown on pages 54 and 55 of this document. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of 6 thousand cubic feet per barrel.

(2)          Includes earnings related to transportation operations, LNG operations, sale of third-party purchases, technical services agreements, other nonoperating activities, and adjustments for minority interests.

(3)          Other revenue includes carbon dioxide, helium, and sulfur. Revenue from these products has been included in “other earnings” in 2002.

(4)          Prior years have been revised to include power and coal operations.

Oil and Gas Exploration and Production Earnings (continued)

	Total Revenues/Costs, Including Non-Consolidated Interests and Tar Sands							Revenues and Costs per Unit of Sales or Production(1)
										Outside
	United			Asia-				United		North
	States	Canada	Europe	Pacific	Africa	Other	Total	States	Canada	America	Worldwide
2000	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	6,438	2,542	6,985	2,636	3,232	2,074	23,907	23.99	22.75	27.06	25.66
Natural gas	4,026	1,105	4,687	1,661	—	336	11,815	3.85	3.58	2.75	3.12
Other(3)	59	8	30	—	—	—	97
								(dollars per barrel of net oil-equivalent production)
Total revenue	10,523	3,655	11,702	4,297	3,232	2,410	35,819	23.78	22.46	22.54	22.88
Less costs:
Production costs excluding taxes	1,526	818	1,829	543	400	305	5,421	3.45	5.03	3.20	3.46
Depreciation and depletion	1,545	616	2,060	556	340	214	5,331	3.49	3.78	3.30	3.41
Exploration expenses	145	81	156	164	196	212	954	0.33	0.50	0.76	0.61
Taxes other than income	655	35	841	506	446	500	2,983	1.48	0.21	2.39	1.90
Related income tax	2,419	820	3,662	1,005	1,093	684	9,683	5.47	5.04	6.71	6.19
Results of producing activities	4,233	1,285	3,154	1,523	757	495	11,447	9.56	7.90	6.18	7.31
Other earnings(2)	312	(155)	630	148	30	(43)	922	0.71	(0.96)	0.79	0.59
Total earnings, excluding power and coal	4,545	1,130	3,784	1,671	787	452	12,369	10.27	6.94	6.97	7.90
Power and coal(4)	(3)	—	—	323	—	(4)	316
Total earnings	4,542	1,130	3,784	1,994	787	448	12,685

1999	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	3,932	1,745	3,881	2,020	1,999	1,089	14,666	14.76	15.22	16.84	16.03
Natural gas	2,345	401	3,820	1,390	—	116	8,072	2.24	1.61	2.16	2.15
Other(3)	64	2	33	—	—	—	99
								(dollars per barrel of net oil-equivalent production)
Total revenue	6,341	2,148	7,734	3,410	1,999	1,205	22,837	14.38	13.73	15.13	14.77
Less costs:
Production costs excluding taxes	1,660	676	1,710	566	394	250	5,256	3.77	4.32	3.08	3.40
Depreciation and depletion	1,451	520	2,107	678	318	250	5,324	3.28	3.33	3.53	3.45
Exploration expenses	232	93	307	144	236	263	1,275	0.53	0.59	1.00	0.82
Taxes other than income	445	35	576	288	309	243	1,896	1.00	0.22	1.50	1.22
Related income tax	893	311	1,206	521	534	264	3,729	2.03	1.99	2.66	2.41
Results of producing activities	1,660	513	1,828	1,213	208	(65)	5,357	3.77	3.28	3.36	3.47
Other earnings(2)	182	(64)	473	6	14	(82)	529	0.41	(0.41)	0.43	0.34
Total earnings, excluding power and coal	1,842	449	2,301	1,219	222	(147)	5,886	4.18	2.87	3.79	3.81
Power and coal(4)	31	—	—	330	—	(3)	358
Total earnings	1,873	449	2,301	1,549	222	(150)	6,244

1998	(millions of dollars)							(dollars per unit of sales)
Revenue
Crude oil and NGL	2,722	1,080	2,916	1,535	1,354	692	10,299	10.00	9.19	12.42	11.28
Natural gas	2,337	320	4,337	1,286	—	88	8,368	2.04	1.31	2.30	2.16
Other(3)	52	2	14	—	—	—	68
								(dollars per barrel of net oil-equivalent production)
Total revenue	5,111	1,402	7,267	2,821	1,354	780	18,735	11.03	8.86	13.04	12.02
Less costs:
Production costs excluding taxes	1,765	682	1,935	514	284	319	5,499	3.81	4.31	3.26	3.53
Depreciation and depletion	1,755	461	1,934	813	254	271	5,488	3.79	2.91	3.49	3.52
Exploration expenses	317	77	367	210	248	353	1,572	0.68	0.49	1.26	1.01
Taxes other than income	343	44	702	164	225	94	1,572	0.74	0.27	1.26	1.00
Related income tax	313	(37)	825	509	196	217	2,023	0.68	(0.23)	1.86	1.30
Results of producing activities	618	175	1,504	611	147	(474)	2,581	1.33	1.11	1.91	1.66
Other earnings (2)	232	33	625	5	(22)	(102)	771	0.50	0.20	0.54	0.49
Total earnings, excluding power and coal	850	208	2,129	616	125	(576)	3,352	1.83	1.31	2.45	2.15
Power and coal(4)	19	—	—	339	—	(4)	354
Total earnings	869	208	2,129	955	125	(580)	3,706

Downstream

Refining and Supply, Fuels Marketing, and Lubricants and Specialties

ExxonMobil has refining operations in 26 countries, 42,000 retail sites in more than 100 countries, and lubricants marketing in almost 200 countries and territories.

The Torrance, California refinery is a modern, highly complex facility, employing advanced emission-control technology to provide a full range of clean-fuel products to the Southern California, Arizona, and Nevada markets.

DOWNSTREAM STRATEGIES

ExxonMobil’s downstream strategies position the company to be the industry leader, able to outperform competition under a variety of market conditions. These key strategies are:

➢  •  Develop best-in-class cost and operating performance.

➢  •  Capitalize on refining integration with Chemical and Specialties businesses.

➢  •  Be the company/brands of choice.

➢  •  Increase sales of high-value fuels, lubricants, and specialty products.

➢  •  Maximize total retail-site earnings.

➢  •  Optimize portfolio and invest selectively.

➢  •  Rapidly develop and deploy leading-edge technology.

INDUSTRY CONDITIONS

➢  •  Industry refining margins were weaker in 2002 versus 2001 in all major refining centers. These margins, at the low end of historical ranges, reflected the combined impact of worldwide excess refining capacity, depressed product-demand growth, and generally rising crude oil prices.

➢  •  Fuels Marketing earnings were adversely affected by weak industry margins in the United States, Europe, and Asia-Pacific, and by deteriorating economic conditions in Latin America.

➢  •  Worldwide lube basestock margins were lower than in 2001, reflecting rising feedstock prices.

2002 HIGHLIGHTS

Leadership in safety continues, with further improvement in employee and contractor safety performance.

Earnings were $1.3 billion in a very weak industry margin environment.

$1.4 billion of pre-tax operating cost efficiencies and revenue enhancements was achieved. Further initiatives continue to be aggressively executed, leveraging proprietary technology, global scale, and the benefits of our global functional organization.

Return on capital employed was 5 percent, down from 16 percent in 2001.

Downstream capital expenditures were $2.45 billion in 2002, up 6 percent versus 2001, reflecting increased investment required to meet low-sulfur fuel requirements, with base investment remaining flat.

Refinery throughput, at 5.5 million barrels a day, was down slightly versus 2001, with lower runs in Asia-Pacific, Europe, and Argentina due to weak refining margins.

Global retail offering continues to strengthen, with On the Run convenience stores now extended to more than 800 sites.

Speedpass is now available to 6 million customers. Customers can enjoy the convenience of Speedpass at more than 8,900 ExxonMobil outlets.

Reformulated Mobil 1 with SuperSyn continues to outperform competition as the world’s leading synthetic motor oil. Mobil 1 has achieved double-digit sales growth in the U.S. for seven straight years.

Statistical Recap	2002	2001	2000	1999	1998
Earnings (millions of dollars)	1,300	4,227	3,418	1,227	3,474

Refinery throughput (thousands of barrels per day)	5,481	5,571	5,642	5,977	6,093

Petroleum product sales (thousands of barrels per day)	7,757	7,971	7,993	8,887	8,873

Average capital employed (millions of dollars)	26,045	26,321	27,732	28,033	27,495

Return on average capital employed (percent)	5.0	16.1	12.3	4.4	12.6

Capital expenditures (millions of dollars)	2,450	2,322	2,618	2,401	3,008

DOWNSTREAM COMPETITIVE ADVANTAGES

ExxonMobil’s Downstream has a global presence with a clear goal — to be the most efficient and effective competitor in every market served. We have achieved competitive advantage in a number of areas:

➢    •  The Exxon, Esso, and Mobil brands are recognized throughout the world and are valued by customers for superior quality, performance, and reliability.

➢    •  Our operations are conducted from an advantaged asset base. We operate world-scale facilities, in key locations, with the objective of delivering superior performance at all stages of the business cycle.

➢    •  Our organizational structure provides the platform to extend our competitive advantage. Each operating company is structured on a global functional basis, ensuring the development of consistent strategies and priorities for each business and market. Efficient execution at the local level is achieved through the consistent application of globally common processes. This functional approach continues to yield performance improvements, with $1.4 billion of before-tax cost efficiencies and revenue enhancements delivered to the bottom line in 2002.

➢    •  The development and application of proprietary technology are established ExxonMobil strategies providing sustainable competitive advantage. The competitive strength resulting from our in-house technical capability is enhanced through close cooperation between the technology and business organizations. This alignment of research priorities results in timely and cost-effective solutions to the highest-value business opportunities.

➢    •  The ability to fully leverage the scale of our global operations represents a key advantage for ExxonMobil. We utilize the global scale of our operations to deploy proprietary technology to multiple locations, thereby reducing unit development costs. The rapid dissemination and application of knowledge gained in an individual operation to the rest of the global portfolio is a further example of leverage. This best-practice sharing is delivered within the framework of structured management systems, driving systematic improvement.

These areas of competitive advantage, coupled with the outstanding quality of our workforce, provide a sustainable competitive advantage for ExxonMobil.

ExxonMobil refineries are 50% larger than the industry average. Source: Oil & Gas Journal

REFINING AND SUPPLY

ExxonMobil’s Refining and Supply business is focused on providing quality products to our Fuels and Lubes Marketing businesses, and feedstock to our Chemical business. ExxonMobil has an ownership interest in 46 refineries, located in 26 countries, with distillation capacity of 6.3 million barrels per day, and lubricant basestock manufacturing capacity of 150 thousand barrels per day. A global supply organization coordinates and optimizes the supply of crude and feedstock to the refineries and the off-take of products. The supply organization also optimizes a global logistics system that includes ownership interest in 40 crude oil and petroleum-product tankers, more than 25 thousand miles of pipelines, and more than 300 major petroleum-products terminals.

Successfully Leveraging Global Scale

The superior scale of our refineries provides a competitive advantage. ExxonMobil refineries are among the largest in each geographic region, and include three of the world’s ten largest refineries. On average, ExxonMobil refineries are 50-percent larger than the industry average.

A number of ExxonMobil refineries are concentrated into regional clusters, which enable further operational and supply optimization. Major refining centers are located on the United States Gulf Coast, northwest Europe, Japan, and southeast Asia, and collectively represent 60 percent of total refining capacity.

Driving Efficiency Through Integration

ExxonMobil manufacturing facilities are highly integrated, with more than 80 percent of refining capacity integrated with either Chemical and/or Lubes operations. The balance is primarily in profitable niche markets. This integration provides advantages through improved feedstock flexibility and lower site-operating costs.

The physical integration of ExxonMobil’s Port Jerome-Gravenchon, France, refineries and the integration of the Singapore refinery/chemical complexes was completed in 2002. At Port Jerome-Gravenchon, the adjacent refineries have been combined into a highly efficient single site, with 18 new major pipeline connections, control-room consolidations, and support infrastructure integration. In Singapore, the refineries were integrated with eight interconnecting pipelines and a fiber-optics link to enhance inter-site communications. Benefits from further optimizing operations and enhancing feedstock flexibility at the two complexes are providing more than $50 million per year of pre-tax cost efficiencies and revenue enhancements.

Work was completed on a pipeline project to link the Kawasaki refinery in Japan with the nearby Showa-Shell refinery to allow optimization of operations and maximize utilization of the heavy fuel oil conversion facilities at both locations. This complex project involved the construction of a tunnel under Tokyo Bay for the pipelines. Integration benefits include more flexible crude selection and improved yields.

A new pipeline has been constructed connecting the Sarnia and Nanticoke refineries, which are located 100 miles apart in Ontario, Canada. The pipeline allows the transfer of product components to further optimize operations and reduce future investments for low-sulfur fuels.

Supply Optimization

Leveraging the scale of our global supply organization through supply and logistics efficiencies and crude diversification delivered nearly $300 million of before-tax efficiencies to the bottom line in 2002.

Refining centers enable ExxonMobil to capture supply and logistics efficiencies in addition to those generated by the physical integration of facilities. ExxonMobil’s global supply team virtually integrates the operations across all the sites. Optimizing the refineries in this way improves decisions on crude purchases, product blending, and inventory management, and optimizes the overall supply chain.

Crude diversification and flexibility were further increased in 2002, with 28 new crudes approved and run for the first time in our global refinery network.

Continued emphasis on working capital management and supply chain optimization has reduced inventories worldwide. Since 1998, inventories have been reduced by 11 percent, freeing up over $1 billion in working capital.

Refining and Supply (continued)

Improving Effectiveness Through Best Practices

Best practices are rapidly leveraged across the entire global network through electronic e-networks, where both technical and operational experts collaborate to improve operations.

Refining and Supply has more than 100 such e-networks, which cover a range of disciplines including safety, health, and environment; process-unit optimization; equipment maintenance; and technology performance. These networks facilitated the capture of more than $300 million of before-tax site efficiencies in 2002.

ExxonMobil’s Profit Improvement Program surveys were extended to 11 more refineries in 2002, and identified more than $200 million of efficiency opportunities. Multifunctional teams of experts from other locations conduct these comprehensive surveys. The teams analyze and benchmark refinery processes and identify opportunities to lower costs and enhance revenues.

ExxonMobil’s Global Energy Management System focuses on energy-efficiency opportunities. In addition to individual site programs, detailed surveys have been conducted at 13 refinery/chemical complexes since the program’s inception in mid-1999. The program has identified more than $300 million of pre-tax potential energy savings at the sites surveyed, equal to almost 20 percent of their energy consumption.

The Reliability and Maintenance Management System is a comprehensive program designed by ExxonMobil to safely achieve higher plant reliability and availability at low, world-class costs. The program has been applied to all ExxonMobil sites and provides a structured, disciplined approach to the management of more than $1 billion of annual maintenance work. Since its introduction, the system has reduced the amount of time that units are down for maintenance by 25 percent and has reduced maintenance costs by almost 30 percent.

ExxonMobil’s Capital Project Management System continues to ensure top-tier performance in project execution. External benchmarking shows that ExxonMobil continues to reduce project costs by 3 percent per year versus a refining industry cost trend that is essentially flat.

Enhanced Capital Efficiency Through Selective Investment

Refining and Supply capital expenditures are focused on selective and resilient investments to further upgrade safety and environmental performance, meet future product quality requirements, and capture market opportunities with advantaged returns.

ExxonMobil proprietary technology is providing a competitive advantage in meeting mandated low-sulfur motor fuel specifications, through the installation of SCANfining units. Facilities are under development in the United States, Canada, Europe, and Japan, with a number of these projects due for completion in 2003 and 2004. Through application in our own refineries and licensing to third parties, this process will be used in producing about 25 percent of the low-sulfur gasoline in North America.

Work has begun on a new $200 million enhanced-conversion project at the Port Jerome-Gravenchon, France, refinery. The project will increase yields of motor fuels and high-value chemical feedstock. It will also provide the capability to meet lower sulfur motor fuel specifications in the future. The project is expected to be completed in 2004.

The Baytown, Texas, refinery’s 40-thousand-barrel-per-day coker completed its first full year of operation in 2002, and has significantly increased the capability to process lower-cost crude into high-value gasoline and distillates.

A new process to convert mineral wax into high-quality lube basestocks is being implemented at the Fawley, U.K., refinery. This proprietary wax isomerization process produces superior performing basestocks classified as “Group III.” The new basestocks will complement the company’s existing slate of base oils and is especially suited for the European engine oil market.

New cogeneration plants are now in development for several refinery sites. These plants will add about 700 megawatts of capacity, an increase of 25 percent versus ExxonMobil’s existing capacity.

Commercial negotiations and project development activities continued on two world-scale integrated refining, petrochemical, and fuels marketing ventures in Southern China. Important milestones in 2002 included the endorsement of the Joint Feasibility Study (JFS) for the Fujian Integrated Petroleum/Petrochemical Project by the State Council of the People’s Republic of China, and the completion of the JFS for the Guangdong Refinery Expansion Project.

FUELS MARKETING

ExxonMobil’s Fuels Marketing business creates competitive advantage by leveraging its global scale with efficiently executed standardized processes, while serving diverse customer segments and geographies. Operating in 118 countries, the Exxon, Mobil, or Esso brands serve motorists at almost 42 thousand retail sites and provide more than 1 million industrial and wholesale customers with quality fuel products. In addition, fuels products and services are provided to aviation customers at more than 700 airports and to marine customers at 300 marine ports around the world.

Fuels Marketing operates in an increasingly competitive worldwide marketplace. We compete effectively and maximize returns by focusing on achieving pacesetter cost efficiency, non-petroleum income growth, selective and disciplined new investments, and high-grading our retail-site portfolio.

Successfully Leveraging Global Scale

In 2002, Fuels Marketing initiatives reduced ongoing operating costs by more than $200 million pre-tax.

In the Retail business, the retail-site operating initiative, originally developed in Europe, is now consistently applied at most company-owned sites around the world. This initiative focuses on driving down site operating costs. These efforts are generating pre-tax efficiencies of more than $100 million per year on average.

Purchasing costs, from convenience-store products to fuel pumps to outsourced construction services, have been lowered through consolidated buying power and through the application of total system-cost analysis, generating capital and pre-tax efficiencies of nearly $150 million in 2002.

Our aviation and marine-fuels businesses are global enterprises providing a reliable service to customers, who value the ability to interface with a single supplier around the world.

Customer Service Center operations around the world continue to be optimized. In Europe, operations have been consolidated into one Customer Service Center in Manchester, England. The center has 350 employees, who speak ten languages and provide service to 20,000 customers across Europe. In southeast Asia, a similar center is also operating in Kuala Lumpur, Malaysia, with further such centers planned. Current processing costs for the areas served are down more than 30 percent as a result of the migration to these two centers.

Market-Focused Offerings

Our global functional organization provides the foundation for us to leverage our global resources and expertise with a common focus market approach. This focus market model begins with a global network planning organization that draws on the strengths of ExxonMobil to develop market models and produce network plans that can be adapted worldwide. Drawing on worldwide retail experience, Fuels Marketing has developed a portfolio of market-specific retail formats using a rigorous process that involves assessing customer preferences and market testing.

Over the past 3 years, the popular On the Run convenience-store concept was extended to more than 800 sites. United States same-store sales are showing strong growth of more than 10 percent per year over the past 4 years.

Fuels Marketing (continued)

Strategic alliances with leading food marketers were expanded, based on success with Tesco in the United Kingdom. In 2002, further alliances were piloted with new partners in Europe and Africa.

The Esso Express concept, ExxonMobil’s unattended retail format, was expanded to 175 sites in France and Belgium. Benefits from this approach include operating costs that are 40 percent lower than the equivalent conventional site and fuels volumes that increased by as much as 50 percent.

Speedpass, with more than 6 million customers, can now be used in the United States, Canada, and Singapore at more than 8,900 Exxon, Mobil, and Esso sites, and at 440 McDonald’s restaurants in the Chicago area. In the U.S., ExxonMobil and Timex, a leading watch manufacturer, have been testing a Speedpass-enabled watch, an exciting next step in the evolution of Speedpass.

LUBRICANTS AND SPECIALTIES

ExxonMobil is the world’s largest supplier of lube basestocks and a leading marketer of finished lubricants, specialty products, and lubrication services. Supported by a highly trained field force, a strong distributor network, and a worldwide supply chain that includes a network of refineries and blend plants, ExxonMobil supplies high-quality lubricants and applications expertise around the world.

Customer-Focused Marketing

ExxonMobil’s highly successful lubricant brand strategy is based on research and insights gained from customers. The brands are targeted to meet specific customer needs, and are supported by marketing programs designed to leverage our global scale and communicate with customers in a distinct and consistent style. This approach extends from advertising to product packaging.

The Mobil brand, long associated with equipment manufacturers and with a reputation for technical innovation, appeals to buyers seeking the highest levels of performance. Customers who desire quality products and need limited technical support value the reliability and efficiency associated with the Exxon and Esso brands.

Mobil 1, the world’s leading synthetic motor oil, was reformulated in 2002 using a new anti-wear technology system — SuperSyn — taking the product’s performance to an even-higher level. For the seventh consecutive year, Mobil 1 achieved double-digit sales growth in the United States. Manufacturers of the Cadillac XLR, Porsche Cayenne, and Mitsubishi Lancer Evolution automobiles in North America added this enhanced product to their factory-fill and service-fill recommendations, joining an already impressive list of worldwide original equipment manufacturers (OEMs).

To meet tough, new diesel emission requirements in North America, ExxonMobil reformulated and improved the performance of its commercial engine oil brands — Mobil Delvac and Exxon XD-3.

Strategic Global Alliances

A strong global presence, worldwide service capability, an integrated sales force, and a commitment to technology enable ExxonMobil to better serve customers with worldwide operations that demand reliable, high-quality products and services. Alliances with global customers include car manufacturers such as DaimlerChrysler, Toyota, General Motors, and Ford, but also extend to other equipment builders and industrial manufacturers.

ExxonMobil is a global supplier of premium oils to Caterpillar factories and dealers in more than 90 countries.

CEMEX, a leading global producer and marketer of cement and ready-mix products, selected ExxonMobil as its worldwide sole-source supplier of lubricants and in-plant lubrication services. ExxonMobil provides a standardized global package for all CEMEX facilities worldwide, including high-performance lubricants, Mobil Planned Engineering Services, and support from our global logistics network.

Formula 1 sponsorships with West McLaren Mercedes and Toyota provide an ideal environment for developing high-performance lubricants that lead to new business opportunities. For example, sponsorship of Toyota’s new Formula 1 team helped bolster ExxonMobil’s strong position as a primary supplier of factory-fill and service-fill lubricants for Toyota Motor Company.

Emerging Market Growth

In the rapidly growing China market, ExxonMobil manufactures high-quality lubricants at two sophisticated blend plants, and sells products through an established, highly trained sales force and network of more than 400 distributors. This marketing presence and our strong brands helped increase sales by 10 percent in 2002.

ExxonMobil was awarded the contract to supply specialized lubricants for the first 14 hydro-turbine units at the Three Gorges Dam in China, the world’s largest hydroelectric project. ExxonMobil won an important contract as sole supplier to Sunwin City Bus Ltd. in Shanghai, China’s leading commercial center. ExxonMobil also secured supply contracts for polymer modified asphalt in a number of high-profile expressway projects in China.

Improving Supply Chain Efficiency

ExxonMobil improved the efficiency of its lubricants and specialties supply chain in 2002. The finished lubricants product line was further optimized and a new, globally consistent range of packaging was launched. Packaging initiatives, along with implementation of global product platforms, reduced product line complexity and facilitated closure of an additional eight lube oil blending plants. Further supply chain efficiencies are expected from the worldwide implementation of the Advanced Planning and Scheduling System. This system will be fully implemented in 2003.

These redesigned packages communicate distinct brand qualities in a globally consistent style, while capturing efficiency improvements from the ability to fill these packages on the same line.

THROUGHPUT, CAPACITY, AND UTILIZATION(1)

	2002	2001	2000	1999	1998
Refinery Throughput(2) (thousands of barrels per day)
United States	1,871	1,840	1,862	1,930	1,919
Canada	447	449	451	441	445
Europe(3)	1,539	1,563	1,578	1,782	1,888
Japan	671	707	708	695	656
Southeast Asia	708	729	754	842	898
Latin America/Other	245	283	289	287	287
Worldwide	5,481	5,571	5,642	5,977	6,093

Average Refinery Capacity(4) (thousands of barrels per day)
United States	1,895	1,878	1,938	1,977	2,005
Canada	500	499	498	494	489
Europe(3)	1,756	1,740	1,732	2,050	2,108
Japan	770	761	758	758	716
Southeast Asia	1,048	1,045	1,055	1,053	1,012
Latin America/Other	299	310	318	334	336
Worldwide	6,268	6,233	6,299	6,666	6,666

Utilization of Refining Capacity (percent)
United States	99	98	96	98	96
Canada	89	90	91	89	91
Europe(3)	88	90	91	87	90
Japan	87	93	93	92	92
Southeast Asia	68	70	71	80	89
Latin America/Other	82	91	91	86	85
Worldwide	87	89	90	90	91

(1)          Includes the Benicia, California, refinery until its divestment in May 2000. Excludes ExxonMobil’s minor interests in certain small refineries.

(2)          Refinery throughput includes 100 percent of crude oil and feedstocks sent directly to atmospheric distillation units in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, throughput includes the greater of either crude and feedstocks processed for ExxonMobil or ExxonMobil’s equity interest in raw-material inputs.

(3)          Data for 2000 through 2002 exclude Mobil-BP European joint-venture refineries. 1999 and prior years include these refineries.

(4)          Refinery capacity is the stream-day capability to process inputs to atmospheric distillation units under normal operating conditions, less the impact of planned shutdowns for regular repair and maintenance activities, averaged over an extended period of time. These annual averages include partial-year impacts for capacity additions or deletions during the year. Any idle capacity that cannot be made operable in a month or less has been excluded. Capacity volumes include 100 percent of the capacity of refinery facilities managed by ExxonMobil or majority-owned subsidiaries. At facilities of companies owned 50 percent or less, the greater of either that portion of capacity normally available to ExxonMobil or ExxonMobil’s equity interest is included.

RETAIL SITES

(number of sites)	2002	2001	2000	1999	1998
United States(1)
Owned/leased	3,346	3,501	3,769	4,591	4,629
Distributors/resellers	9,787	9,805	10,269	11,929	11,305

Canada
Owned/leased	865	927	978	997	1,014
Distributors/resellers	1,283	1,324	1,418	1,506	1,563

Europe(2)
Owned/leased	4,955	5,079	4,912	4,966	5,078
Distributors/resellers	3,813	3,960	4,370	4,606	4,637

Asia-Pacific
Owned/leased	2,777	2,871	3,006	3,049	3,164
Distributors/resellers	6,931	7,425	8,102	8,280	7,935

Latin America
Owned/leased	1,449	1,440	1,465	1,476	1,457
Distributors/resellers	4,465	4,427	4,630	4,786	4,713

Middle East/Africa
Owned/leased	1,443	1,444	1,460	1,224	1,100
Distributors/resellers	672	650	622	823	722

Total
Owned/leased	14,835	15,262	15,590	16,303	16,442
Distributors/resellers	26,951	27,591	29,411	31,930	30,875

Grand total	41,786	42,853	45,001	48,233	47,317

(1)          1999 and prior years include approximately 2,400 Exxon and Mobil retail sites that the company was required to divest in 2000.

(2)          Excludes the Mobil-BP European joint-venture retail sites.

REFINING CAPACITY AT YEAR-END 2002 (1)

						Capacity at 100%
					ExxonMobil Share	Atmospheric	Catalytic		Residuum		ExxonMobil Interest
(thousands of barrels per calendar day)					kBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubes(4)%
United States
Torrance	California		●		149	149	91	23	52	—	100
Joliet	Illinois		●		238	238	93	—	56	—	100
Baton Rouge	Louisiana	■	●		492	492	227	23	108	16	100
Chalmette	Louisiana		●	◆	92	183	68	19	33	—	50
Billings	Montana		●		58	58	20	5	8	—	100
Baytown	Texas	■	●		523	523	203	26	76	20	100
Beaumont	Texas	■	●		349	349	108	60	48	13	100
Total United States					1,901	1,992	810	156	381	49
Canada
Strathcona	Alberta				184	184	54	—	—	3	69.6
Dartmouth	Nova Scotia			◆	82	82	29	—	—	—	69.6
Nanticoke	Ontario		●		112	112	48	—	—	—	69.6
Sarnia	Ontario	■			121	121	26	17	23	5	69.6
Total Canada					499	499	157	17	23	8
Europe
Antwerp	Belgium	■	●		263	263	34	—	—	—	100
Fos-sur-Mer	France		●	◆	119	119	28	—	—	—	81.5
Port Jerome-Gravenchon	France	■	●		233	233	34	—	—	17	87.3
Ingolstadt	Germany		●	◆	106	106	28	—	—	—	100
Karlsruhe	Germany		●	◆	71	285	87	—	50	—	25
Augusta	Italy		●	◆	190	190	46	—	—	18	100
Trecate	Italy		●	◆	174	174	29	—	—	—	75.4
Rotterdam	Netherlands	■	●		182	182	—	46	39	—	100
Slagen	Norway				110	110	—	—	32	—	100
Fawley	United Kingdom	■	●		316	316	72	—	22	9	100
Total Europe					1,764	1,978	358	46	143	44
Japan
Chiba	Japan		●		88	175	34	39	—	—	50
Kawasaki (Tonen)(5)	Japan	■	●		296	296	87	23	—	—	50
Okinawa (Nansei)	Japan				90	90	—	—	—	—	43.8
Sakai (General)	Japan		●	◆	140	140	38	—	—	—	50
Wakayama (Tonen)(5)	Japan		●	◆	160	160	38	—	—	7	50
Total Japan					774	861	197	62	—	7

■     Integrated refinery and chemical complex

●     Cogeneration capacity

◆    Refineries with some chemical production

(1)          Capacity data is based on 100 percent of rated refinery process unit capacities.

(2)          ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.

(3)          Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4)          Lubes capacity based on dewaxed oil production.

(5)          Off-take 100 percent.

Refining Capacity at Year-End 2002(1) (continued)

						Capacity at 100%
					ExxonMobil Share	Atmospheric	Catalytic		Residuum		ExxonMobil Interest
(thousands of barrels per calendar day)					kBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubes(4)%
Southeast Asia
Adelaide	Australia			◆	74	74	—	—	—	6	100
Altona	Australia	■			130	130	29	—	—	—	100
Port Dickson	Malaysia				86	86	—	—	—	—	65
Whangerei	New Zealand				28	106	—	29	—	—	19.2
Jurong/PAC	Singapore	■	●		569	569	—	34	116	29	100
Sriracha	Thailand	■	●		174	174	35	—	—	—	87.5
Total Southeast Asia					1,061	1,139	64	63	116	35

Latin America/Other
Campana	Argentina		●	◆	85	85	26	—	24	—	100
Sonara	Cameroon				3	42	—	—	—	—	8
Abidjan	Cote d’Ivoire				5	65	—	15	—	—	8
Larnaca	Cyprus				5	27	—	—	—	—	20
Acajutla	El Salvador				22	22	—	—	—	—	65
Sogara	Gabon				2	17	—	—	—	—	11.7
Martinique	Martinique				2	17	—	—	—	—	14.5
Managua	Nicaragua			◆	20	20	—	—	—	—	100
La Pampilla	Peru				6	100	7	—	—	—	6
Yanbu	Saudi Arabia				170	340	91	—	46	—	50
Dakar	Senegal				3	27	—	—	—	—	11.8
Total Latin America/Other					323	762	124	15	70	—
Grand total					6,322	7,231	1,710	359	733	143

■     Integrated refinery and chemical complex

●     Cogeneration capacity

◆    Refineries with some chemical production

ADDITIONAL LUBE BASE OIL REFINING CAPACITY AT YEAR-END 2002

(thousands of barrels per calendar day)		ExxonMobil Equity Share kBD	Lubes(4)	ExxonMobil Interest %
Dunkirk	France	3	6	50
Jeddah	Saudi Arabia	1	6	30
Yanbu	Saudi Arabia	2	6	30
Total		6	18

(1)          Capacity data is based on 100 percent of rated refinery process unit capacities.

(2)          ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.

(3)          Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4)          Lubes capacity based on dewaxed oil production.

PETROLEUM PRODUCT SALES(1) BY GEOGRAPHIC AREA

(thousands of barrels per day)	2002	2001	2000	1999	1998
United States
Motor gasoline, naphthas	1,608	1,585	1,511	1,611	1,566
Heating oils, kerosene, diesel oils	432	442	443	478	459
Aviation fuels	256	261	250	293	280
Heavy fuels	92	102	104	97	93
Lubricants, specialty, and other petroleum products	343	361	361	439	406
Total market and supply sales	2,731	2,751	2,669	2,918	2,804

Canada
Motor gasoline, naphthas	246	238	231	232	224
Heating oils, kerosene, diesel oils	176	173	173	169	161
Aviation fuels	27	30	33	33	30
Heavy fuels	31	35	33	31	45
Lubricants, specialty, and other petroleum products	113	109	107	122	119
Total market and supply sales	593	585	577	587	579

Europe
Motor gasoline, naphthas	571	584	607	764	772
Heating oils, kerosene, diesel oils	815	823	809	1,017	1,054
Aviation fuels	192	201	225	238	232
Heavy fuels	213	214	232	272	299
Lubricants, specialty, and other petroleum products	251	257	256	306	289
Total market and supply sales	2,042	2,079	2,129	2,597	2,646

Asia-Pacific
Motor gasoline, naphthas	442	439	454	499	514
Heating oils, kerosene, diesel oils	518	581	585	632	632
Aviation fuels	123	136	144	151	154
Heavy fuels	201	234	233	240	262
Lubricants, specialty, and other petroleum products	219	219	251	296	304
Total market and supply sales	1,503	1,609	1,667	1,818	1,866

Latin America
Motor gasoline, naphthas	194	198	206	227	237
Heating oils, kerosene, diesel oils	204	211	207	206	214
Aviation fuels	44	48	51	53	51
Heavy fuels	37	52	40	48	46
Lubricants, specialty, and other petroleum products	23	23	24	28	30
Total market and supply sales	502	532	528	562	578

(1)          Petroleum product sales include 100 percent of the sales of ExxonMobil and majority-owned subsidiaries, and the ExxonMobil equity interest in sales by companies owned 50 percent or less, including the Mobil-BP joint venture that was dissolved as a result of the merger.

Petroleum Product Sales(1) by Geographic Area (continued)

(thousands of barrels per day)	2002	2001	2000	1999	1998
Middle East/Africa
Motor gasoline, naphthas	115	121	113	95	104
Heating oils, kerosene, diesel oils	147	159	156	156	169
Aviation fuels	49	45	46	45	27
Heavy fuels	30	31	52	18	20
Lubricants, specialty, and other petroleum products	45	59	56	91	80
Total market and supply sales	386	415	423	405	400

Worldwide
Motor gasoline, naphthas	3,176	3,165	3,122	3,428	3,417
Heating oils, kerosene, diesel oils	2,292	2,389	2,373	2,658	2,689
Aviation fuels	691	721	749	813	774
Heavy fuels	604	668	694	706	765
Lubricants, specialty, and other petroleum products	994	1,028	1,055	1,282	1,228
Total market and supply sales	7,757	7,971	7,993	8,887	8,873

(1)          Petroleum product sales include 100 percent of the sales of ExxonMobil and majority-owned subsidiaries, and the ExxonMobil equity interest in sales by companies owned 50 percent or less, including the Mobil-BP joint venture that was dissolved as a result of the merger.

PETROLEUM PRODUCT SALES

(thousands of barrels per day)	2002	2001	2000	1999	1998
Market and Supply Sales(2)
Market sales
Motor gasoline, naphthas	2,288	2,270	2,311	2,465	2,446
Heating oils, kerosene, diesel oils	1,625	1,671	1,674	1,865	1,878
Aviation fuels	529	566	581	576	564
Heavy fuels	358	371	380	437	512
Lubricants, specialty, and other petroleum products	494	484	519	580	597
Total market sales	5,294	5,362	5,465	5,923	5,997
Total supply sales	2,463	2,609	2,528	2,964	2,876
Total market and supply sales	7,757	7,971	7,993	8,887	8,873

(2)          Market sales are to retail site dealers, consumers (including government and military), jobbers, and small resellers. Supply sales are to large oil marketers, large unbranded resellers, and other oil companies.

Chemical

Global Chemical Presence — ExxonMobil’s chemical products are marketed in more than 150 countries around the world.

ExxonMobil Chemical’s isopropyl alcohol manufacturing plant at Baton Rouge, Louisiana, is the largest of its kind in the world. Isopropyl alcohol was the first commercial petrochemical, initially produced in 1920 at Standard Oil of New Jersey’s Bayway, New Jersey, plant. A project to increase efficiency and incrementally expand capacity at the Baton Rouge facility will start up in early 2003.

CHEMICAL STRATEGIES

ExxonMobil Chemical has produced industry-leading returns and earnings growth through the effective implementation of focused long-term strategies:

➢  •  Continuously reduce costs to achieve best-in-class performance.

➢  •  Capture full benefits of integration across all ExxonMobil operations.

➢  •  Focus on businesses that capitalize on core competencies.

➢  •  Build proprietary technology positions.

➢  •  Invest selectively in internationally advantaged projects.

INDUSTRY CONDITIONS

➢  •  Worldwide primary petrochemical demand grew more than 4 percent during 2002. Improved mid-year economic conditions weakened significantly in the fourth quarter.

➢  •  Growth in emerging markets, particularly Asia, outpaced growth in the more established markets of North America and Western Europe.

➢  •  Chemical prices were generally lower in 2002. Price declines outpaced feedstock and energy cost reductions, resulting in margin compression.

➢  •  Margins remained near bottom-of-cycle conditions for most of the company’s high-volume petrochemical products.

2002 HIGHLIGHTS

ExxonMobil Chemical continues to lead the petrochemical industry in safety performance. The employee injury and illness rate fell more than 40 percent from 2001. The company received the American Chemistry Council Leadership Award for excellence in employee safety, and health and environmental management practices.

Earnings for 2002 of $830 million were higher than 2001, after excluding special items of $175 million recorded in 2001, as strong volume growth more than offset lower margins. Our outstanding mix of businesses, ongoing capture of cost efficiencies, and feedstock and fuel flexibility resulting from petroleum integration, helped ExxonMobil’s Chemical business continue to outperform competition in this challenging environment.

2002 was the fourth consecutive year of record volumes. Prime product sales volume of 26.9 million metric tons was up more than 4 percent versus 2001, with sales gains in all regions. Sales in Asia were particularly strong, up nearly 7 percent, supported by recent capacity additions in Singapore and Saudi Arabia.

Capital expenditures were $1 billion. The company invested selectively in high-return efficiency projects and incremental expansions in less-cyclical specialty businesses.

Return on average capital employed was 6.1 percent. ExxonMobil’s Chemical returns continued to exceed the average returns of our major chemical competitors. Over the last 10 years, our Chemical segment has achieved an average return of more than 12 percent while making substantial investments to support long-term growth.

Statistical Recap	2002	2001	2000	1999	1998
Earnings (millions of dollars)	830	882	1,161	1,354	1,394

Prime product sales(1) (thousands of metric tons)	26,925	25,780	25,637	25,283	23,628

Average capital employed (millions of dollars)	13,645	13,839	13,814	12,462	10,816

Return on average capital employed (percent)	6.1	6.4	8.4	10.9	12.9

Capital expenditures (millions of dollars)	954	872	1,468	2,243	2,110

(1)          Prime product sales include ExxonMobil’s share of equity-company volumes and finished product transfers to the Downstream. Carbon-black oil and sulfur volumes are excluded. `

FOCUSED STRATEGIES

Implementation of focused, long-term strategies has produced competitive advantages that result in superior returns versus competition across the business cycle. These advantages include our business mix, investment discipline, petroleum integration, world-class operations, leading proprietary technologies, and product application expertise. The strategies are designed to increase our competitive advantage and achieve earnings growth and attractive returns, strengthening our position as the world’s premier petrochemical company.

Capitalizing on Core Competencies

ExxonMobil’s unique mix of chemical business lines delivers superior performance relative to competition throughout the business cycle. The portfolio includes strong positions in the supply chain for many of the largest-volume and highest-growth petrochemicals in the global economy.

➢    •  One of the largest worldwide producers of olefins, the basic petrochemical building blocks.

➢    •  Largest worldwide supplier of polyolefins, including polyethylene, the largest-volume plastic; and polypropylene, one of the fastest-growing plastics.

➢    •  Largest global producer of paraxylene and benzene. Paraxylene is one of the fastest-growing petrochemicals. Benzene is a primary building block for a broad array of products.

➢    •  Premier positions in a diverse portfolio of less-cyclical specialty business lines. Leading specialty businesses include butyl polymers, ethylene elastomers, synthetic lube basestock fluids, petroleum additives, oriented polypropylene film, plasticizers, hydrocarbon and oxygenated fluids, oxo alcohols, acids, and adhesive polymers.

Chemical Profile

➢      •  Highest profitability and return of petrochemical majors

➢      •  90 percent of assets in businesses ranked number 1 or 2

➢      •  $14 billion of capital employed

➢      •  More than $20 billion revenues

➢      •  Leading manufacturing capabilities at highly integrated sites

➢      •  Products marketed in more than 150 countries

Capturing Full Benefits of Integration

More than 90 percent of our owned and operated chemical capacity is adjacent to and integrated with large refining complexes or upstream gas processing. ExxonMobil’s long-standing emphasis on petroleum integration is a key component of our strong competitive position. Manufacturing sites are designed and managed to maximize synergies via optimized molecule management, coordinated technology development, joint facilities planning, and the sharing of common systems and support functions. The advantages of integration cannot easily be replicated.

Feedstock and fuel flexibility that comes with integration allows ExxonMobil Chemical to consistently outperform competition. Production plans at ExxonMobil’s integrated refining and petrochemical complexes are reviewed continuously and optimized using sophisticated models to identify the highest value for process streams. Supply plans are also optimized on a regional and global level in response to changes in feedstock costs and market conditions.

Facilities for cogeneration of steam and electricity have been installed at many complexes. These facilities take advantage of available feeds and complementary steam and electricity requirements at large integrated sites.

Continually Reducing Costs to Achieve Best-in-Class Performance

The pace of unit cost reduction accelerated in 2002 as volumes increased and efficiencies continued to be captured. The company maintains a constant focus on improving efficiency and reducing unit costs of manufacturing, selling, and distributing its products.

Selectively Investing in Internationally Competitive Projects and Businesses

ExxonMobil Chemical has increased production and sales using the same disciplined approach taken throughout the company. Returns are enhanced by investing only in projects with unique competitive advantages. An effective system to manage project evaluation, development and execution, and a rigorous reappraisal process, ensure effective investment selection and implementation.

The company acquired the remaining interest in Advanced Elastomer Systems (AES) in 2002. AES is the largest worldwide manufacturer of engineered thermoplastic elastomers, under the Santoprene brand. Several ExxonMobil Chemical products are used as key raw materials for these high-performance resins.

Our steam cracker expansion at Baytown, Texas, increased ethylene capacity by 120 thousand tons per year and also improved plant efficiency. The project was completed at less than half of grass-roots cost, and supports continued ethylene demand growth.

The Baytown, Texas, olefins plant will advance a project to enhance feed flexibility, improve energy efficiency, and increase reliability. The project, due for completion in 2003, will also result in a slight increase in plant capacity.

Expansion of low-density polyethylene (LDPE) production capacity at the Meerhout, Belgium, plastics plant was completed in 2002. The project utilized proprietary ExxonMobil technology to expand the existing facilities at substantially below grass-roots cost.

Year-End Key Products Capacity

Focused Strategies (continued)

An expansion of halobutyl polymer production capacity at Baytown, Texas, was completed in 2002. Halobutyl is a specialty polymer primarily used in the inner liner of tubeless tires. ExxonMobil is the largest producer of butyl rubber in the world.

Growth of innovative products into the specialty flexible-packaging markets will be supported by a 15 thousand-ton-per-year oriented polypropylene (OPP) expansion at Shawnee, Oklahoma, scheduled for 2003 start-up, and by an OPP-coating capacity expansion at the company’s Virton, Belgium, facility, scheduled for 2004 start-up.

A project progressed to expand the Fina Antwerp Olefins steam cracker (ExxonMobil share, 35 percent) and will start up in 2003. The project increases ExxonMobil’s share of ethylene produced at the complex by more than 50 thousand tons per year.

The company progressed a project to increase the efficiency of the Baton Rouge, Louisiana, isopropyl alcohol (IPA) plant. The project also results in a 10-percent capacity increase. This plant is the largest IPA facility in the world. Additionally, an expansion of a specialty hydrocarbon-fluids plant in Trecate, Italy, will provide efficient supply to the growing Mediterranean and Central and Eastern European differentiated-fluids markets.

New ethylene-elastomers capacity in Baton Rouge, Louisiana, will use proprietary Exxpol metallocene catalyst technology to produce a broad range of ethylene-based specialty polymers.

Commercial negotiations and project development activities continued for two world-scale integrated refining, petrochemical, and fuels marketing joint ventures in Southern China. In October 2002, the State Council of the People’s Republic of China approved the Joint Feasibility Study (JFS) for the Fujian Integrated Petroleum and Petrochemical Project. The JFS for the Guangdong Refinery Expansion Project was submitted for approval in January 2003 to the State Economic and Trade Commission.

OVERVIEW OF KEY PRODUCTS

In addition to being a leading supplier of olefins, polyolefins, and aromatics, ExxonMobil Chemical has strong market positions in a wide variety of other petrochemicals and catalysts. Our products are part of many modern consumer products. New and enhanced products and applications are constantly being developed to meet evolving customer needs.

Polyethylene	Adhesive Polymers
Packaging — Flexible food packaging, bags and sacks	Consumer — Tapes, labels, diaper assembly
Consumer — Milk bottles, storage containers, toys	Industrial — Glues, packaging, road marking, tires
Automotive — Fuel tanks, storage tanks	Medical — Adhesive strips

Polypropylene	Petroleum Additives
Automotive — Interior and exterior trim parts	Transportation — Motor and gear lubricants, transportation fuels
Appliances — Clothes washer tubs, dishwasher liners
Consumer — Film, diapers, personal care, health care	Synthetic Base Fluids
Automotive — Synthetic engine, gear, and transmission oils
Oriented Polypropylene Film	Industrial — Synthetic lubricants, fiber optic cable gel
Consumer — Flexible packaging, labels	Consumer — Skin and hair care
Industrial — Tape, protective laminates
Oxygenated Fluids
Butyl Polymers	Industrial — Paints, adhesives, magnetic tapes
Tires — Inner liners, treads, sidewalls	Medical — Rubbing alcohol
Medical — Syringes, stoppers, vial closures	Consumer — Paints, cleaning fluids, de-icing fluids
Automotive — Hoses, tubing, engine mounts
Sporting Goods — Soccer balls	Hydrocarbon Fluids
Construction — Window sealants	Industrial — Degreasers, agricultural chemicals, adhesives, inks
Consumer — Aerosol products, paints, combustion specialties
Ethylene Elastomers
Automotive — Hoses, belts, door and window seals	Aromatics
Electrical — Cable insulation	PET Resins — Bottles, packaging
Industrial — Roof sheeting	Fibers — Polyester and nylon fabrics
Consumer — Appliances, electronics, household goods	Thermoplastics — Compact discs, auto bumpers
Consumer — Paints, coatings
Plasticizers
Automotive — Dashboards, side moldings	Oxo Alcohols/Acids
Construction — Flooring, wall covering, carpet backing	Consumer — Tapes, shampoo
Consumer — Garden hoses, sports equipment, shoes	Petroleum Additives — Motor oil
Electrical — Electrical insulation	Industrial — Cleaners, coatings

Ethylene Glycol
Consumer — Fabrics, bottles, packaging, antifreeze

VOLUMES AND REVENUES

(includes ExxonMobil’s share of equity companies)	2002	2001	2000	1999	1998
Worldwide Production Volumes (thousands of metric tons)
Ethylene	7,216	6,785	6,686	6,536	5,922
Polyethylene	6,235	5,768	5,507	5,251	4,813
Polypropylene	1,944	1,701	1,297	1,163	1,104
Paraxylene	2,275	2,088	2,326	2,016	2,040

Prime Product Sales Volumes(1) (thousands of metric tons)
Americas(2)	12,614	12,278	12,913	12,754	12,704
Europe/Middle East/Africa	7,002	6,661	6,424	6,300	5,823
Asia-Pacific	7,309	6,841	6,300	6,229	5,101
Total	26,925	25,780	25,637	25,283	23,628

Prime Product Sales Volumes(1) (thousands of metric tons)
Olefins/Polyolefins	11,943	11,153	10,138	9,645	9,089
Aromatics	6,374	5,735	6,301	6,275	5,923
Specialties	8,608	8,892	9,198	9,363	8,616
Total	26,925	25,780	25,637	25,283	23,628

Revenues by Geographic Area (millions of dollars)
Americas(2)	9,661	9,340	11,216	8,338	8,209
Europe/Middle East/Africa	5,656	5,573	5,813	4,805	4,660
Asia-Pacific	4,993	4,399	4,474	2,770	2,765
Total	20,310	19,312	21,503	15,913	15,634

(1)          Prime product sales include ExxonMobil’s share of equity-company volumes and finished-product transfers to the Downstream. Carbon-black oil and sulfur volumes are excluded.

(2)          Includes the United States, Canada, and Latin America.

MAJOR PROJECT START-UPS

	Location	New Plant Capacity (metric tons per year)	Start-Up
Olefins/Polyolefins
Ethylene	Baytown, Texas	120,000	2002
Polyethylene	Meerhout, Belgium	40,000	2002
Ethylene/Propylene (35% Interest)	Antwerp, Belgium	160,000	2003
Ethylene/Propylene	Baytown, Texas	24,000	2003

Less-Cyclical Specialty Businesses
Hydrocarbon Fluids	Trecate, Italy	50,000	2002
Butyl Polymers	Baytown, Texas	45,000	2002
Oriented Polypropylene Film	Shawnee, Oklahoma	15,000	2003
Isopropyl Alcohol	Baton Rouge, Louisiana	30,000	2003
Ethylene Elastomers	Baton Rouge, Louisiana	90,000	2003
Oriented Polypropylene Film	Virton, Belgium	16,000	2004

MANUFACTURING LOCATIONS(2)

■ Olefins/Aromatics	☐ Polymers	● Other Chemicals	◆ Oriented Polypropylene Film

Bold type indicates large/integrated production complexes, based on size or breadth of product slate.

United States					Latin America					Middle East
Baton Rouge, Louisiana	■	☐	●		Campana, Argentina			●		Al-Jubail, Saudi Arabia	■	☐
Baytown, Texas	■	☐	●		Managua, Nicaragua			●		Yanbu, Saudi Arabia	■	☐
Bayway, New Jersey		☐			Paulinia, Brazil			●
Beaumont, Texas	■	☐	●		San Antonio, Chile			●		Asia-Pacific
Chalmette, Louisiana	■									Adelaide, Australia			●
Edison, New Jersey			●		Europe					Altona, Australia	■	☐
Houston, Texas	■				Amsterdam, Netherlands			●		Botany Bay, Australia	■	☐
Jeffersonville, Indiana		☐			Antwerp, Belgium	■	☐	●		Jinshan, China		☐
LaGrange, Georgia				◆	Augusta, Italy	■				Kashima, Japan		☐
Mont Belvieu, Texas		☐			Brindisi, Italy				◆	Kawasaki, Japan	■	☐	●
Pensacola, Florida		☐			Cologne, Germany		☐			Panyu, China			●
Plaquemine, Louisiana		☐			Fawley, England	■	☐	●		Sakai, Japan	■		●
Shawnee, Oklahoma				◆	Fife, Scotland	■				Singapore	■	☐	●
Stratford, Connecticut				◆	Fos-sur-Mer, France	■				Sriracha, Thailand	■		●
					Geleen, Netherlands		☐			Wakayama, Japan	■		●
Canada					Harnes, France			●		Yosu, South Korea		☐
Belleville, Ontario				◆	Ingolstadt, Germany	■
Dartmouth, Nova Scotia			●		Karlsruhe, Germany	■
Sarnia, Ontario	■	☐	●		Kerkrade, Netherlands				◆
					Lillebonne, France		☐
					Meerhout, Belgium		☐
					Newport, Wales		☐
					Notre Dame de Gravenchon, France	■	☐	●
					Rotterdan, Netherlands	■		●
					Trecate, Italy			●
					Virton, Belgium				◆

(2)           Includes joint-venture sites, with the exception of the Infineum additives joint ventures.

Coal and Minerals

COAL AND MINERALS OPERATIONS

In 2002, ExxonMobil continued to apply a disciplined approach to asset management with the divestments of its coal operations in Colombia and its copper operations in Chile. ExxonMobil had invested in these assets, operated them profitably, and sold them at a profit. These sales were consistent with the company’s asset-management program, which seeks to achieve maximum value from each operation.

Coal

Early in the year, ExxonMobil sold its 50-percent interest in the Cerrejón mine in Colombia to its joint-venture partners. Operations at the mine began in 1984. Cerrejón eventually became the world’s largest export coal mine, with shipments to utility and other customers worldwide. Infrastructure investments in recent years, including the development of adjacent new mining areas, enabled the mine to achieve record annual volume of more than 19 million tons in the last full year of ExxonMobil operation. Operational improvements were also achieved through selected use of technology, such as global positioning for trucks and other mobile equipment, as well as equipment upgrades.

ExxonMobil owns and operates the Monterey No. 1 coal mine in Illinois. Monterey’s low-sulfur reserves are attractive to electric utility companies in the area. Record production from the mine in 2002 totaled 3 million tons. The results from the continuing operation are included in the Upstream business segment.

Minerals

ExxonMobil sold its interest in copper operations in Chile in the fourth quarter of 2002. The operations, two copper mines and a smelter, were acquired in 1978 from the Chilean government. Selected investments to increase mining and smelting capacity more than doubled copper production in the 1990s to a record 254 thousand metric tons of copper in 2000, making the operation a world-class copper producer. Higher productivity and lower unit costs were also achieved through process improvements, mine planning, and increased equipment reliability.

Prior to the sale, two projects at the Los Bronces mine were completed to further increase throughput and copper recovery. The projects were designed to add 60,000 metric tons of fine-copper production annually.

Production of fine copper during 2002 was unchanged from prior years. Earnings reflected copper prices that were slightly lower than those of a year ago.

FREQUENTLY USED TERMS

Listed below are definitions of several of ExxonMobil’s frequently used financial and operating measures and other terms. These definitions are provided to facilitate understanding of the terms and their calculation. In the case of financial measures which we believe constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G, we provide a reconciliation to the most comparable GAAP measure and other information required by that rule.

Earnings Excluding Merger Expenses, Discontinued Operations and Other Special Items

In addition to reporting U.S. Generally Accepted Accounting Principles (GAAP) defined net income, ExxonMobil also presents a measure of earnings that excludes merger effects, earnings from discontinued operations and other quantified special items. Earnings excluding the aforementioned items is a non-GAAP financial measure and is included to facilitate comparisons of base business performance across periods. A reconciliation of net income versus earnings excluding merger effects, discontinued operations and other special items is provided on page 10.

Earnings per share amounts use the same average common shares outstanding as used for the calculation of net income per common share and net income per common share — assuming dilution.

Operating Costs

Operating costs are the combined total of operating, selling, general, administrative, exploration, depreciation, and depletion expenses from the consolidated statement of income and ExxonMobil’s share of similar costs for equity companies. Operating costs are the costs during the period to produce, manufacture, and otherwise prepare the company’s products for sale — including energy costs, staffing, maintenance, and other costs to explore for and produce oil and gas and operate refining and chemical plants. Distribution and marketing expenses are also included. Operating costs exclude the cost of raw materials and separately reported merger-related expenses. These expenses are on a before-tax basis. While ExxonMobil’s management is responsible for all revenue and expense elements of net income, particular focus is placed on managing the controllable aspects of this group of expenses.

Operating costs excluding merger expenses

(millions of dollars)	2002	2001	2000
From ExxonMobil’s Consolidated Statement of Income:
Operating expenses	$17,831	$17,743	$17,600
Selling, general and administrative expenses	12,356	12,898	12,044
Depreciation and depletion	8,310	7,848	8,001
Exploration expenses, including dry holes	920	1,175	936
Subtotal	39,417	39,664	38,581
ExxonMobil’s share of equity company expenses	3,800	3,832	4,355
Total operating costs	$43,217	$43,496	$42,936

Cash Flow From Operations and Asset Sales

Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments, and property, plant, and equipment from the Consolidated Statement of Cash Flows. This cash flow is the total sources of cash from both operating the company’s assets and cash from divesting of assets. The corporation employs this measure given our long-standing disciplined regular review process to ensure that all assets are contributing to the company’s strategic and financial objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others.

Cash flow from operations and asset sales

(millions of dollars)	2002	2001	2000
Net cash provided by operating activities	$21,268	$22,889	$22,937
Sales of subsidiaries, investments, and property, plant, and equipment	2,793	1,078	5,770
Cash flow from operations and asset sales	$24,061	$23,967	$28,707

Frequently Used Terms (continued)

Capital Employed

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil’s net share of property, plant, and equipment, and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed for the total corporation, it includes ExxonMobil’s share of total debt and shareholders’ equity. Both of these views include ExxonMobil’s share of amounts applicable to equity companies, which we believe should be included to provide a more comprehensive measure of capital employed.

Capital employed

(millions of dollars)	2002	2001	2000
Business uses: asset and liability perspective
Total assets	$152,644	$143,174	$149,000
Less liabilities and minority share of assets and liabilities
Total current liabilities excluding notes and loans payable	(29,082)	(26,411)	(32,030)
Total long-term liabilities excluding long-term debt and equity of minority and preferred shareholders in affiliated companies	(35,449)	(29,975)	(29,542)
Minority share of assets and liabilities	(4,210)	(3,985)	(4,601)
Add ExxonMobil share of debt-financed equity company net assets	4,795	5,182	5,187
Total capital employed	$88,698	$87,985	$88,014

Total corporate sources: debt and equity perspective
Notes and loans payable	$4,093	$3,703	$6,161
Long-term debt	6,655	7,099	7,280
Shareholders’ equity	74,597	73,161	70,757
Less minority share of total debt	(1,442)	(1,160)	(1,371)
Add ExxonMobil share of equity company debt	4,795	5,182	5,187
Total capital employed	$88,698	$87,985	$88,014

Return on Average Capital Employed

Return on average capital employed (ROCE) is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning and end of year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The corporation’s total ROCE is net income excluding the after-tax cost of financing, divided by total corporate average capital employed. The corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity both to evaluate management’s performance and to demonstrate to our shareholders that their capital has been used wisely over the long term. Additional measures, which tend to be more cash flow based, are used for future investment decisions.

Return on average capital employed

(millions of dollars)	2002	2001	2000
Net income	$11,460	$15,320	$17,720
Financing costs (after tax)
Third-party debt	(81)	(96)	(252)
ExxonMobil share of equity companies	(227)	(229)	(298)
All other financing costs — net	(127)	(25)	238
Total financing costs	(435)	(350)	(312)
Earnings excluding financing costs	$11,895	$15,670	$18,032
Average capital employed	$88,342	$88,000	$87,463
Return on average capital employed — corporate total	13.5%	17.8%	20.6%

Tables showing average capital employed and return on average capital employed by business segment are on page 11 of this document.

Shareholder Return

Shareholder return measures the change in value of an investment in stock over a specified period of time, assuming dividend reinvestment. We calculate shareholder return over a particular measurement period by dividing (1) the sum of (a) the cumulative value of dividends received during the measurement period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the measurement period; by (2) the stock price at the beginning of the measurement period. For this purpose, we assume dividends are reinvested in stock at market prices at approximately the same time actual dividends are paid. Shareholder return is usually quoted on an annualized basis.

Dividend, Share Repurchase, and Total Yield

Dividend yield represents the portion of the value of an investment at the beginning of a period that is received through a cash dividend during the period. For example, a stock worth $100 at the beginning of the year that pays a single $2 cash dividend during the year has a dividend yield of 2 percent.

The company also distributes cash to shareholders through share repurchases. We define share repurchase yield as the ratio of aggregate spending for share repurchases (excluding spending to offset share issuance under benefit plans) during a period divided by aggregate market value of the stock at the beginning of the period. For example, a company with 10 shares outstanding at the beginning of the year priced at $100 per share that repurchases $30 worth of stock during the year has a share repurchase yield of 3 percent.

Total yield is the sum of the dividend and share repurchase yields. A non-selling shareholder receives only a dividend yield but holds a proportionately larger interest in the company as total shares outstanding are reduced.

Finding and Development Costs

Finding and development (F&D) costs per oil-equivalent barrel is a performance measure ratio. F&D costs per barrel are costs incurred in property acquisition and exploration (finding) and costs incurred in development activities divided by proved oil-equivalent reserves additions, excluding sales. Both the costs incurred and the proved reserves additions include amounts applicable to equity companies as well as Canadian tar sands operations. We also refer to F&D costs as replacement costs.

Replacement Costs

See Finding and Development Costs, above.

Production Capacity

Amount of production which can be sustained considering normal downtime assumptions, based on historical experience. Production capacity is normally limited by either well capacity or facilities capacity, depending on the physical setup. It does not take into account unforeseen events which can impact actual production volumes such as abnormal downtime, OPEC quotas, weather patterns, natural disasters, or civil unrest.

Frequently Used Terms (continued)

Liquids and Natural Gas Reserves and Resources

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. In some cases, substantial new investments in additional wells and related facilities will be required to recover these proved reserves. Proved reserves include 100 percent of each majority-owned affiliate’s participation in proved reserves and ExxonMobil’s ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others. To more accurately represent ExxonMobil’s total proved liquids reserves, tar sands reserves associated with the Syncrude operation in Canada are included in all documents other than SEC filings. Gas reserves exclude the gaseous equivalent of liquids expected to be removed from the gas on leases, at field facilities, and at gas processing plants. These liquids are included in net proved reserves of crude oil and natural gas liquids. Net proved developed reserves are those volumes that are expected to be recovered through existing wells with existing equipment and operating methods. Undeveloped reserves are those volumes that are expected to be recovered as a result of future investments to drill new wells, to recomplete existing wells, and/or to install facilities to collect and deliver the production from existing and future wells.

Resources, Resource Base, and Recoverable Resources

Resources, resource base, recoverable oil, recoverable hydrocarbons, recoverable resources, and similar terms used in this report include quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and be produced in the future.

Capital and Exploration Expenditures

Capital and exploration expenditures (capex) are the combined total of additions at cost to property, plant, and equipment and exploration expenses on a before-tax basis from the Consolidated Statement of Income. ExxonMobil’s capex includes its share of similar costs for equity companies. Capex excludes depreciation on the cost of exploration support equipment and facilities recorded to property, plant, and equipment when acquired. While ExxonMobil’s management is responsible for all investments and elements of net income, particular focus is placed on managing the controllable aspects of this group of expenditures.

Volatility

Volatility (of stock returns) quantifies the risk borne by an investor holding the stock. Volatility is a measure of the average dispersion of returns about their mean value over a period of time. It is calculated as the standard deviation of monthly returns.

Fixed Charge Coverage Ratios

The fixed charge coverage ratio, defined by the Securities and Exchange Commission and detailed in Form 10-K, measures the number of times fixed financing charges for the year are covered by available pre-tax earnings (before financing charges) for that year. The ratio is calculated by dividing available pre-tax earnings before financing charges by fixed financial charges for the year. The net fixed charge coverage ratio eliminates interest income from the numerator (available earnings) and reduces the denominator (fixed charges) by an equivalent amount. This calculation is consistent with using all available cash balances to reduce debt outstanding as is done for our net debt to capital ratio to provide a more complete view of our financial strength.

I N D E X

Annuity plans	8	Fuels marketing	67-68
Balance sheet	13	Global Climate and Energy Project	23
Business approach	1, 6-8	Income statement	14
Capital and exploration expenditures	2, 7, 16-17, 25, 88	Industry outlook	4-5
Capital employed	2, 8, 11, 25, 53, 63, 77, 86	Liquids and natural gas production volumes	54-55
Cash flow	2, 7, 15, 85	Lubricants and specialties	68-69
Cash flow statement	15	Market valuation	2
Chemical	76-83	Merger expense and special items	10, 85
Chemical manufacturing locations	83	Minerals	84
Chemical products	81	Operating costs	12, 67, 68, 85
Chemical technology	23	Petroleum product sales	63, 74-75
Chemical volumes and revenues	82	Power	19, 31, 40, 53, 60, 61
Coal	3, 53, 60, 61, 84	Production capacity	3, 29, 87
Cogeneration facilities	19, 31, 66, 78	Property, plant, and equipment	12
Corporate	1-17	Proved liquids and natural gas reserves	57-59, 88
Depreciation and depletion expenses	12	Proved reserves replacement	25, 29, 58-59
Discontinued operations	10, 11, 12, 14, 17, 84, 85	Refinery throughput, capacity, and utilization	70
Dividend information	2, 7, 8, 9, 87	Refining and supply	64-66
Downstream	62-75	Resources and proved reserves	28, 29, 57, 88
Downstream technology	22	Retail sites	67, 71
Earnings	8, 10, 85	Return on average capital employed	1, 2, 6, 8, 11, 25, 63, 77, 86
Efficiencies	3, 6, 63-69	Return on shareholders' equity	2
Employees	9	Safety, Health, and Environment	18-19
Exploration and production earnings	60-61	Shareholder information	9
Finding and development costs	29, 87	Shareholder return	1, 2, 8, 9, 87
Financial highlights and ratios	2, 7	Technology	20-23
Financial statements	13-15	Upstream	24-61
Fixed charge coverage ratio	2, 7, 88	Upstream technology	20-21, 27
Frequently used terms	85-88	Volatility	2, 8, 88

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Esso, and Mobil. For convenience and simplicity, terms like corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Abbreviated references describing global or regional operational organizations and global or regional business lines are also sometimes used for convenience and simplicity. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. Words like venture, joint venture, partnership, co-venturer, and partner are used to indicate business relationships involving common activities and interests, and those words may not indicate precise legal relationships.

The following terms are trademarks, service marks, or proprietary-process names of Exxon Mobil Corporation or its affiliates: Delvac, EMPower, Esso, Esso Express, Exceed, Exxon, ExxonMobil, Exxpol, Label-Lyte, MAXSAT, Mobil, Mobil 1, MSDW, On the Run, PxMax, Santoprene, SCANfining, Speedpass, Stellar, SuperSyn, XD-3, and XyMax.

The following third-party trademarks or service marks, referenced in the text of this report, are owned by the entities indicated: Advanta (W.R. Grace & Co.), Cadillac and XLR (General Motors Corporation), Lancer Evolution (Mitsubishi Motor Sales of America Inc.), McDonald’s (McDonald’s Corporation), Mitsubishi (Mitsubishi Shoji Kaisha, Ltd.), NEBULA (Akzo Nobel), Porsche and Cayenne (Dr. Ing, h.c.F. Porsche AG), and Prodigy (Univation Technologies, LLC).

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